================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                            BIG FOOT FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

                           --------------------------

        Illinois                            6035              Being Applied For
  (State or other jurisdiction        (Primary Standard         (IRS Employer
of incorporation or organization)  Classification Code No.)  Identification No.)

                                    1190 RFD
                           Long Grove, Illinois 60047
                                 (847) 634-2100
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                             ----------------------

                                George M. Briody
                                    President
                            Big Foot Financial Corp.
                                    1190 RFD
                           Long Grove, Illinois 60047
                                 (847) 634-2100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                 With copies to:

                                                     Daniel C. McKay, II
          V. Gerard Comizio, Esq.                       Vedder, Price,
          Thacher Proffitt & Wood                     Kaufman & Kammholz
            1500 K Street, N.W.                    222 North LaSalle Street
          Washington, D.C.  20005                  Chicago, Illinois 60601
              (202) 347-8400                           (312) 609-7500

                             ----------------------

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                                   CALCULATION OF REGISTRATION FEE
=================================================================================================================================
Title of Securities to be  Amount to be Registered(1)  Proposed Maximum Offering        Proposed Maximum            Amount of
       Registered                                          Price Per Share(2)      Aggregate Offering Price(2)   Registration Fee
- ---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value             2,314,375                    $10.00                    $23,143,750                $7,981
    $.01 per share                   shares
=================================================================================================================================

(1) Includes the maximum number of shares that may be issued in connection with this offering, based on various assumptions relating thereto.

(2)  Estimated solely for the purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

     [To be used in connection with the Syndicated Community Offering only]

PROSPECTUS SUPPLEMENT

                            BIG FOOT FINANCIAL CORP.
                          (PROPOSED HOLDING COMPANY FOR
                        FAIRFIELD SAVINGS BANK, F.S.B.)

                         ________ SHARES OF COMMON STOCK


FOR INFORMATION ON HOW TO SUBSCRIBE FOR THE COMMON STOCK, CALL THE STOCK INFORMATION CENTER AT (847) XXX-XXXX

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE ___ OF THE PROSPECTUS.


     Big Foot Financial Corp. (the "Company"), an Illinois corporation, is offering for sale in a syndicated community offering (the "Syndicated Community Offering") ____________ shares of its common stock, par value $.01 per share (the "Common Stock"), at a per share price of $10.00, to be issued upon the conversion of Fairfield Savings Bank, F.S.B. (the "Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank and the issuance of the Bank's outstanding common stock to the Company pursuant to an amended and restated plan of conversion (the "Plan of Conversion"). The remaining ____________ shares of the Common Stock have been subscribed for in subscription and community offerings (the "Subscription and Community Offerings") by (1) the Bank's depositors whose deposits in qualifying accounts totalled $50 or more on December 31, 1994 ("Eligible Account Holders"); (2) the Bank's tax-qualified stock employee benefit plans ("Employee Plans"), including the Employee Stock Ownership Plan of Big Foot Financial Corp. and related trust (the "ESOP"); (3) the Bank's depositors whose deposits in qualifying accounts totalled $50 or more on September 30, 1996 (other than Eligible Account Holders or directors or officers of the Bank or their associates); (4) certain other members of the Bank, consisting of depositors of the Bank as of ____________ __, 1996 and borrowers of the Bank with loans outstanding as of July 1, 1991 which continue to be outstanding as of _______ __, 1996 ("Other Members"); (5) employees and officers of the Bank other than those employees and officers who would otherwise qualify as Eligible Account Holders, Supplemental Eligible Account Holders or Other Members; and (6) certain members of the general public. See "The Conversion -- General." Contained herein is the Prospectus in the form used in the Subscription and Community Offerings. The purchase price for all shares purchased in the Syndicated Community Offering will be the same as the price paid by subscribers in the Subscription and Community Offerings (the "Purchase Price"). The Purchase Price of $10.00 per share is the amount to be paid for each share at the time a purchase order is submitted. See the cover page of the Prospectus and the table below for information as to the method by which the range within which the number of shares offered may vary and the method of subscribing for shares of the Common Stock.

     Funds submitted to the Bank with purchase orders will earn interest at the contractual rate of interest from the date of receipt until completion or termination of the Conversion. The Syndicated Community Offering will expire no later than ____________, 1996, unless extended by the Bank and the Company with the approval of the Office of Thrift Supervision (the "OTS"). Such extensions may not go beyond ____________, 1998. If an extension of time has been granted, all subscribers will be notified of such extension, and of their rights to confirm their subscriptions, or to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which the subscriber must notify the Bank of its intention to confirm, modify or rescind such subscriber's subscription. If an affirmative response to any resolicitation is not received by the Bank and the Company from a subscriber, such subscriber's order will be rescinded, and all funds will be returned promptly with interest. The minimum number of shares that may be purchased is 25 shares. Except for the Employee Plans, including the ESOP, which intends to purchase up to 8% of the total number of shares of Common Stock issued in the Conversion, no person, together with associates of and persons acting in concert with such person, may purchase more than the total number of shares offered in the Community Offering and the Syndicated Community Offering that could be purchased for $150,000 (15,000 shares) at the Purchase Price and no person, together with associates of and persons acting in concert with such person, may purchase more than 1.0% of the total number of shares issued in the Conversion. See "The Conversion -- Subscription Offering and Subscription Rights" and "-- Limitations on Common Stock Purchases." The Company and the Bank reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all subscriptions in the Syndicated Community Offering.

     The Company and the Bank have engaged Hovde Securities, Inc. ("Hovde") to assist them in the sale of the Common Stock in the Syndicated Community Offering. It is anticipated that Hovde will use the services of other registered broker-dealers ("Selected Dealers") and that fees to Hovde and such Selected Dealers will be ________% of the aggregate Purchase Price of the shares sold in the Syndicated Community Offering. Neither Hovde nor any Selected Dealer shall have any obligation to take or purchase any shares of Common Stock in the Syndicated Community Offering.

     The Common Stock has been approved for quotation upon issuance on the Nasdaq National Market of The Nasdaq Stock Market under the symbol "BFFC."
Prior to this offering, there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop. The absence or discontinuance of a market may have an adverse impact on both the price and liquidity of the stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, DEPARTMENT OF THE TREASURY, OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE, OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR BY ANY OTHER GOVERNMENT AGENCY.

                                                                                    ESTIMATED NET
                                                                                     PROCEEDS OF
                                                                  ESTIMATED NET     SUBSCRIPTION,
                                                 ESTIMATED         PROCEEDS OF      COMMUNITY AND
                              SYNDICATED       UNDERWRITING        SYNDICATED        SYNDICATED
                              COMMUNITY       COMMISSIONS AND      COMMUNITY         COMMUNITY
                            OFFERING PRICE   OTHER EXPENSES(1)     OFFERING        OFFERINGS(2)(3)
- ---------------------------------------------------------------------------------------------------
Minimum Per Share               $10.00            $                   $                  $
Midpoint Per Share              $10.00            $                   $                  $
Maximum Per Share               $10.00            $                   $                  $
Total Minimum(4)                $                 $                   $                  $
Total Midpoint                  $                 $                   $                  $
Total Maximum(4)                $                 $                   $                  $
Total Maximum, As Adjusted(5)


- --------------------------

(1) Consists of a pro rata allocation of estimated expenses of the Bank and Company in connection with the Conversion (other than estimated fees to be paid to Hovde for services in connection with the Subscription and Community Offerings) and estimated compensation of Hovde and Selected Dealers in connection with the sale of the remaining shares in the Syndicated Community Offering, which fees are estimated to be $____________ million and $____________ million, respectively, at the minimum and the maximum of the estimated price range and may be deemed to be underwriting fees. The information under "Pro Forma Data" in the Prospectus was based on the assumptions stated therein, which may differ from the estimates used for this table. See "The Conversion -- Marketing and Underwriting Arrangements" for a more detailed discussion of fee arrangements.
(2)  The Company applied to retain up to 50% of the net conversion proceeds.
     The balance of the net proceeds will be transferred to the Bank in exchange for all of the capital stock of the Bank to be issued in connection with the Conversion.
(3) The net proceeds of the Subscription and Community Offerings (based upon the sale of the ____________ shares subscribed for at a price of $10.00 per share and after allocation of a pro rata portion of the estimated relating to the Conversion) are estimated to be $____________.
(4) Based on an estimated price range of $____________ to $____________ at $10.00 per share (the "Estimated Price Range"). The Total Minimum reflects the sale of ____________ shares at a per share price of $10.00, leaving a total of ____________ shares to be sold in the Syndicated Community Offering.
(5) Gives effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following commencement of the offerings. See "The Conversion -- Stock Pricing." For a discussion of the distribution and allocation of the additional shares, see "The Conversion -
     - Subscription Offering and Subscription Rights" and "-- Limitations on Common Stock Purchases."

                             HOVDE SECURITIES, INC.

                      ____________________________________

          The date of this Prospectus Supplement is ____________, 1996.

PROSPECTUS

                         [Logo] BIG FOOT FINANCIAL CORP.
          (Proposed Holding Company for Fairfield Savings Bank, F.S.B.)

                        2,012,500 Shares of Common Stock
                                $10.00 Per Share

     Big Foot Financial Corp. (the "Company"), an Illinois corporation, is offering up to 2,012,500 shares of its common stock, par value of $.01 per share (the "Common Stock"), in connection with the conversion of Fairfield Savings Bank, F.S.B. (the "Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank pursuant to the Bank's amended plan of conversion (the "Plan" or "Plan of Conversion"). In certain circumstances, the Company may increase the amount of Common Stock offered hereby to 2,314,375 shares. See footnote 4 to the table below. The simultaneous conversion of the Bank to stock form, the issuance of the Bank's stock to the Company and the offer and sale of the Common Stock by the Company are referred to herein as the "Conversion." Consummation of the Conversion is subject to, among other things,
(i) the approval of the Plan of Conversion by members of the Bank and (ii) the receipt of subscription orders for at least 1,487,500 shares of the Common
Stock. See "The Conversion."                       (continued on following page)

         FOR INFORMATION ON HOW TO SUBSCRIBE FOR THE COMMON STOCK, CALL
                 THE STOCK INFORMATION CENTER AT (847) XXX-XXXX.

                         -------------------------------

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH
           PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE
                             17 OF THIS PROSPECTUS.

                         -------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION OR ANY OTHER
         FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH
           COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

==========================================================================================
                                                   Estimated Underwriting
                                                   Commissions and Other     Estimated Net
                               Purchase Price(1)        Expenses(2)           Proceeds(3)
- ------------------------------------------------------------------------------------------
Minimum Per Share                 $     10.00            $      0.64           $      9.36
- ------------------------------------------------------------------------------------------
Midpoint Per Share                $     10.00            $      0.57           $      9.43
- ------------------------------------------------------------------------------------------
Maximum Per Share                 $     10.00            $      0.51           $      9.49
- ------------------------------------------------------------------------------------------
Total Minimum(1)                  $14,875,000            $   951,000           $13,924,000
- ------------------------------------------------------------------------------------------
Total Midpoint(1)                 $17,500,000            $   993,000           $16,507,000
- ------------------------------------------------------------------------------------------
Total Maximum(1)                  $20,125,000            $ 1,035,000           $19,090,000
- ------------------------------------------------------------------------------------------
Total Maximum, as adjusted(4)     $23,143,750            $ 1,084,000           $22,060,000
==========================================================================================

(1) Determined in accordance with an independent appraisal prepared by Capital Resources Group, Inc. ("Capital Resources"), dated September 6, 1996, which states that the aggregate estimated pro forma market value of the Common Stock ranged from $14,875,000 to $20,125,000 with a midpoint of $17,500,000
     (the "Valuation Range"). Capital Resources's independent appraisal is based upon estimates and projections that are subject to change, and the valuation must not be construed as a recommendation as to the advisability of purchasing such shares nor that a purchaser will thereafter be able to sell such shares at prices in the range of the foregoing valuation. Based on the Valuation Range, the Board of Directors of the Bank established the estimated price range of $14,875,000 to $20,125,000 (the "Estimated Price Range"), or between 1,487,500 and 2,012,500 shares of Common Stock at the $10.00 price per share (the "Purchase Price") to be paid for each share of Common Stock subscribed for or purchased in the offerings. See "The Conversion -- Stock Pricing" and "-- Number of Shares to be Issued."

(2) Consists of the estimated costs to the Bank and the Company arising from the Conversion, including estimated fixed expenses of approximately $750,000 and marketing fees to be paid to Hovde Securities, Inc. ("Hovde") in connection with the Subscription and Community Offerings (as defined herein), which fees are estimated to be $201,000 and $285,000, respectively, at the minimum and the maximum of the Estimated Price Range. See "The Conversion -- Marketing and Underwriting Arrangements." Such fees may be deemed to be underwriting fees, and Hovde may be deemed to be an underwriter. See "Pro Forma Data" for the assumptions used to arrive at these estimates. Actual fees and expenses may vary from the estimates.

(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in each of the offerings and other factors. Includes the purchase of shares of Common Stock by the Employee Stock Ownership Plan of Big Foot Financial Corp. and related trust (the "ESOP"), funded by a loan which the Company intends to make to the ESOP, which initially will be deducted from the Company's stockholders' equity. See "Use of Proceeds" and "Pro Forma Data."

(4) As adjusted to give effect to the sale of up to an additional 15% of the shares which may be offered at the Purchase Price, without resolicitation of subscribers or any right of cancellation, due to regulatory considerations, changes in the market and general financial and economic conditions. See "Pro Forma Data" and "The Conversion -- Stock Pricing." For a discussion of the distribution and allocation of the additional shares, if any, see "The Conversion -- Subscription Offering and Subscription Rights," "-- Community Offering" and "-- Limitations on Common Stock Purchases."

      THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE SAVINGS ASSOCIATION
   INSURANCE FUND OR THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE
                CORPORATION, OR BY ANY OTHER GOVERNMENT AGENCY.

                         -------------------------------
                             Hovde Securities, Inc.
                         -------------------------------

                The date of this Prospectus is ___________, 1996.

(continued from previous page)

     Non-transferable rights to subscribe for the Common Stock have been granted, in order of priority, to each of the Bank's Eligible Account Holders, to the Bank's tax-qualified stock employee benefit plans (the "Employee Plans"), to the Bank's Supplemental Eligible Account Holders, to the Bank's Other Members and to Bank Employees (each as defined herein) in a subscription offering (the "Subscription Offering"). Subscription rights are nontransferable. Persons found to be transferring or attempting to transfer subscription rights will be subject to the forfeiture of such rights and possible further sanctions and penalties imposed by the Office of Thrift Supervision (the "OTS"). Subject to the prior rights of holders of subscription rights, the Company expects to offer any shares of Common Stock not subscribed for in the Subscription Offering for sale in a community offering (the "Community Offering") to certain members of the general public, with preference given to natural persons residing in Cook and Lake counties in Illinois, the counties in which the Bank's offices are located. The Subscription Offering and the Community Offering are referred to, together, as the "Subscription and Community Offerings". The Company and the Bank have the option to reserve up to 25% of the Common Stock offered in the Community Offering for purchase by certain institutional investors, although no such institutional investors have been selected. It is anticipated that any shares not subscribed for in the Subscription and Community Offerings will be offered to members of the general public in a syndicated community offering (the "Syndicated Community Offering") (the Subscription and Community Offerings and the Syndicated Community Offering are referred to, collectively, as the "Offerings"). If shares of Common Stock are offered by the Company in a Syndicated Community Offering, the Company will incur additional underwriting commissions, in accordance with agreements to be entered into at the time of such offering. See "The Conversion -- Syndicated Community Offering."

     The ESOP, which is an Employee Plan, intends to subscribe for 8% of the total number of shares of Common Stock issued in the Conversion. The subscription of the Employee Plans, including the ESOP, will be afforded a second priority behind the subscription rights of Eligible Account Holders, except that, in the event of an increase in the amount of Common Stock to be issued as a result of an increase of up to 15% in the maximum of the Estimated Price Range, the subscription of the Employee Plans, including the ESOP, will be afforded a first priority with respect to such increase in shares to the extent necessary to fill the subscription of the Employee Plans. Except for the subscription of the Employee Plans, including the ESOP, no other person's or entity's subscription will have a priority as a result of such an increase. It is anticipated that the subscription of the Employee Plans, including the ESOP, will be filled in the Subscription and Community Offerings. Shares purchased by the ESOP in the Subscription and Community Offerings are anticipated to be funded by a loan from the Company to be repaid over a period of up to 10 years at an interest rate of 8%. Although contributions to the ESOP will be discretionary, the Company and the Bank intend to make annual contributions to the ESOP in an aggregate amount at least equal to the principal and interest requirement on the debt. The ESOP may purchase additional shares of Common Stock in the future, in the open market or otherwise, and may do so either on a leveraged basis with borrowed funds or with cash dividends, periodic employer contributions or other cash flow.

     No Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or Bank Employee may, in their capacity as such, subscribe in the Subscription Offering for more than $150,000 of the Common Stock offered in the Conversion; no person, together with associates of and persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community Offering more than $150,000 of the Common Stock offered in the Conversion; and, except for the Employee Plans, no person, together with associates of and persons acting in concert with such person, may purchase in the aggregate more than the overall maximum purchase limitation of 1.0% of the total number of shares of Common Stock offered in the Conversion; provided, however, that the overall maximum purchase limitation may be increased and the amount that may be subscribed for may be increased in the sole discretion of the Bank or the Company without further approval of the Bank's members. Prior to the consummation of the Conversion, if such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. The minimum purchase is 25 shares. The Company and the Bank reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all subscriptions in the Community Offering and the Syndicated Community Offering, either at the time of receipt of an order or as soon as practicable following the termination of such Offerings. If an order is rejected, the funds submitted with such order will be returned promptly with interest. If the Company rejects a subscription in part, the subscriber will not have the right to cancel the remainder of his or her subscription. See "The Conversion -- Subscription Offering and Subscription Rights," "-- Community Offering" and "-- Limitations on Common Stock Purchases."

(continued from previous page)

     The Bank has engaged Hovde to consult with and advise the Company and the Bank in the Offerings, and Hovde has agreed to use its best efforts to assist the Company with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Hovde is not obligated to take or purchase any shares of Common Stock in the Offerings. The Company and the Bank have agreed to indemnify Hovde against certain liabilities arising under the Securities Act of 1933, as amended. See "The Conversion -- Marketing and Underwriting Arrangements."

     The Subscription Offering will terminate at 12:00 Noon, Central Time, on [________, 1996] (the "Expiration Date") unless extended by the Bank and the Company, with approval of the OTS, if necessary. Subscriptions paid by cash, check, bank draft or money order will be placed in a segregated account at the Bank and will earn interest at the Bank's rate of interest on passbook accounts from the date of receipt until completion or termination of the Conversion. Payments authorized by withdrawal from deposit accounts at the Bank will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds otherwise will be unavailable to the depositor until such time. Upon completion of the Conversion, funds withdrawn from depositors' accounts for stock purchases will no longer be insured by the Federal Deposit Insurance Corporation (the "FDIC"). Orders submitted are irrevocable until the completion of the Conversion; provided, that, if the Conversion is not completed within 45 days after the close of the Subscription Offering, unless such period has been extended with the consent of the OTS, if necessary, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. If an extension of time has been granted, all subscribers will be notified of such extension, of any rights to confirm their subscriptions or to modify or rescind their subscriptions and have their funds returned promptly with interest and of the time period within which the subscribers must notify the Bank of their intention to confirm, modify or rescind their subscriptions. Such extensions may not go beyond [_________], 1998. A resolicitation of subscribers will also be made if the pro forma market value of the Common Stock is either more than 15% above the maximum of the Estimated Price Range or less than the minimum of the Estimated Price Range. If an affirmative response to any resolicitation is not received by the Bank and the Company from a subscriber, such subscriber's order will be rescinded, and all funds will be returned promptly with interest. See "The Conversion -- Subscription Offering and Subscription Rights" and "-- Procedure for Purchasing Shares in Subscription and Community Offerings."

     The Company has received conditional approval from The Nasdaq Stock Market, Inc. to have its Common Stock quoted on the Nasdaq National Market of The Nasdaq Stock Market, Inc. (the "Nasdaq National Market") under the symbol "BFFC" upon completion of the Conversion. One of the requirements for continued quotation of the Common Stock on the Nasdaq National Market is that there be at least two market makers for the Common Stock. The Company will seek to encourage and assist at least two market makers to make a market in its Common Stock. Hovde will assist the Company in such efforts but will not be a market maker in the Common Stock. Prior to this offering there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that the Common Stock will trade at or above the Purchase Price. The absence or discontinuance of a market may have an adverse impact on both the price and liquidity of the Common Stock. See "Risk Factors -- Absence of Market for Common Stock and Recent Performance of Conversion Offerings."

     At a meeting of shareholders to be held no earlier than six months following the completion of the conversion (which meeting is anticipated to be held during _________, 1997), the Company may seek shareholder approval of the Stock Option and Incentive Plan for Employees and the Stock Option Plan for Outside Directors (the "Stock Option Plans") and certain other stock-based compensation plans (the "Stock Programs") for implementation prior to the first anniversary of the Conversion. Assuming such implementation, an amount of shares of Common Stock equal to 10% of the Common Stock issued in the Conversion is expected be to be reserved for issuance under the Stock Option Plans, and the Bank expects to contribute funds to the Stock Programs to enable their related trusts to acquire, in the aggregate, up to 4% (3% unless OTS approval is obtained) of the shares of Common Stock issued in the Conversion. See "Management of the Bank -- Benefits."

                                       MAP


                        [MAP SHOWING OFFICE LOCATIONS OF
                FAIRFIELD SAVINGS BANK, F.S.B. AND COUNTY LINES]

- --------------------------------------------------------------------------------

                                     SUMMARY

     This summary is qualified in its entirety by the more detailed information and Financial Statements of the Bank and Notes thereto included elsewhere in this Prospectus.

Big Foot Financial Corp.

     The Company is an Illinois corporation recently organized by the Bank for the purpose of acquiring all of the capital stock of the Bank to be issued in the Conversion. Immediately following the Conversion, the only significant assets of the Company will be the capital stock of the Bank, the loan that the Company intends to make to the ESOP and the net conversion proceeds retained by the Company. The Company will purchase all of the capital stock of the Bank to be issued upon the Conversion in exchange for 50% of the net proceeds from the Offerings with the remaining net proceeds to be retained by the Company. Funds retained by the Company will be used for general business activities, including the loan that the Company intends to make to the ESOP. The net proceeds from the Offerings are expected to be invested in federal funds, government and federal agency mortgage-backed securities, other debt securities, high-grade short-term marketable securities, deposits of or loans to the Bank or a combination thereof. See "Use of Proceeds." The business of the Company will initially consist of overseeing its investment in the Bank. See "Business of the Company," "Business of the Bank" and "Regulation -- Regulation of Savings Association Holding Companies."

Fairfield Savings Bank, F.S.B.

     General

     The Bank was originally founded in 1901 as an Illinois state chartered mutual savings and loan association. On July 1, 1991, the Bank converted to a federally chartered savings bank. The Bank is subject to extensive regulation, supervision and examination by the OTS, its primary regulator, and the FDIC, which insures its deposits. The Bank is a community-oriented financial institution providing a variety of financial services to meet the needs of the communities which it serves. The Bank conducts business from its headquarters in Long Grove, Illinois and its two branches in Chicago and Norridge, Illinois. The Bank gathers savings deposits primarily from the communities and neighborhoods in close proximity to its offices. The Bank's lending area is larger and includes Cook, DuPage and Lake counties located in Illinois. The majority of the Bank's mortgage loans are secured by properties located in its lending area. See "Business of the Bank -- Market Area" and " -- Competition."

     The Bank's principal business consists of gathering savings deposits from the general public within its market area and investing those savings deposits primarily in one- to four-family residential mortgage loans, mortgage-backed securities and obligations of the U.S. Government. To a lesser extent, the Bank makes multifamily residential loans, commercial real estate loans, land, construction and development loans, consumer loans (including loans secured by savings deposits and home improvement loans) and commercial lines of credit.

     At July 31, 1996, the Bank had total assets of $194.6 million, of which $79.1 million was comprised of loans receivable and $102.4 million was comprised of mortgage-backed securities. At such date, total savings deposits were $137.2 million, borrowings were $39.9 million and retained earnings were $13.6 million. At that same date, the Bank's tangible, core and total risk-based capital ratios were 7.35%, 7.35% and 21.59%, respectively, which exceeded all applicable regulatory capital requirements. Additionally, the Bank's regulatory capital was in excess of the amount necessary to be "well-capitalized" under the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"). See "Regulatory Capital Compliance," "Capitalization," "Pro Forma Data" and "Regulation--Regulation of Federal Savings Associations." The Bank's savings deposits are insured up to the maximum allowable amount by the Savings Association Insurance Fund (the "SAIF") of the FDIC.

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     The Bank's net income was $226,000, $982,000 and $2.1 million for the fiscal years ended July 31, 1996, 1995 and 1994, respectively. Each of these years included certain non-recurring gains and settlements which are not expected to continue in the future. For the 1994 fiscal year, net income included an aggregate of $1.2 million ($775,000 net of tax) in gains on sale of investment securities available-for-sale and gains on sale of real estate held for sale and development; for the 1995 fiscal year, net income included a $557,000 gain ($385,000 net of tax) on real estate held for sale and development; and for the 1996 fiscal year, net income included $184,000 in income ($121,000 net of tax) related to settlements of litigation. Legal fees relating to these settlements also were incurred in 1996. See "Selected Financial and Other Data of the Bank," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of the Bank."

     The Bank is a member of the Federal Home Loan Bank of Chicago (the "FHLB of Chicago"), which is one of the 12 regional banks which comprise the Federal Home Loan Bank system.

     Business Strategy

     Home Lending and Asset Quality. The Bank's strategy has been to maintain its focus as a traditional consumer-oriented institution serving the markets in which its offices are located. Historically, the Bank's interest income has been derived primarily from one- to four-family residential mortgage loans and mortgage-backed securities. To a lesser extent, the Bank derives interest income from multifamily residential loans, commercial real estate loans, land, construction and development loans, consumer loans (including loans secured by savings deposits, and home improvement loans) and commercial lines of credit.

     The Bank has emphasized, and intends to continue to emphasize, the origination of one- to four-family residential mortgage loans in its lending area, which is defined generally as Cook, DuPage and Lake Counties. At July 31, 1996, one- to four-family residential mortgage loans totaled $76.3 million or 95.6% of gross loans, approximately $72.4 million (or 90.6% of gross loans) of which provided for fixed rates of interest. The remaining 4.4% of gross loans consisted of multifamily residential loans, land, construction and development loans, home equity loans and other loans. For the year ended July 31, 1996, the Bank originated $19.7 million of mortgage loans. See "Business of the Bank -- Lending Activities." The Bank also invests in mortgage-backed securities. The Bank's holdings of mortgage-backed securities totaled $102.4 million at July 31, 1996, representing 52.6% of total assets. See "Business of the Bank -- Investment Activities."

           The Bank pays particular attention to both the value estimates applied to the collateral securing loans as well as to the creditworthiness of its prospective borrowers and employs rigorous underwriting standards to minimize risk of loss. As a result of this strategy, historically the Bank has had only minimal loss experience in its lending operations. The Bank's ratio of non-performing loans to total loans at year end ranged from 0.15% to 5.58% during the five-year period ended July 31, 1996 and was 0.15% at July 31, 1996. Non-performing assets to total assets ranged from 0.06% to 2.92% during the five-year period ended July 31, 1996, and was at 0.06% at July 31, 1996. The Bank's ratio of allowance for loan losses to non-performing loans ranged from 11.08% to 254.24% over the five years ended July 31, 1996 and was 254.24% at July 31, 1996. In 1992, at the direction of the Bank's primary federal regulator, the Bank adversely classified a $4.2 million loan and placed reserves against it. Subsequently, the Bank reversed such reserves when it became apparent that the loan would be repaid in full. For the past five fiscal years, the Bank's ratio of non-performing loans to total loans averaged 0.69% and the ratio of non-performing assets to total assets averaged 0.33%, without giving effect to the reserves that were initially placed against the $4.2 million loan but were subsequently reversed. See "Selected Financial and Other Data of the Bank" and "Business of the Bank -- Delinquencies and Non-Performing Assets."

     Savings Deposits and Borrowed Money. The Bank's interest expense consists of the interest paid on savings deposits and borrowed money. The Bank's savings deposits are derived principally from its primary market area. The Bank's strategy has been to maintain a high level of stable savings deposits by providing quality service to its customers without significantly increasing its cost of funds. The Bank's low-cost deposit base, consisting of passbook accounts, non-interest-bearing demand accounts, NOW accounts and money market demand accounts,

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totaled $65.8 million or 48% of total savings deposits and had a weighted average effective rate of 2.41% at July 31, 1996. For the past three years, these accounts have consistently accounted for more than 47% of total savings deposits and had a weighted average effective rate of not more than 2.45% throughout this period. At July 31, 1996, money market demand accounts totaled $13.0 million or 9.5% of total savings deposits and had a weighted average effective rate of 3.12%. The Bank has consistently maintained an overall cost of funds lower than the National Median Cost of Funds Rate as determined by the OTS. At July 31, 1996, the Bank's cost of deposits was 4.01% and its cost of funds (including FHLB borrowings) of 4.74% was _____ basis points below the National Median Cost of Funds Rate. The Bank has not and does not intend to use brokered deposits as a source of funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business of the Bank -- Sources of Funds."

     Market Area

     The Bank serves three distinct geographic markets: the Chicago branch at 1601 North Milwaukee Avenue serves the near northwest side of the City of Chicago, the Norridge branch at 8301 West Lawrence serves Chicago's near northwestern suburbs and the Long Grove branch at Old McHenry Road and Route 83 serves northern Cook and southern Lake counties. The Bank's customer base may be categorized by branch location. In the Chicago branch, the customer base is largely blue collar workers and young white collar technicians and professionals. The Chicago market is experiencing new construction and a refurbishing of its existing aged housing stock and is becoming an active mortgage as well as a savings market. The Norridge branch serves a customer base split between blue and white collar workers where the market is mature. The Norridge market has modest prospects for growth; however, it provides the Bank with a stable source of deposits. The Long Grove office is situated in an affluent, high-growth, white collar market. This is a dynamic market which provides the Bank with significant loan demand and potential for growth opportunities in savings and lending activities. See "Business of the Bank--Market Area." Substantially all loans originated by the Bank are secured by real estate located in Cook, DuPage and Lake counties in Illinois.

The Conversion and the Subscription and Community Offerings

     On May 21, 1996, the Board of Directors of the Bank adopted the Plan of Conversion (which was amended as of September 17, 1996) pursuant to which the Bank is converting from a federally chartered mutual savings bank to a federally chartered stock savings bank, and all of the outstanding capital stock of the Bank will be acquired by the Company in exchange for 50% of the net proceeds from the Offerings. The Conversion and the Offerings are subject to OTS approval, which was received on ______ __, 1996, and approval of the Bank's members at a special meeting to be held on ______ __, 1996. See "The Conversion
- -- General." The Bank is converting to increase its capital and to structure itself in a form used by commercial banks and many other business entities and a growing number of savings institutions. The Conversion will enhance the Bank's ability to access capital markets, expand its current operations, acquire other financial institutions or branch offices, provide affordable home financing opportunities to the communities it serves and diversify into other financial services to the extent allowable by applicable law and regulation. The holding company form of organization would provide additional flexibility to diversify the Bank's business activities through newly-formed subsidiaries or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. See "The Conversion -- Purposes of Conversion." The holding company form of organization also provides certain anti-takeover protections. See "Risk Factors -- Certain Anti-Takeover Provisions."

     Common Stock will be offered in the Subscription Offering and, to the extent shares are available, in the Community Offering. To the extent that shares are available after the expiration of the Community Offering, such shares may be offered in the Syndicated Community Offering. See "The Conversion -- Syndicated Community

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Offering." Common Stock offered in the Subscription Offering will be offered in the following order of priority: (1) depositors whose savings deposits in qualifying accounts in the Bank totaled $50 or more on December 31, 1994 ("Eligible Account Holders"); (2) the Employee Plans, including the ESOP; (3) depositors whose savings deposits in qualifying accounts in the Bank totaled $50 or more on September 30, 1996, other than (i) those depositors who would otherwise qualify as Eligible Account Holders or (ii) directors or officers of the Bank or their Associates (as defined herein under "The Conversion -- Limitations on Common Stock Purchases") ("Supplemental Eligible Account Holders"); (4) members of the Bank, consisting of depositors of the Bank as of [________ __, 1996,] the voting record date (the "Voting Record Date") for the special meeting of members to vote on the Conversion, and borrowers from the Bank as of July 1, 1991 whose loans continue to be outstanding as of the Voting Record Date, other than those members who otherwise qualify as Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"); and (5) employees and officers of the Bank, other than those employees and officers who would otherwise qualify as Eligible Account Holders, Supplemental Eligible Account Holders or Other Members ("Bank Employees"). Subscription rights will expire if not exercised by, and the Subscription Offering will terminate at, 12:00 Noon, Central Time, on the Expiration Date, unless extended by the Bank and the Company, with approval of the OTS, if necessary. Subject to the prior rights of holders of subscription rights, Common Stock not subscribed for in the Subscription Offering will be subsequently offered in the Community Offering to certain members of the general public, with preference given to natural persons residing in Cook and Lake counties, the counties in which the Bank's offices are located. The Company and the Bank have the option to reserve up to 25% of the Common Stock offered in the Community Offering for purchase by certain institutional investors, although no such institutional investors have been selected. The Company and the Bank reserve the absolute right to reject or accept any orders in the Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration of the Community Offering. The Community Offering will terminate not later than 45 days after the Expiration Date. The Bank and the Company have retained Hovde as consultant and advisor in connection with the Offerings and to assist in soliciting subscriptions and purchase orders in the Offerings. The Bank and the Company will pay a fee to Hovde which will be based on the aggregate Purchase Price of the Common Stock sold in the Offerings. See "The Conversion -- Marketing and Underwriting Arrangements."

     In connection with the Conversion, the Company has established, and the Bank has adopted, the ESOP for eligible employees of the Bank and the Company. The ESOP intends to subscribe for 8% of the shares of Common Stock issued in the Conversion. At a meeting of shareholders to be held no earlier than six months following the completion of the Conversion (which meeting is anticipated to be held during __________, 1997), the Company may seek shareholder approval of the Stock Option Plans and the Stock Programs for implementation prior to the first anniversary of the Conversion, which the Company intends to establish as a method of providing officers, employees and non-employee directors of the Bank and the Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Bank and the Company. For a more detailed discussion of the Stock Option Plans and Stock Programs and the benefits expected to be received by officers, employees and directors, see " -- Benefits to Management and Directors," "Risk Factors -- Certain Anti-Takeover Provisions -- Voting Control of Officers and Directors" and "Management of the Bank -- Benefits."

Prospectus Delivery and Procedure for Purchasing Shares of Common Stock

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the respective expiration dates for the Offerings in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no prospectus will be mailed any later than five days prior to any such date or hand delivered any later than two days prior to any such date. Execution of the stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Each stock order form distributed will be accompanied by a prospectus and certification form. The Company and the Bank are not obligated to accept or process orders which are submitted on facsimiled or copied stock order forms. Stock order forms unaccompanied by an executed original certification form will not be accepted. Payment by check, money order, bank draft, cash or debit authorization to an existing account at the Bank must accompany the stock order form and certification form. No wire transfers will be

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accepted. The Bank is prohibited from lending funds to any person or entity for the purpose of purchasing shares of Common Stock in the Conversion. See "The Conversion -- Procedure for Purchasing Shares in Subscription and Community Offerings."

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (December 31, 1994), Supplemental Eligibility Record Date (September 30, 1996) and/or the Voting Record Date (________ ___, 1996) and borrowers as of the Voting Record Date (whose loans have been outstanding since July 1, 1991) must list all accounts on the stock order form, giving all names on each account and the account numbers. Failure to list all such account numbers may result in the inability of the Company or the Bank to fill all or part of a subscription order. See "The Conversion -- Procedure for Purchasing Shares in Subscription and Community Offerings."

Restrictions on Transfer of Subscription Rights and Shares of Common Stock

     Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that any purchase of Common Stock will be solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of any shares purchased as a result of the exercise. The Company and the Bank will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights. See "The Conversion -- Restrictions on Transfer of Subscription Rights and Shares of Common Stock."

Purchase Limitations

     The minimum purchase in the Offerings is 25 shares. The ESOP intends to subscribe for 8% of the shares of Common Stock issued in the Conversion pursuant to the subscription rights granted under the Plan. The subscription of the ESOP will be afforded a second priority behind the subscription rights of Eligible Account Holders, except that, in the event of an increase in the amount of Common Stock to be issued as a result of an increase of up to 15% in the maximum of the Estimated Price Range, the subscriptions of the Employee Plans, including the ESOP, will be afforded a first priority with respect to such increase in shares to the extent necessary to fill the subscriptions of the Employee Plans. No Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or Bank Employee, in their capacity as such, may subscribe in the Subscription Offering for more than $150,000 of the Common Stock offered; no person, together with associates of or persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community Offering in the aggregate more than $150,000 of the Common Stock offered; and, except for the Employee Plans, no person, together with associates of or persons acting in concert with such person, may purchase more than the overall maximum purchase limitation of 1.0% of the total number of shares of Common Stock offered in the Offerings. At any time during the Conversion and without further approval by the Bank's members, the Company and the Bank may in their sole discretion increase the overall maximum purchase limitation, and increase the amount that may be subscribed for in the Offerings, to up to 5% of the shares offered or, if orders for Common Stock that exceed 5% of the total offering of shares do not, in the aggregate, exceed 10% of the total shares offered, to up to 9.99% of the total offering of shares. It is currently anticipated that the overall maximum purchase limitation may be increased if, after a Community Offering, the Company has not received subscriptions for a minimum of 1,487,500 shares of Common Stock. Prior to consummation of the Conversion, if such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. See "The Conversion -- Limitations on Common Stock Purchases" and "The Conversion -- Community Offering." In the event of an increase in the total number of shares up to 15%, the additional shares will be distributed and allocated to fill unfilled orders in the Subscription and Community Offerings, with priority given to the subscription of the Employee Plans, including

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the ESOP, without any resolicitation of subscribers, as described in "The
Conversion -- Subscription Offering and Subscription Rights" and "-- Limitations on Common Stock Purchases."

Stock Pricing and Number of Shares to be Issued in the Conversion

     Federal regulations require that the aggregate purchase price of the Common Stock to be issued in the Conversion be consistent with an independent appraisal of the estimated pro forma market value of the Common Stock following the Conversion. Capital Resources, an independent appraiser, has advised the Bank that in its opinion, dated September 6, 1996, the aggregate estimated pro forma market value of the Common Stock ranged from $14,875,000 to $20,125,000, with a midpoint of $17,500,000. Capital Resources' appraisal is included as an exhibit to the Company's Registration Statement, of which this Prospectus is a part. See "Additional Information." The Board of Directors of the Bank has established the Estimated Price Range of $14,875,000 to $20,125,000, assuming the issuance of between 1,487,500 and 2,012,500 shares of Common Stock at the Purchase Price of $10.00 per share. The appraisal of the Common Stock is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing such stock nor can any assurance be given that purchasers of the Common Stock in the Conversion will be able to sell such shares after the completion of the Conversion at or above the Purchase Price.

     All shares of Common Stock issued in the Conversion will be sold at the Purchase Price, as determined by the Bank and approved by the Company. The actual number of shares to be issued in the Conversion will be determined by the Company and the Bank based upon the final updated valuation of the estimated pro forma market value of the Common Stock, giving effect to the Conversion, at the completion of the Offerings. The number of shares to be issued is expected to range from a minimum of 1,487,500 shares to a maximum of 2,012,500 shares. Subject to approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Conversion, and under such circumstances the Company may increase or decrease the number of shares of Common Stock to be issued in the Conversion. The maximum of the Estimated Price Range may be increased by up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 2,314,375 shares due to regulatory considerations, changes in the market and general financial and economic conditions. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock are less than the minimum or more than 15% above the maximum of the current Estimated Price Range. See "Pro Forma Data," "Risk Factors -- Possible Increase in Estimated Price Range and Number of Shares Issued" and "The Conversion -- Stock Pricing" and "-- Number of Shares to be Issued."

Use of Proceeds

     Net proceeds from the sale of the Common Stock are estimated to be between $13.9 million and $19.1 million (or $22.1 million if the Estimated Price Range is increased by 15%) depending on the number of shares sold and the expenses of the Conversion. See "Pro Forma Data." The Company will use the net proceeds from the sale of the Common Stock as follows:

     1. The Company will purchase all of the capital stock of the Bank to be issued upon Conversion in exchange for 50% of the net proceeds.

     2. The remaining net proceeds will be retained by the Company. Net proceeds to be retained by the Company after the purchase of the capital stock of the Bank are estimated to be between $7.0 million and $9.6 million (or $11.0 million if the Estimated Price Range is increased by 15%). Such net proceeds will be used for general business activities. The net proceeds retained by the Company will be invested primarily in federal funds, government and federal agency mortgage-backed securities, other debt securities, high-grade short-term marketable securities, deposits of or loans to the Bank, or a combination thereof. In addition, the Company intends to purchase

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                                       10

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for approximately $262,000 a certain commercial parcel of land from the Bank.
See "Business of the Bank -- Real Estate Investment."

     3. The Company intends to use a portion of the retained net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase 8% of the shares to be issued in the Conversion. The amount of the loan to the ESOP is estimated to be between $1.2 million and $1.6 million (or $1.9 million if the Estimated Price Range is increased by 15%) to be repaid over a period of up to 10 years at an interest rate of 8%. See "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust."

     Upon completion of the Conversion, the Board of Directors will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. The Company is subject to the terms of a certification made to and required by the OTS in connection with the application to the OTS for approval of the Conversion, which certification prohibits the Company from taking any actions to further any payments to its shareholders through a return of excess capital for a period of one year following the Conversion without the prior written consent of the OTS. The certification expressly does not apply to taxable dividend payments made by the Company or to dividend payments made by the Bank to the Company.

     The portion of the net proceeds received by the Bank from the Company's purchase of the Bank's capital stock, estimated to be between $7.0 million at the minimum of the Estimated Price Range and $9.6 million at the maximum of the Estimated Price Range, will be added to the Bank's general funds to be used for general corporate purposes, including investment in one- to four-family residential mortgage loans and other loans which will provide affordable home financing opportunities to the community; investment in federal funds, short-term, investment grade marketable securities and mortgage-backed securities; and to fund the Stock Programs. See "Use of Proceeds."

Dividends

     Upon completion of the Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock. The Board of Directors does not presently intend to declare dividends on the Common Stock. In the future, declarations of dividends, if any, by the Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Offerings retained by the Company, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operations, tax considerations, general economic conditions, industry standards and other factors. As the principal asset of the Company, the Bank will provide the principal source of funds for payment of dividends by the Company. Assuming the shares of Common Stock are sold at the maximum of the Estimated Price Range, at July 31, 1996, after giving pro forma effect to (i) the Conversion and related expenses, (ii) the deduction from capital of the amount expected to be borrowed by the ESOP and the cost of shares of Common Stock to be acquired by the Stock Programs and (iii) the retention by the Bank of 50% of the net proceeds of the Conversion, the Bank would be permitted to make capital distributions of up to approximately $_____ million to the Company without prior OTS approval. See "Dividend Policy."

Benefits to Management and Directors

     The Board of Directors of the Bank received information about various types of benefit plans typically utilized by public companies in general and converting thrift institutions in particular. Management reviewed the anticipated costs of establishing a customary program of benefits and the anticipated benefits to the Company. Management determined that the benefit plans helped significantly in providing the ability of a public company to retain and attract executives of the caliber needed to run a successful public company, to maintain their attention and loyalty in change of control situations and to align their interests with those of the Company's shareholders. Finally, the Board of Directors concluded that the cost of establishing and maintaining these benefit plans would be justified by these benefits to the Company.

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                                       11

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     Stock Option Plans. Following the Conversion, the Company intends to adopt the Stock Option Plans. If implemented within one year following the Conversion, the adoption of the Stock Option Plans will be subject to shareholder approval obtained at a meeting of shareholders to be held no earlier than six months after the completion of the Conversion. Assuming such implementation, an amount of shares of Common Stock equal to 10% of the Common Stock issued in the Conversion (148,750 shares and 201,250 shares at the minimum and maximum of the Estimated Price Range, having an aggregate fair market value of $1.5 million and $2.0 million, respectively, based on a Purchase Price of $10.00 per share) is expected to be reserved for issuance under the Stock Option Plans. These shares will be acquired either through open market purchases, subject to OTS approval, if necessary, or from authorized but unissued Common Stock. See "Risk Factors -- Possible Dilutive Effect of Stock Options and Stock Programs." No conversion stock will be used to fund the Stock Option Plans. No determinations have been made by the Company as to the specific terms of the Stock Option Plans or the amount of awards to be made thereunder. Current OTS regulations provide that no individual employee may receive more than 25% of the options granted, and that non-employee directors may not receive more than 5% individually or 30% in the aggregate of the options granted, under option plans implemented within one year following the Conversion. See "Management of the Bank -- Benefits -- Stock Option Plans."

     Stock Programs. Following the Conversion, the Company also intends to adopt certain Stock Programs for the benefit of officers, employees and non-employee directors of the Company and the Bank. If implemented within one year following the Conversion, the adoption of the Stock Programs will be subject to shareholder approval obtained at a meeting of shareholders to be held no earlier than six months after the completion of the Conversion. Assuming such implementation, the Bank expects to contribute funds to the Stock Programs to enable their related trusts to acquire, in the aggregate, up to 4% (3% unless OTS approval is obtained) of the shares of Common Stock issued in the Conversion, or 59,500 shares and 80,500 shares at the minimum and maximum of the Estimated Price Range, respectively, having an aggregate fair market value of $595,000 and $805,000, respectively, based on a Purchase Price of $10.00 per share. These shares will be acquired either through open market purchases, subject to OTS approval, if necessary, or from authorized but unissued Common Stock. See "Risk Factors -- Possible Dilutive Effect of Stock Options and Stock Programs." No determinations have been made by the Company as to the specific terms of the Stock Programs or the amount of awards to be made thereunder. Current OTS regulations provide that no individual employee may receive more than 25% of the shares of any plan, and that non-employee directors may not receive more than 5% of the shares individually or 30% in the aggregate, in the case of plans implemented within one year following the Conversion. Under the anticipated terms of the Stock Programs, recipients would vote any shares allocated to them, and an independent trustee would vote unallocated shares in the same proportion as it receives instructions from recipients with respect to allocated shares which have not been vested and distributed. See "Management of the Bank -- Benefits -- Stock Programs."

     ESOP. The Bank and the Company have established the ESOP for the benefit of eligible employees, including officers. The ESOP intends to subscribe for up to 8% of the Common Stock issued in the Conversion (7% unless OTS approval is obtained) and to finance its subscription with funds anticipated to be borrowed from the Company for a period of up to 10 years at an interest rate of 8% per annum. The Bank and the Company intend to make cash contributions to the ESOP as required for debt service. The Common Stock acquired by the ESOP will initially be held in a suspense account and will be allocated to eligible employees as the loan is repaid. See "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust."

     Profit Sharing and Savings Plan. The Bank has amended its existing Profit Sharing and Savings Plan to permit participating employees, including officers, to invest all or any portion of their account balances in Common Stock. Initially, such Common Stock may be purchased in the Conversion. Subsequent to the Conversion, purchases may be made in the open market or in private transactions, or from treasury stock or authorized but unissued shares in transactions with the Company. See "Management of the Bank -- Benefits -- Profit Sharing and Savings Plan."

     Employment Arrangements with Senior Management and Key Personnel. The Bank and the Company intend to enter into employment arrangements ("Employment Agreements") with certain senior management and key

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

employees that will provide for, among other benefits, benefit and cash payments to be made in the event of their termination of employment following a change of control of the Bank or the Company. The provisions of these arrangements, described below, may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Bank.

     Based on current compensation and benefit costs, cash payments to be made in the event of a change of control of the Bank or the Company pursuant to the terms of the Employment Agreements would be approximately $4,220,000, of which approximately $1,245,000 would be payable to Mr. Briody, $1,180,000 would be payable to Mr. Opelka, $630,000 would be payable to Mr. McCue, $500,000 would be payable to Mr. Cahill, $425,000 would be payable to Mr. Jones and $240,000 would be payable to Mr. Maher. However, the actual amount to be paid under the Employment Agreements in the event of a change of control of the Bank or the Company cannot be estimated at this time, because the actual amount is based on the compensation and benefit costs applicable to these individuals and other factors existing at the time of the change of control which cannot be determined at this time. See "Management of the Bank -- Employment Agreements."

     The Bank and the Company also intend to enter into employee retention agreements ("Retention Agreements"), effective on the Conversion, with certain other employees ("Contract Employee(s)"). Based on current compensation and benefit costs applicable to the Contract Employees expected to be covered by the Retention Agreements, cash payments to be made in the event of a change of control of the Bank or the Company would be approximately $530,000. However, the actual amount to be paid under the Retention Agreements in the event of a change of control of the Bank or the Company cannot be estimated at this time, because it will be based on the compensation and benefit costs applicable to the Contract Employees and other factors existing at the time of the change of control which cannot be determined at this time. See "Management of the Bank -- Employee Retention Agreements."

     Other Change of Control Provisions. The Bank's Employee Severance Pay Plan provides for benefits and/or cash payments in the event of a change of control of the Company or the Bank. Based on current salaries, cash payments to be paid in the event of a change of control (and assuming termination of all participating employees) pursuant to the terms of the Employee Severance Pay Plan would be approximately $396,500. However, the actual amount to be paid in the event of a change of control of the Bank or the Company cannot be estimated at this time, because it will be based on the compensation and benefits, as applicable, for each covered individual and other factors existing at the time of the change of control which cannot be determined at this time. Certain anticipated provisions of the Stock Option Plans and Stock Programs (which the Company intends to adopt and which will only become effective prior to the first anniversary of the Conversion upon shareholder approval obtained at a meeting of shareholders to be held no earlier than six months after completion of the Conversion) provide for cash payments and/or accelerated vesting in the event of a change of control of the Company or the Bank (in the case of plans established or implemented on or after the first anniversary of the Conversion). The ESOP provides for accelerated vesting in the event of a change of control. These provisions may also have the effect of increasing the cost of acquiring the Company. In addition, the existence of the provisions could result in shareholders receiving less for their shares of Common Stock than might otherwise be available in the event of an acquisition of the Company. See "Restrictions on Acquisition of the Company and the Bank -- Anti-Takeover Effects of the Company's Articles of Incorporation and Bylaws and Management Remuneration Plans Adopted in Conversion," "Management of the Bank -- Employee Severance Compensation Plan," "-- Benefits -- Employee Stock Ownership Plan and Trust," "-- Benefits -- Stock Option Plans," and "-- Benefits -- Stock Programs."

     Subscriptions by Executive Officers and Directors. The Bank's executive officers and directors propose to purchase Common Stock in the Offerings in an aggregate amount equal to $1,510,000 or 8.3% (based on the minimum of the Estimated Price Range) or 7.4% (based on the maximum of the Estimated Price Range) of the shares to be issued in the Offerings. See "Management of the Bank
- -- Subscriptions by Executive Officers and Directors."

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Risk Factors

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors, including: Potential Impact of Changes in Interest Rates; Impact of the Economy on Operations; Competition; Recapitalization of the SAIF; SAIF Premiums and Possible Special Assessment; Recent Tax Legislation Regarding Tax Bad Debt Reserves; Concentration in Mortgage-backed Securities; Impact of Technological Advances; Residential and Non-Residential Lending Risks; Certain Anti-Takeover Provisions; Absence of Market for Common Stock and Recent Performance of Conversion Offerings; Possible Increase in Estimated Price Range and Number of Shares Issued; Possible Dilutive Effect of Stock Options and Stock Programs; Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights; Financial Institution Regulation and Possible Legislation; and Risk of Delayed Offering.

- --------------------------------------------------------------------------------

                  SELECTED FINANCIAL AND OTHER DATA OF THE BANK

     The selected financial and other data of the Bank set forth below is derived in part from, and should be read in conjunction with, the Financial Statements of the Bank and Notes thereto presented elsewhere in this Prospectus.

                                                                                   At July 31,
                                                               ------------------------------------------------
                                                               1996       1995       1994       1993       1992
                                                               ----       ----       ----       ----       ----
                                                                                  (In thousands)
Selected Financial Condition Data:
   Total assets ..........................................   $194,624   $200,251   $195,207   $186,997   $188,739
   Loans receivable, net(1) ..............................     79,144     70,984     68,426     80,346     96,030
   Mortgage-backed securities(2) .........................    102,411    111,283    111,987     47,524     46,197
   Investment securities(2) ..............................       --         --         --       14,893     26,512
   Interest earning deposits .............................      2,040      6,956      2,011     30,556      5,902
   Investment in real estate held for sale and development        262        262        919      1,599      2,051
   Savings deposits ......................................    137,177    148,350    141,830    131,504    135,857
   Borrowed money ........................................     39,900     32,300     34,300     36,600     36,600
   Retained earnings, substantially restricted ...........     13,579     14,423     13,441     11,851      9,317

                                                                          For the Year Ended July 31,
                                                               1996       1995       1994       1993       1992
                                                               ----       ----       ----       ----       ----
                                                                                  (In thousands)
Selected Operating Data:
   Interest income .......................................   $ 13,154   $ 12,674   $ 13,052    $ 13,995    $ 14,338
   Interest expense ......................................      8,450      7,333      6,923       7,454       9,198
                                                             --------   --------   --------    --------    --------
   Net interest income ...................................      4,704      5,341      6,129       6,541       5,140
   Provision (credit) for loan losses ....................        138       --          (18)       (392)        397
                                                             --------   --------   --------    --------    --------
   Net interest income after provision (credit)
     for loan losses .....................................      4,566      5,341      6,147       6,933       4,743
   Noninterest income ....................................        485        846      1,515         741       3,164
   Noninterest expense ...................................      4,708      4,766      5,097       4,683       5,242
                                                             --------   --------   --------    --------    --------
   Income before income tax expense and cumulative effect
     of change in accounting principle and extraordinary
     item ................................................        343      1,421      2,565       2,991       2,665
   Income tax expense ....................................        117        439        894         978         975
                                                             --------   --------   --------    --------    --------
   Income before cumulative effect of change in accounting
     principle and extraordinary item ....................        226        982      1,671       2,013       1,690
   Cumulative effect of change in accounting for
     income taxes(3) .....................................       --         --          439        --          --
   Extraordinary item-reduction of income taxes arising
     from utilization of net operating loss carryforwards        --         --         --          --           626
                                                             --------   --------   --------    --------    --------
       Net income ........................................   $    226   $    982   $  2,110    $  2,013    $  2,316
                                                             ========   ========   ========    ========    ========

                                                       (Notes on following page)

                                                                   At or For the Year Ended July 31,
                                                       --------------------------------------------------------
                                                       1996         1995         1994         1993         1992
                                                       ----         ----         ----         ----         ----
                                                                          (Dollars in thousands)
Selected Financial Ratios(4):
   Performance Ratios:
      Return on average assets .................        0.11%        0.51%        1.09%        1.08%        1.26%
      Return on average equity .................        1.58         6.98        16.93        19.61        25.83
      Average interest rate spread(5) ..........        2.11         2.59         3.10         3.52         2.83
      Net interest margin(6) ...................        2.47         2.89         3.35         3.73         3.00
      Average interest-earning assets to average
        interest-bearing liabilities ...........      108.23       107.77       106.33       105.12       103.34
      Noninterest expense to average assets ....        2.36         2.45         2.63         2.51         2.86

   Capital Ratios(7):
      Average equity to average assets .........        7.18         7.25         6.43         5.51         4.89
      Tangible capital .........................        7.35         7.05         6.50         6.34         4.94
      Core capital .............................        7.35         7.05         6.50         6.34         4.94
      Total risk-based capital .................       21.59        21.28        19.63        16.38        11.79
   Asset Quality Ratios and Other Data(4):
      Non-performing loans(8) ..................   $     118    $     193    $     511    $     912    $   5,390
      Real estate owned, net ...................        --            168         --           --            118
      Non-performing loans to total loans(9) ...        0.15%        0.27%        0.74%        1.13%        5.58%
      Non-performing assets to total assets ....        0.06         0.18         0.26         0.49         2.92
      Net charge-offs to average loans
        outstanding ............................        0.05         --           --           0.24         --
      Allowance for loan losses to:
         Non-performing loans ..................      254.24        86.01        32.49        20.18        11.08
         Total loans ...........................        0.38         0.23         0.24         0.23         0.62
      Full service offices .....................           3            3            3            3            3

- ----------
(1) Loans receivable, net, represents gross loans less deferred loan fees, allowance for loan losses, loans in process and capitalized interest reserve.

(2) The Bank has classified its securities as "held-to-maturity" or "available-for-sale" since July 31, 1993 when it adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115").

(3) Pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), on August 1, 1993 the Bank changed prospectively from the deferred method to the liability method of accounting for income taxes. The effect of the adoption of this standard is reflected in the financial statements as the cumulative effect of adopting a change in accounting principle.

(4) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and Regulatory Capital Ratios and Asset Quality Ratios are end of period ratios.

(5) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(6) The net interest margin represents net interest income as a percent of average interest-earning assets.

(7) For definitions and further information relating to the Bank's regulatory capital requirements, see "Regulation--Regulation of Federal Savings Associations--Capital Requirements." See "Regulatory Capital Compliance" for the Bank's pro forma capital levels as a result of the Offering.

(8) Non-performing loans consists of all non-accrual loans as well as any loans that were 90 days or more past due and still accruing interest at any of the dates presented.

(9)  Total loans represents loans, net, plus the allowance for loan losses.

                                  RISK FACTORS

     The following risk factors in addition to those discussed elsewhere in this Prospectus should be considered by investors in deciding whether to purchase the Common Stock offered hereby.

Potential Impact of Changes in Interest Rates

     The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and securities, and its interest expense on interest-bearing liabilities, such as savings deposits and borrowed money. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Analysis of Net Interest Income."

     A substantial portion of the Bank's assets consist of fixed-rate one- to four-family mortgage loans. At July 31, 1996, an aggregate of $72.4 million, or 90.6%, of gross loans were invested in such assets. In addition, at July 31, 1996, the Bank had an aggregate of $102.4 million in mortgage-backed securities, all of which provided for fixed rates of interest. The Bank generally accepts savings deposits for considerably shorter terms than its fixed-rate mortgage loans. As a consequence of the Bank's interest rate sensitivity, any significant increase in interest rates could have an adverse effect on the Bank's results of operations. The Bank has experienced reduced levels of net income and net interest income in fiscal years ended 1994, 1995 and 1996 as a result of, among other reasons, the Bank's sensitivity to increases in interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of these results. There can be no assurance that the Bank will not continue to experience reduced levels of net income and net interest income during periods of increasing interest rates or until the Bank's sensitivity to increases in interest rates is reduced.

     As indicated in the table under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management," at June 30, 1996, a 200 basis point increase in interest rates would cause more than a 2% decrease in the ratio of the Bank's net portfolio value (as defined therein) to the economic value of the Bank's assets. Accordingly, while this level of interest rate risk is within the Bank's current guidelines for tolerated interest rate risk, the Bank is considered under OTS regulations to have "above normal" interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management." The Bank performs its interest rate sensitivity analysis, in part, based upon interest rate sensitivity schedules prepared by the OTS for the Bank as of the end of each calendar quarter. Management does not believe that there is a material difference between the Bank's interest rate risk position as of July 31, 1996 compared with June 30, 1996.

     Under interest rate scenarios other than that which existed on July 31, 1996, the NPV analysis for the Bank's assets and liabilities could differ substantially based upon different assumptions then existing. However, there can be no assurance that the Bank's results of operations would not be adversely affected in a period of rising interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management Strategy."

     Increases in the level of interest rates also may adversely affect the fair value of the Bank's securities and other interest-earning assets. Generally, the fair value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of interest-earning assets which could adversely affect the Bank's results of operations if such interest-earning assets are sold prior to maturity. At July 31, 1996, the Bank had a $1.1 million unrealized loss on mortgage-backed securities available-for-sale, net of tax. Increases in interest rates also can affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Bank and the average life of loans and securities, which can adversely impact the yields earned on the Bank's loan and securities portfolio.

Impact of the Economy on Operations

     Declines in the local economy, national economy or real estate market could adversely affect the financial condition and results of operations of the Bank, including decreased demand for loans or increased competition for good loans, increased non-performing loans and loan losses and resulting additional provisions for loan losses and for losses on real estate owned. Although management of the Bank believes that the current allowance for loan losses is adequate in light of current economic conditions, many factors may require additions to the allowance for loan losses in future periods above those reasonably anticipated. These factors include: (i) adverse changes in economic conditions and changes in interest rates that may affect the ability of borrowers to make payments on loans, (ii) changes in the financial capacity of individual borrowers, (iii) changes in the local real estate market and the value of the Bank's loan collateral and (iv) future review and evaluation of the Bank's loan portfolio, internally or by regulators. The amount of the allowance for loan losses at any time represents estimates made by management that are susceptible to significant changes due to changes in values of collateral, national and regional economic conditions, prevailing interest rates and other factors. Future adjustments to the allowance also may be necessary if economic or other conditions differ substantially from those underlying the assumptions used in making such estimates.

Competition

     The Bank faces intense and increasing competition both in making loans and in attracting savings deposits. The Bank's market area has a high density of financial institutions, many of which have greater financial resources, name recognition and market presence than the Bank, and all of which are competitors of the Bank to varying degrees. Particularly intense competition exists for savings deposits and the origination of all of the loan products emphasized in the Bank's business plan. The Bank's competition for loans comes principally from commercial banks, other savings banks, savings and loan associations, mortgage banking companies, finance companies and credit unions. The Bank's most direct competition for savings deposits historically has come from other savings banks, savings and loan associations, commercial banks and credit unions. In addition, the Bank faces increasing competition for savings deposits from non-bank institutions such as brokerage firms, insurance companies, money market mutual funds, other mutual funds (such as corporate and government securities funds) and annuities. Trends toward the consolidation of the banking industry and the lifting of interstate banking and branching restrictions may make it more difficult for smaller institutions, such as the Bank, to compete effectively with large national and regional banking institutions. See "Business of the Bank."

Recapitalization of the SAIF; SAIF Premiums and Possible Special Assessment

     Under current law, SAIF-insured institutions pay deposit insurance assessment rates of $0.23 to $0.31 per $100 of deposits. In contrast, institutions that are insured by the FDIC's Bank Insurance Fund (the "BIF") and that are well capitalized and without any significant supervisory concerns pay the minimum annual assessment of $2,000, and all other BIF-insured institutions pay deposit insurance assessment rates of $0 to $0.27 per $100 of deposits. See "Regulation -- Regulation of Federal Savings Associations -- Insurance of Deposit Accounts."

     As a result of the SAIF/BIF insurance premium disparity, institutions that are required to pay SAIF assessments, such as the Bank, are likely to be subject to a competitive disadvantage relative to BIF-insured institutions, subject to the adoption of legislation to remedy the disparity. The FDIC has recognized that the assessment disparity may have adverse consequences for SAIF-insured institutions, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits.

     The proposed Balanced Budget Act of 1995 (the "Budget Act"), which was approved by the Congress but vetoed by the President, included provisions that focused on a recapitalization of the SAIF. Under the provisions of the Budget Act, all SAIF-member institutions would have paid a special assessment to recapitalize the SAIF, and the assessment base for the payments on the bonds (the "FICO bonds") issued in the late 1980s by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation would have been expanded to include the deposits of both BIF- and SAIF-insured institutions. The amount of the special assessment required to recapitalize the SAIF was then estimated to be approximately 80 basis points of the SAIF-assessable deposits. It is the view of the Treasury Department that the special SAIF assessment is deductible in accordance with the Bank's tax method of accounting. If the assessment, as proposed, were assessed against the Bank's deposits as of March 31, 1995, the Bank's special assessment would be approximately $1.1 million, or $723,000 on an after-tax basis.

     The Budget Act also provided for the merger of the BIF and SAIF on January 1, 1998, with such merger being conditioned upon the prior elimination of the thrift charter. Congressional leaders had also agreed that Congress should consider and act upon separate legislation to eliminate the thrift charter as early as possible in 1996. If adopted, such legislation would require that the Bank, as a federal savings bank, convert to a bank charter. See "-- Financial Institution Regulation and Possible Legislation."

     The veto of the Budget Act by the President was not based on the above described provisions of the Budget Act, and the federal banking regulators continue to seek a legislative solution for the recapitalization of the SAIF. In February 1996, representatives of the FDIC, the OTS and the Treasury Department stated to Congress that, unless Congress adopts legislation to strengthen the SAIF, the SAIF's current problems could result in an erosion of the SAIF deposit base, could cause a default on the FICO bonds that are paid from SAIF assessments and could leave the SAIF unable to meet its obligations to insured depositors.

     If enacted by Congress, legislation to recapitalize the SAIF as proposed in the Budget Act would have the effect of reducing the capital of SAIF member institutions by the after-tax cost of the special SAIF assessment, plus any related additional tax liabilities. The legislation would also have the effect of reducing any differential that may otherwise be required in the assessment rates for the BIF and SAIF.

     Management cannot predict whether the above legislation or any other legislative proposal will be enacted as described above or, if enacted, the amount of any special SAIF assessment or whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums. It also cannot predict whether some other legislative action will be taken to address the BIF/SAIF disparity and what consequences such action could have for SAIF members. A significant increase in SAIF insurance premiums, either absolutely or relative to BIF premiums, or a significant one-time fee to recapitalize the SAIF could have an adverse effect on the operating expenses and results of operations of the Bank.

Recent Tax Legislation Regarding Tax Bad Debt Reserves

     Prior to the enactment, on August 20, 1996, of the Small Business Job Protection Act of 1996 (the "1996 Act"), for federal income tax purposes, thrift institutions such as the Bank, which met certain definitional tests primarily relating to their assets and the nature of their business, were permitted to establish tax reserves for bad debts and to make annual additions thereto, which additions could, within specified limitations, be deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, could be computed using an amount based on a six-year moving average of the Bank's actual loss experience (the "Experience Method"), or a percentage equal to 8.0% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. See "Federal and State Taxation--Federal Taxation--Tax Bad Debt Reserves."

     Under the 1996 Act, the PTI Method was repealed and the Bank will be required to use the Experience Method of computing additions to its bad debt reserve for taxable years beginning with the Bank's taxable year beginning August 1, 1996. In addition, the Bank will be required to recapture (i.e., take into income) over a six-year period, beginning with the Bank's taxable year beginning August 1, 1996, the excess of the balance of its bad debt reserves (other than the supplemental reserve) as of July 31, 1996 over the greater of (a) the balance of such reserves as of July 31, 1988 or (b) an amount that would have been the balance of such reserves as of July 31, 1996 had the Bank always computed the additions to its reserves using the six-year moving average Experience Method. However, under the 1996 Act, such recapture requirements will be suspended for each of the two successive taxable years beginning August 1, 1996 in which the Bank originates a minimum amount of certain residential loans during such years that is not less than the average of the principal amounts of such loans made by the Bank during its six taxable years preceding August 1, 1996. This legislation will result in the Bank's recapture of reserves with the aggregate tax liability of $236,000. Since the Bank has already provided a deferred income tax liability of this amount for financial reporting purposes, there will be no adverse impact to the Bank's financial condition or results of operations from the enactment of this legislation.

Concentration in Mortgage-backed Securities

     Historically, the Bank has invested a significant amount of its assets in mortgage-backed securities. These consist of securities that management intends to hold for the foreseeable future or to maturity and also securities available-for-sale. The Bank's mortgage-backed securities totaled $102.4 million, $111.3 million and $112.0 million at July 31, 1996, 1995 and 1994, respectively. These amounts represented 52.6%, 55.6% and 57.4% of total assets, respectively, at those dates. As a result of the Bank's level of mortgage-backed securities, interest income from mortgage-backed securities totaled $6.8 million, $6.5 million and $6.0 million, respectively, for the fiscal years ended July 31, 1996, 1995 and 1994. These amounts represented 52.0%, 51.2% and 46.1%, respectively, of total interest income for those periods. As a result of the Bank's level of mortgage-backed securities, the Bank's net interest income and net interest margin have been adversely affected as the average yield on the Bank's average balance of mortgage-backed securities has been lower than the average yield on the average balance of its mortgage loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Analysis of Net Interest Income." The Bank expects to invest a portion of the net Conversion proceeds in mortgage-backed securities. In addition, the Bank expects that income from mortgage-backed securities will initially represent an even greater percentage of total interest income after the Conversion than in prior periods. It is expected that such mortgage-backed securities will earn interest at rates lower than the interest rates that would generally be earned on loans. As a result, the Bank intends to begin investing the net Conversion proceeds in mortgage loans and consumer loans as soon as practicable after consummation of the Conversion. However, there can be no assurance that the economy of the counties in the Bank's market area will continue to grow at a rate that will generate sufficient loan demand or that, even if sufficient loan demand exists in such market area, the Bank will have the competitive position to gain an increasing share of the loan demand permitting the redeployment of the net Conversion proceeds in loan products that meet the Bank's credit quality standards.

Impact of Technological Advances

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to improving customer services, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Company's future success will depend, in part, on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources than the Bank to invest in technological improvements. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to the public.

Residential and Non-Residential Lending Risks

     The Bank has historically employed an operating strategy which emphasized the origination of fixed-rate and, to a lesser extent, adjustable-rate one- to four-family residential mortgage loans in the Chicago metropolitan area. At July 31, 1996, 95.6% of the Bank's gross loans were one- to four-family residential mortgage loans secured by properties located in such area. See "Business of the Bank -- Lending Activities." This lack of geographic diversification could have an adverse impact on the Bank and the Bank's profitability in the event that the Bank's lending area were to suffer a substantial economic decline or a natural disaster, such as a flood. In addition, the profitability of the Bank's one- to four-family residential lending business could be adversely impacted by competitive market forces and technological advances of its competitors. See "-- Competition" and "-- Impact of Technological Advances."

     The Bank also originates, to a significantly lesser extent, multifamily residential loans, commercial real estate loans, construction, land, and development and other loans in its lending area. These loans are generally considered to involve a higher degree of credit risk than one- to four-family residential mortgage loans. This greater risk is attributable to several factors, including the higher concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multifamily residential and commercial real estate is typically dependent upon sufficient cash flow from the related real estate project to cover operating expenses and debt service. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. Circumstances outside the borrower's control may adversely affect income from the multifamily or commercial property as well as its market value. See "Business of the Bank -- Lending Activities."

Certain Anti-Takeover Provisions

     Provisions in the Company's and the Bank's Governing Instruments. Certain provisions of the Company's Articles of Incorporation and Bylaws, particularly a provision limiting voting rights, and the Bank's Stock Charter and Bylaws, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting on certain matters, staggered boards of directors, noncumulative voting for directors, limits on the calling of special meetings, certain uniform price provisions for certain business combinations and limits on voting shares in excess of 10% of the outstanding shares. Any person owning in excess of 10% of the outstanding shares of voting stock will be limited to one one-hundredth (1/100) of a vote for each share of the voting stock owned in excess of the 10% limit. The Bank's Stock Charter also prohibits, for five years, the acquisition of, or the offer to acquire, directly or indirectly, the beneficial ownership of more than 10% of the Bank's equity securities. In the event that holders of revocable proxies for more than 10% of the shares of Common Stock of the Company, acting as a group or in concert with other proxy holders, attempt actions which could indirectly result in a change in control of the Bank, management of the Bank may be able to assert this provision of the Bank's Charter against such holders if it deems such assertion to be in the best interests of the Bank, the Company and its shareholders. It is uncertain, however, if the Bank would be successful in asserting such provisions against such persons. These provisions in the Bank's and the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors and, thus, generally may serve to perpetuate current management. See "Restrictions on Acquisition of the Company and the Bank" and "Management of the Bank -- Employee Severance Compensation Plan."

     Regulatory Restrictions. For three years following the Conversion, OTS regulations will prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of the Bank or the Company, subject to certain exceptions. In the event that any person, directly or indirectly, violates these regulations, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. See "Restrictions on Acquisition of the Company and the Bank -- Regulatory Restrictions."

     Evaluation of Offers. As permitted by Section 8.85 of the Illinois Business Corporation Act ("IBCA"), the Articles of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein) to (i) make a tender or exchange offer for any outstanding equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Company and the shareholders of the Company, give due consideration to all relevant factors, including, without limitation, the possible effects of acceptance of such offer on the Company's and its subsidiaries' customers, suppliers, borrowers and employees, and on the communities in which the Company and its subsidiaries are located. By having these standards in the Articles of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the prevailing market price of any equity security of the Company. See "Restrictions on Acquisition of the Company and the Bank."

     Voting Control of Officers and Directors. Directors and executive officers of the Bank and the Company expect to purchase approximately 8.3% or 7.4% of the shares of Common Stock to be sold in the Conversion, based upon the minimum and the maximum of the Estimated Price Range, respectively. In addition, the ESOP intends to purchase 8% of the Common Stock. As a result, assuming the Stock Programs and Stock Option Plans are implemented, directors, executive officers and employees have the potential to control the voting of approximately 29.3% of the Company's Common Stock (based on the maximum of the Estimated Price Range), thereby enabling them to prevent or render more difficult the approval of transactions and other corporate actions requiring a super-majority vote of shareholders, such as certain business combinations and the amendment of certain charter provisions. As a result, this potential voting control may preclude takeover attempts that certain shareholders deem to be in their best interest and may tend to perpetuate existing management. See "Restrictions on Acquisition of the Company and the Bank -- Restrictions in the Company's Articles of Incorporation and Bylaws."


     Provisions in Management Contracts and Benefit Plans. Certain provisions contained in the proposed Employment Agreements, Retention Agreements, Employee Severance Pay Plan, the ESOP, the Stock Option Plans and the Stock Programs that provide for cash payments or the vesting of benefits upon a change of control of the Company or the Bank may be deemed to have an anti-takeover effect and could result in shareholders receiving less for their shares of Common Stock than otherwise might be available in the event of an acquisition of the Company. See "Management of the Bank -- Employment Agreements," " -- Employee Retention Agreements" and " -- Employee Severance Compensation Plan" and "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust," " -- Stock Option Plans" and " -- Stock Programs."

Absence of Market for Common Stock and Recent Performance of Conversion
Offerings

     The Company and the Bank have not previously issued capital stock (other than shares issued by the Company upon incorporation), and, consequently, there is no established market for the Common Stock at this time. The Company has received conditional approval from the Nasdaq Stock Market to have its Common Stock approved for quotation on the Nasdaq National Market under the symbol "BFFC" upon completion of the Conversion. One of the requirements for continued quotation of the Common Stock on the Nasdaq National Market is that at least two market makers be a market maker for the Common Stock. The Company will seek to encourage and assist at least two market makers to make a market in its Common Stock. Hovde will assist the Company in such efforts but will not be a market maker in the Common Stock. While the Company anticipates that there will be other broker-dealers to act as market maker for the Common Stock, there can be no assurance that there will be two or more market makers for the Common Stock.

     Making a market in securities involves maintaining bid and asked quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop, or, once developed, will continue, nor can there be any assurances that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. The absence or discontinuance of a market for the Common Stock may have an adverse impact on both the price and liquidity of the Common Stock. In addition, the market prices of the common stock issued in some recent conversions of financial institutions from mutual to stock form have decreased below their initial offering prices. See "Market for the Common Stock."

Possible Increase in Estimated Price Range and Number of Shares Issued

     The number of shares to be sold in the Conversion may be increased as a result of an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings. In the event that the Estimated Price Range is so increased, it is expected that the Company will issue up to 2,314,375 shares of Common Stock at the Purchase Price for aggregate proceeds of up to $23,143,750. An increase in the number of shares issued would decrease a subscriber's pro forma net earnings per share and shareholders' equity per share but would increase the Company's pro forma consolidated shareholders' equity and net earnings. Such an increase would also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and net earnings per share.

Possible Dilutive Effect of Stock Options and Stock Programs

     An amount equal to 10% of the Common Stock issued in the Conversion has been reserved for issuance under the Stock Option Plans, the implementation of which may be subject to the approval of the shareholders of the Company. If all of the options were to be exercised using authorized but unissued shares of Common Stock, the voting interests of existing shareholders would be diluted by approximately 9.09%, and, assuming that all options were granted at the Purchase Price, the effect on pro forma net earnings per share and stockholders' equity per share would be as set forth under "Pro Forma Data." Also, following the Conversion, the Stock Programs, if implemented, will acquire up to 4% of the shares of Common Stock issued in the Conversion, either through open market purchases, subject to OTS approval, if necessary, or from the issuance of authorized but unissued shares. If the Stock Programs are funded by the issuance of authorized but unissued shares, the interests of existing shareholders would be diluted by approximately 3.85% (assuming no exercise of any options). See "Pro Forma Data" for the effect on pro forma net earnings per share and stockholders' equity per share. If the Stock Programs are funded by open market purchases, the voting interests of existing shareholders would not be diluted, and, assuming that the shares were acquired at the Purchase Price, the effect on pro forma net earnings per share and holders' equity per share would be as set forth under "Pro Forma Data."

Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

     The Bank has received an opinion from Capital Resources that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and Bank Employees have no value. However, this opinion is not binding on the Internal Revenue Service (the "IRS"). If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members or Bank Employees are deemed to have an ascertainable value, such Eligible Account Holders, Supplemental Eligible

Account Holders, Other Members or Bank Employees could be taxed upon the receipt or exercise of the subscription rights in an amount equal to such value. Additionally, the Bank could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion -- Effects of Conversion" and "-- Effects of Conversion -- Tax Aspects."

Financial Institution Regulation and Possible Legislation

     The Bank is subject to extensive regulation and supervision as a federally chartered savings bank. The regulatory authorities have extensive discretion in connection with their supervision and enforcement activities and their examination policies, including the imposition of restrictions on the operation of a savings institution, the classification of assets by an institution and the imposition of an increase in a savings institution's allowance for loan losses. In addition, the Company, as a savings association holding company, will be subject to extensive regulation and supervision. Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the FDIC or the Congress, could have a material impact on the Company, the Bank, its operations and the Bank's Conversion. See "Regulation."

     Congress has considered various proposals to consolidate and reorganize the regulatory functions of the four federal banking agencies: the OTS, the FDIC, the Office of the Comptroller of the Currency (the "OCC") and the Board of Governors of the Federal Reserve System. Legislation has also been introduced that would limit the activities of unitary savings association holding companies to those permitted to be engaged in by multiple savings association holding companies. See "Regulation -- Regulation of Savings Association Holding Companies." The outcome of efforts to effect regulatory consolidation and reorganization and to change the permitted activities of holding companies is uncertain. Therefore, the Bank is unable to determine the extent to which such legislation, if enacted, would affect its business.

Risk of Delayed Offering

     The successful consummation of the Offerings will depend, in part, upon market conditions at the time of the Offerings, both generally and with respect to the Common Stock, and upon the operating results of the Bank. In the event that following completion of the Subscription and Community Offerings, various factors (including the market demand for the Common Stock as reflected by the level of subscriptions received in such Offerings) result in the estimated pro forma market value of the Common Stock (as determined by Capital Resources) being outside the Estimated Price Range, a resolicitation of subscribers would likely be required, which would delay completion of the Conversion. Developments other than market conditions could also delay the Conversion; however, management is currently unaware of any such developments.

     OTS regulations require the Conversion to be completed within 45 days after the completion of the Subscription and Community Offerings. Such 45-day period may be extended with the approval of the OTS for a period of up to 24 months after the date of approval of the Plan of Conversion by the Bank's members. In the event that the Bank and the Company determine that economic conditions generally, the market for publicly traded thrift institution stocks, the operating results of the Bank or other factors make a sale of the Common Stock undesirable, then the Conversion may be delayed until such conditions improve, subject to any necessary OTS approval. A material delay in the completion of the Conversion may result in a significant increase in the costs of the Conversion. In addition, significant changes in the operations and financial condition of the Bank or the Company, the aggregate market value of the shares to be issued in the Conversion or general market conditions may occur during any such material delay.

                            BIG FOOT FINANCIAL CORP.

     The Company was recently organized at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the capital stock to be issued by the Bank in the Conversion. The Company has received approval from the OTS to become a savings association holding company and, as such, will be subject to regulation by the OTS. See "The Conversion -- General." After completion of the Conversion, the Company will conduct business initially as a unitary savings association holding company. See "Regulation -- Regulation of Savings Association Holding Companies." Upon consummation of the Conversion, the Company's assets will consist of all of the outstanding shares of the Bank's capital stock issued to the Company in the Conversion and 50% of the net proceeds of the Offerings. The Company intends to use part of the retained net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase 8% of the Common Stock in the Conversion. The Company will have no significant liabilities. See "Use of Proceeds." The management of the Company is set forth under "Management of the Company." Initially, with the exception of a commercial parcel to be acquired from the Bank (see "Business of the Bank -- Real Estate Investment"), the Company will neither own nor lease any property but will instead use the premises and equipment of the Bank. At the present time, the Company does not intend to employ any persons other than officers but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future. See "Business of the Company."

     Management believes that the holding company structure will provide the Company with additional flexibility to diversify its business activities, should it decide to do so, through existing or newly-formed subsidiaries, or through acquisitions of other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the Conversion proceeds retained by the Company and earnings thereon or, alternatively, through dividends from the Bank.

     The Company's office is located at the main office of the Bank at 1190 RFD (the intersection of Old McHenry Road and Route 83), Long Grove, Illinois 60047-7304. The Company's telephone number is (847) 634-2100.

                         FAIRFIELD SAVINGS BANK, F.S.B.

     Fairfield Savings Bank, F.S.B. was originally founded in 1901 as an Illinois state chartered mutual savings and loan association. On July 1, 1991, the Bank converted to a federally chartered savings bank. The Bank is a community-oriented financial institution providing a variety of financial services to meet the needs of the communities which it serves. The Bank conducts business from its headquarters in Long Grove, Illinois and its two branches in Chicago and Norridge, Illinois. The Bank gathers savings deposits primarily from the communities and neighborhoods in close proximity to its offices. The Bank's lending area is larger, and includes Cook, DuPage and Lake counties located in Illinois. The majority of the Bank's mortgages are secured by properties located in its lending area. See "Business of the Bank -- Market Area" and " -- Competition."

     The Bank's principal business consists of gathering savings deposits from the general public within its market area and investing those savings deposits primarily in one- to four-family residential mortgage loans, mortgage-backed securities and obligations of the U.S. Government. To a lesser extent, the Bank makes multifamily residential loans, commercial real estate loans, land, construction and development loans, consumer loans (including loans secured by savings deposits and home improvement loans) and commercial lines of credit. At July 31, 1996, the Bank had total assets of $194.6 million, of which $79.1 million was comprised of loans receivable and $102.4 million was comprised of mortgage-backed securities. At such date, total savings deposits were $137.2 million, borrowings were $39.9 million and retained earnings were $13.6 million. The Bank's savings deposits are insured up to the maximum allowable amount by the SAIF. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of the Bank."

     The Bank is subject to extensive regulation, supervision and examination by the OTS, its primary regulator, and the FDIC, which insures its savings deposits. At July 31, 1996, the Bank exceeded all regulatory capital requirements with tangible, core and risk-based capital ratios of 7.35%, 7.35% and 21.59%, respectively. Additionally, the Bank's regulatory capital was in excess of the amount necessary to be "well-capitalized" under FDICIA. See "Regulation -- Regulation of Federal Savings Associations." The Bank is a member of the FHLB of Chicago, which is one of the 12 regional banks which comprise the Federal Home Loan Bank system.

     The Bank's main office is located at 1190 RFD (the intersection of Old McHenry Road and Route 83), Long Grove, Illinois 60047-7304. The Bank's telephone number is (847) 634-2100.

                                 USE OF PROCEEDS

     Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $13.9 million and $19.1 million (or $22.1 million if the Estimated Price Range is increased by 15%). See "Pro Forma Data" and "The Conversion -- Stock Pricing" as to the assumptions used to arrive at such amounts. The Company will be unable to utilize any of the net proceeds of the Offerings until the close of the Offerings.

     The Company will use the net proceeds from the sale of Common Stock as follows:

     1. The Company will purchase all of the capital stock of the Bank to be issued upon Conversion in exchange for 50% of the net proceeds.

     2. The remaining net proceeds will be retained by the Company. Net proceeds to be retained by the Company after the purchase of the capital stock of the Bank are estimated to be between $7.0 million and $9.6 million (or $11.0 million if the Estimated Price Range is increased by 15%). The net proceeds retained by the Company will initially be invested primarily in federal funds, government and federal agency mortgage-backed securities, other debt securities, high-grade short-term marketable securities, deposits of or loans to the Bank, or a combination thereof, and will be used for general business activities. In addition, the Company intends to purchase for approximately $262,000 a certain commercial parcel of land from the Bank. See "Business of the Bank -- Real Estate Investment."

     3. The Company intends to use a portion of the retained net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase 8% of the Common Stock in the Conversion. Based upon the issuance of 1,487,500 shares or 2,012,500 shares at the minimum and maximum of the Estimated Price Range, the amount of the loan to the ESOP (if the loan is made by the Company and not a third party) would be $1.2 million or $1.6 million, respectively (or $1.9 million if the Estimated Price Range is increased by 15%), to be repaid over a period of up to 10 years at an interest rate of 8%. See "Management of the Bank
- -- Benefits -- Employee Stock Ownership Plan and Trust."

     The portion of the net proceeds received by the Bank from the Company's purchase of the capital stock of the Bank, estimated to be between $7.0 million at the minimum of the Estimated Price Range and $9.6 million at the maximum of the Estimated Price Range, will be added to the Bank's general funds to be used for general corporate purposes, including investment in one- to four-family residential mortgage loans and other loans which will provide affordable home financing opportunities to the community; investment in federal funds, short-term, investment grade marketable securities and mortgage-backed securities; and to fund the Stock Programs. The Bank may also use such funds for the expansion of its facilities, and to expand operations through acquisitions of other financial institutions, branch offices or other financial services companies. The Bank has no current agreements, arrangements or understanding regarding any such establishment or acquisition, or any other transaction related to the possible expansion of its operations.

     The net proceeds retained by the Company may also be used to support the future expansion of the Bank's operations through branch acquisitions and the acquisition of other financial institutions or diversification into other banking related businesses and for other business or investment purposes, including possibly the payment of dividends and the repurchase of the Company's Common Stock as permitted by the OTS. See "Dividend Policy" and "Regulation -- Regulation of Federal Savings Associations -- Limitation on Capital Distributions." The Company has no current arrangements, understandings or agreements, written or oral, regarding any such transactions. The Company is subject to the terms of a certification made to and required by the OTS in connection with the application to the OTS for approval of the Conversion, which certification prohibits the Company from taking any actions to further any payments to its shareholders through a return of excess capital for a period of one year following the Conversion without the prior written consent of the OTS. The certification expressly does not apply to taxable dividend payments made by the Company or to dividend payments made by the Bank to the Company. See "Dividend Policy." The Company, upon completion of the Conversion, will be a unitary savings association holding company, which under existing laws generally would not be restricted as to the types of business activities in which it may engage, so long as the Bank continues to be a qualified thrift lender ("QTL"). See "Regulation -- Regulation of Savings Association Holding Companies" for a description of certain regulations applicable to the Company. In determining the amount of net proceeds to be used to purchase the capital stock of the Bank, consideration was given to such factors as the regulatory capital position of the Bank, both before and after giving effect to the Conversion, and the rules and regulations and policies of the OTS governing the amount of proceeds which may be retained by the Company.

     Upon completion of the Conversion, the Company's Board of Directors will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Based upon facts and circumstances which may arise following the Conversion and subject to applicable regulatory requirements, the Company's Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares and improvement in the Company's return on equity; (ii) the avoidance of dilution to shareholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders. In the event the Company determines to repurchase stock, such repurchases may be made at market prices which may be in excess of the Purchase Price in the Conversion.

     Any stock repurchases will be subject to the determination of the Company's Board of Directors that both the Company and the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, the Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment and tax and other considerations. In addition, applicable OTS regulations generally prohibit the Company from repurchasing its own stock for a period of one year following the Conversion. Any stock repurchases by the Company during the two years thereafter are subject to OTS approval and generally are required to be part of an open market program not involving greater than 5% of the outstanding Common Stock during any twelve-month period. However, the OTS Regional Directors have the authority to approve stock repurchases during the first three years after the Conversion that are in excess of these limits. See "The Conversion -- Certain Restrictions on Purchase or Transfer of Shares After Conversion."

     Upon completion of the Conversion, the Company's Board of Directors of the Company will have the authority to declare dividends on the Common Stock. The Board of Directors does not presently intend to declare dividends on the Common Stock but may do so in the future. The payment of dividends or repurchase of stock, however, would be prohibited if stockholders' equity would be reduced below the amount required to maintain the Bank's "liquidation account." See "Dividend Policy," "The Conversion -- Certain Restrictions on Purchase or Transfer of Shares After Conversion" and "-- Effects of Conversion -- Liquidation Rights."

     Neither the Bank nor the Company has yet determined the approximate amount of net proceeds to be used for each of the purposes mentioned above.

                                 DIVIDEND POLICY

     Upon completion of the Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock. The Board of Directors does not presently intend to declare dividends on the Common Stock. In the future, declarations of dividends by the Board of Directors, if any, will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition, results of operations, tax considerations, general economic conditions, industry standards and other factors. No assurances can be given, however, that any dividends will be paid or, if payment is commenced, will continue to be paid.

     As the principal asset of the Company, the Bank will provide the principal source of funds for payment of dividends by the Company. The Bank will not be permitted to pay dividends on its capital stock if, among other things, its holders' equity would be reduced below the amount required for the liquidation account. See "The Conversion -- Effects of Conversion -- Liquidation Rights" and "Regulation." For information concerning federal regulations which apply to the Bank in determining the amount of proceeds which may be retained by the Company and regarding a savings institution's ability to make capital distributions including payment of dividends to its holding company, see "Regulation -- Regulation of Federal Savings Associations -- Limitation on Capital Distributions" and "Federal and State Taxation -- Federal Taxation -- Distributions." Assuming the shares of Common Stock are sold at the maximum of the Estimated Price Range, at July 31, 1996, after giving pro forma effect to
(i) the Conversion and related expenses, (ii) the deduction from capital of the amount expected to be borrowed by the ESOP and the cost of shares of Common Stock to be acquired by the Stock Programs and (iii) the retention by the Bank of 50% of the net proceeds of the Conversion, the Bank would be permitted to make capital distributions of up to approximately $_____ million to the Company without prior OTS approval.

     Unlike the Bank, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its shareholders, although the source of such dividends will be dependent on the net proceeds retained by the Company and earnings thereon and may be dependent, in part, upon dividends from the Bank. The Company is subject, however, to the requirements of Illinois law, which generally prohibits dividends that would cause the net assets of the Company (the amount by which total assets exceed total liabilities) to be less than zero or less than the maximum amount payable at the time of the dividend to shareholders having preferential rights in liquidation if the corporation were then to be liquidated.

                           MARKET FOR THE COMMON STOCK

     The Company and the Bank have not previously issued capital stock (other than shares issued by the Company upon incorporation), and, consequently, there is currently no established market for the Common Stock. The Company has received conditional approval from the Nasdaq National Market to have its Common Stock quoted under the symbol "BFFC" upon completion of the Conversion. One of the requirements for continued quotation of the Common Stock on the Nasdaq National Market is that there be at least two market makers for the Common Stock. The Company will seek to encourage and assist at least two market makers to make a market in its Common Stock. Making a market involves maintaining bid and asked quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Hovde will assist the Company in such efforts but will not be a market maker in the Common Stock. While the Company anticipates that there will be other broker-dealers to act as market maker for the Common Stock, there can be no assurance that there will be two or more market makers for the Common Stock. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. The number of active buyers and sellers of the Common Stock at any particular time may be limited. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares on short notice and should not view the Common Stock as a short-term investment. There can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue, nor is there any assurance that persons purchasing shares will be able to sell them at or above the Purchase Price or that quotations will be available on the Nasdaq National Market as contemplated.

                          REGULATORY CAPITAL COMPLIANCE

     At July 31, 1996, the Bank exceeded all regulatory capital requirements. See "Regulation -- Regulation of Federal Savings Associations -- Capital Requirements." Set forth below is a summary of the Bank's compliance with regulatory capital standards at July 31, 1996, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date and receipt by the Bank of 50% of net conversion proceeds. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the Stock Programs are deducted from pro forma regulatory capital.

                                                                     Pro Forma at July 31, 1996 Based On (1)
                                           -----------------------------------------------------------------------------------------
                                                                                                                  2,314,375 Shares
                                              1,487,500 Shares       1,750,000 Shares       2,012,500 Shares         (15% above
                         Historical at     (Minimum of Estimated  (Midpoint of Estimated  Maximum of Estimated  Maximum of Estimated
                         July 31, 1996          Price Range)          Price Range)(2)         Price Range)        Price Range)(2)
                       ------------------  ---------------------- ---------------------- ---------------------  -------------------
                               Percent of              Percent             Percent of               Percent              Percent of
                       Amount   Assets(3)  Amount    of Assets(3)  Amount   Assets(3)     Amount  of Assets(3)  Amount    Assets(3)
                       ------   ---------  ------    ------------  ------   ---------     ------  ------------  ------    ---------
                                                                   (Dollars in thousands)

GAAP Capital (4) ..... $13,579    6.98%    $18,756      9.39%      $19,733    9.83 %     $20,709     10.26%     $21,831     10.76%
                       =======   =====     =======     =====       =======   =====       =======     =====      =======     =====
Tangible Capital(4):
   Capital level ..... $14,386    7.35%    $19,563      9.73%      $20,540   10.17%      $21,516     10.61%     $22,638     11.10%
   Requirement .......   2,936    1.50       3,014      1.50         3,028    1.50         3,043      1.50        3,060      1.50
                       -------   -----     -------     -----       -------   -----       -------     -----      -------     -----
   Excess ............ $11,450    5.85%    $16,549      8.23%      $17,512    8.67%      $18,473      9.11%     $19,578      9.60%
                       =======   =====     =======     =====       =======   =====       =======     =====      =======     =====
Core Capital(4):
   Capital level ..... $14,386    7.35%    $19,563      9.73%      $20,540   10.17%      $21,516     10.61%     $22,638     11.10%
   Requirement .......   5,872    3.00       6,027      3.00         6,057    3.00         6,086      3.00        6,120      3.00
                       -------   -----     -------     -----       -------   -----       -------     -----      -------     -----
   Excess ............ $ 8,514    4.35%    $13,536      6.73%      $14,483    7.17%      $15,430      7.61%     $16,518      8.10%
                       =======   =====     =======     =====       =======   =====       =======     =====      =======     =====
Risk-Based Capital(4):
   Capital level ..... $14,686   21.59%    $19,863     28.13%      $20,840   29.32%      $21,816     30.48%     $22,938     31.80%
   Requirement(5) ....   5,441    8.00       5,648      8.00         5,687    8.00         5,726      8.00        5,771      8.00
                       -------   -----     -------     -----       -------   -----       -------     -----      -------     -----
   Excess ............ $ 9,245   13.59     $14,215     20.13%      $15,153   21.32%      $16,090     22.48%     $17,167     23.80%
                       =======   =====     =======     =====       =======   =====       =======     =====      =======     =====

- ----------
(1) Pro forma capital levels assume receipt by the Bank of 50% of the net proceeds of the Conversion at th e minimum, midpoint, maximum and 15% above the maximum of the Estimat ed Price Range. These levels also assume funding by the Bank of th e Stock Programs, the ESOP purchase and repayment of the Company's l=oan to the ESOP at the minimum, midpoint, maximum and 15% above the maximum of the range. No effect has been given to the possible issuance of up to 10% of the issued Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the range pursuant to the Stock Option Plans, which are expected to be adopted by the Company following the Conversion, and which, if implemented prior to the first anniversary of the Conversion, will require approval at a meeting of shareholders to be held no earlier than six months after the completion of the Conversion.
(2) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% to reflect changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.
(3) Tangible capital and core capital levels are shown as a percentage of total tangible assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4) The difference between capital under generally accepted accounting principles ("GAAP") and regulatory tangible and core capital is an adjustment to GAAP capital by the amount of the net unrealized gain/loss, if any, on available-for-sale securities recognized only for GAAP purposes, as well as adjustments related to certain real estate investments. Regulatory risk-based capital reflects these adjustments plus the inclusion of the allowance for loan losses. See "Regulation -- Regulation of Federal Savings Associations -- Capital Requirements."
(5) The current OTS total risk-based capital requirement is 8.0% of risk-weighted assets. Assumes net proceeds are invested in assets that carry a 50% risk- weighting.

                                 CAPITALIZATION

     The following table presents the historical capitalization of the Bank at July 31, 1996, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                                                     Company Consolidated Pro Forma
                                                                                Capitalization Based On $10.00 Per Share
                                                                     ---------------------------------------------------------------
                                                                                                                       2,314,375
                                                                      1,487,500        1,750,000       2,012,500        Shares
                                                                        Shares           Shares          Shares        (15% above
                                                                     (Minimum of     (Midpoint of    (Maximum of       Maximum of
                                                         Bank         Estimated        Estimated       Estimated       Estimated
                                                      Historical     Price Range)     Price Range)    Price Range)   Price Range)(1)
                                                      ----------     ------------     ------------    ------------   ---------------
                                                                                    (In thousands)
Savings deposits(2).................................. $ 137,177       $ 137,177        $ 137,177        $ 137,177      $ 137,177
Borrowed money.......................................    39,900          39,900           39,900           39,900         39,900
                                                      ---------       ---------        ---------        ---------      ---------
Total savings deposits and borrowed money............ $ 177,077       $ 177,077        $ 177,077        $ 177,077      $ 177,077
                                                      =========       =========        =========        =========      =========
Stockholders' equity:
  Preferred Stock, $.01 par value, 2,000,000
    shares authorized; none to be issued............. $      --       $      --        $      --        $      --      $      --
  Common Stock, $.01 par value, 8,000,000
    shares authorized; shares to be issued
    as reflected.....................................
                                                             --              15               18               20             23
  Excess Common Stock, $.01 par value,
  7,200,000 shares authorized; none to be issued.....        --              --               --               --             --
  Additional paid-in capital(3)(4)...................        --          13,909           16,489           19,070         22,037
  Retained earnings, substantially restricted(5).....    14,648          14,648           14,648           14,648         14,648
  Unrealized loss on securities available-for-sale,
    net of tax.......................................    (1,069)         (1,069)          (1,069)          (1,069)        (1,069)
Less:
  Common Stock acquired by the ESOP(6)...............        --          (1,190)          (1,400)          (1,610)        (1,852)
  Common Stock acquired by the Stock
    Programs(7)......................................        --            (595)            (700)            (805)          (926)
                                                      ---------       ---------        ---------        ---------      ---------
Total stockholders' equity........................... $  13,579       $  25,718        $  27,986        $  30,254      $  32,861
                                                      =========       =========        =========      =========      =========

- ----------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial and economic conditions following the commencement of the Subscription and Community Offerings.
(2) Does not reflect withdrawals from savings deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma savings deposits by the amount withdrawn.
(3) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Company's Stock Option Plans which, if implemented by the Company prior to the first anniversary of the Conversion, will be presented for approval by shareholders at a meeting of shareholders to be held no earlier than six months following the completion of the Conversion. If implemented, an amount equal to 10% of the shares of Common Stock issued in the Conversion will be reserved for issuance upon the exercise of options to be granted under the Stock Option Plans. See "Management of the Bank -- Benefits -- Stock Option Plans."
(4) Amount shown net of expected conversion expenses of approximately $951,000, $993,000, $1,035,000, and $1,084,000, respectively, under the issuance of 1,487,500 shares, 1,750,000 shares, 2,012,500 shares and 2,314,375 shares.
(5) The retained earnings of the Bank will continue to be substantially restricted after the Conversion. See "The Conversion -- Effects of Conversion -- Liquidation Rights" and "Regulation -- Regulation of Federal Savings Associations -- Limitation on Capital Distributions."
(6) Assumes that 8% of the shares offered for sale in the Conversion will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed from the Company. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Bank -- Executive Compensation" and "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust."
(7) Assumes that an amount equal to 4% of the shares of the Common Stock issued in the Conversion will be purchased by the Stock Programs subsequent to the Conversion through open market purchases. The Common Stock purchased by the Stock Programs is reflected as a reduction of stockholders' equity. Implementation of the Stock Programs prior to the first anniversary of the Conversion would be subject to the approval of the Company's shareholders to be obtained at a meeting of shareholders to be held no earlier than six months following the completion of the Conversion. See "Management of the Bank -- Benefits -- Stock Programs" and "Pro Forma Data" regarding the dilutive effect of the Stock Programs.

                                 PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $13.9 million and $19.1 million (or $22.1 million in the event the Estimated Price Range is increased by 15%) based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Subscription Offering, as follows: (a) 8% will be sold to the ESOP and 220,500 shares will be sold to directors, officers and employees or members of such persons' immediate families; and (b) the remainder will be sold to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and Bank Employees in the Subscription Offering; (ii) Hovde will receive a fee equal to 1.75% of the aggregate actual purchase price of the shares sold to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in the Subscription Offering, excluding shares purchased by directors, officers, employees and their families and the ESOP for which there is no fee; (iii) no shares are sold in the Community Offering or the Syndicated Community Offering; and (iv) Conversion expenses, excluding the fees paid to Hovde, will be approximately $750,000. Actual Conversion expenses may vary from these estimates.

     Pro forma net earnings have been calculated assuming the Common Stock had been sold at the beginning of the periods and the net proceeds had been invested at an average yield of 5.80% for the year ended July 31, 1996, the one year treasury note rate. The pro-forma after-tax yield is assumed to be 3.82% for this period, based on an effective tax rate of 34.1% for such period. The effect of withdrawals from savings deposit accounts for the purchase of Common Stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted (in the case of pro forma net earnings per share) to give effect to the purchase of shares by the ESOP. Pro forma stockholders' equity amounts have been calculated as if the Common Stock had been sold on July 31, 1996, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the projected amount of assets and liabilities of the Company computed in accordance with GAAP. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to shareholders in the event of liquidation.

     The following tables summarize historical data of the Bank and pro forma data of the Company at or for the fiscal year ended July 31, 1996 based on the assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the Common Stock following the Conversion. The tables below give effect to the Stock Programs, which are expected to be adopted by the Company following the Conversion and which, if implemented prior to the first anniversary of the Conversion, will be presented to shareholders for approval at a meeting of shareholders to be held no earlier than six months after completion of the Conversion. See footnote 3 to the tables. No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to the Stock Option Plans to be adopted by the Board of Directors of the Company, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or the bad debt reserve in liquidation. See footnote 4 to the tables below and "The Conversion -- Effects of Conversion -- Liquidation Rights" and "Management of the Bank -- Benefits -- Stock Option Plans."

                                                                        At or For the Year Ended July 31, 1996
                                                              ------------------------------------------------------------
                                                               1,487,500       1,750,000      2,012,500        2,314,375
                                                              Shares Sold     Shares Sold    Shares Sold      Shares Sold
                                                               at $10.00       at $10.00      at $10.00      at $10.00 Per
                                                               Per Share       Per Share      Per Share       Share (15%
                                                               (Minimum        (Midpoint      (Maximum       above Maximum
                                                               of Range)       of Range)      of Range)      of Range)(1)
                                                               ---------       ---------      ---------      ------------
                                                                   (In thousands, except shares and per share amounts)
Gross proceeds ............................................   $    14,875     $    17,500    $    20,125     $    23,144
Less offering expenses and commissions ....................          (951)           (993)        (1,035)         (1,084)
                                                              -----------     -----------    -----------     -----------
Estimated net proceeds ....................................        13,924          16,507         19,090          22,060
Less:  Common Stock purchased by ESOP (2) .................        (1,190)         (1,400)        (1,610)         (1,852)
       Common Stock purchased by Stock Programs (3) .......          (595)           (700)          (805)           (926)
                                                              -----------     -----------    -----------     -----------
Estimated net proceeds, as adjusted .......................   $    12,139     $    14,407    $    16,675     $    19,282
                                                              ===========     ===========    ===========     ===========
Net earnings:
   Historical .............................................   $       226     $       226    $       226     $       226
   Pro forma net earnings on net proceeds .................           463             550            637             737
   Pro forma ESOP adjustment (2) ..........................           (78)            (92)          (106)           (122)
   Pro forma Stock Programs adjustment (3) ................           (78)            (92)          (106)           (122)
                                                              -----------     -----------    -----------     -----------
      Pro forma net earnings ..............................   $       533     $       592    $       651     $       719
                                                              -----------     -----------    -----------     -----------
Per share net earnings:
   Historical .............................................   $      0.16     $      0.14    $      0.12     $      0.11
   Pro forma net earnings on net proceeds .................          0.34            0.34           0.34            0.34
   Pro forma ESOP adjustment (2) ..........................         (0.06)          (0.06)         (0.06)          (0.06)
   Pro forma Stock Programs adjustment (3) ................         (0.05)          (0.05)         (0.05)          (0.06)
                                                              -----------     -----------    -----------     -----------
   Pro forma net earnings per share (4) ...................   $      0.39     $      0.37    $      0.35     $      0.33
                                                              ===========     ===========    ===========     ===========
   Shares used in calculation (2) .........................     1,380,000       1,624,000      1,868,000       2,148,000
Stockholders' equity:
   Historical .............................................   $    13,579     $    13,579    $    13,579     $    13,579
   Estimated net proceeds .................................        13,924          16,507         19,090          22,060
   Less:  Common Stock acquired by ESOP (2) ...............        (1,190)         (1,400)        (1,610)         (1,852)
          Common Stock acquired by Stock Programs (3) .....          (595)           (700)          (805)           (926)
                                                              -----------     -----------    -----------     -----------
   Pro forma stockholders' equity (2)(3)(4)(5) ............   $    25,718     $    27,986    $    30,254     $    32,861
                                                              ===========     ===========    ===========     ===========
Stockholders' equity per share: (3)
   Historical .............................................   $      9.13     $      7.76    $      6.75     $      5.87
   Estimated net proceeds .................................          9.36            9.43           9.48            9.53
   Less:  Common Stock acquired by ESOP (1) ...............         (0.80)          (0.80)         (0.80)          (0.80)
          Common Stock acquired by Stock Programs (3) .....         (0.40)          (0.40)         (0.40)          (0.40)
                                                              -----------     -----------    -----------     -----------
   Pro forma stockholders' equity per share (1)(2)(3)(4) ..   $     17.29     $     15.99    $     15.03     $     14.20
                                                              ===========     ===========    ===========     ===========
Shares used in calculation (2) ............................     1,487,500       1,750,000      2,012,500       2,314,375
Offering price as percentage of pro forma stockholders'
   equity per share .......................................         57.84%          62.54          66.53%          70.42%
                                                              ===========     ===========    ===========     ===========
Offering price to pro forma net earnings per share ........         25.64x          27.03x         28.57x          30.30x
                                                              ===========     ===========    ===========     ===========

                                                       (Notes on following page)

(1) As adjusted to give effect to an increase of up to 15% in the number of shares offered to reflect possible changes in market and financial conditions following the commencement of the Subscription Offering.

(2) It is assumed that 8% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. The funds used to acquire such shares are expected to be borrowed by the ESOP from the net Conversion proceeds retained by the Company. The Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. The Bank's payment of the ESOP debt is based upon equal principal installments plus interest over a 10-year period. Assuming the Company makes the ESOP loan, interest income earned by the Company on the ESOP debt will offset the interest paid by the Bank. Accordingly, only the principal payments on the ESOP debt are recorded as an expense (tax-effected) to the Company on a consolidated basis. The amount of ESOP debt is reflected as a reduction to stockholders' equity. In the event that the ESOP were to receive a loan from an independent third party, both ESOP expense and earnings on the proceeds retained by the Company would be expected to increase.

     For purposes of these tables the purchase price of $10.00 was utilized to calculate ESOP expense. The Bank will account for the ESOP in accordance with the American Institute of Certified Public Accountants ("AICPA") Accounting Standards Division's Statement of Position No. 93-6. "Employers' Accounting for Employee Stock Ownership Plans" ("SOP No. 93-6"). Accordingly, the Bank will recognize compensation expense equal to the fair value of ESOP shares at the time they are committed to be released to participants. As a result, to the extent the fair value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP No. 93-6 also requires that, for the earnings per share computations for leveraged ESOPs, outstanding shares include only such shares as have been committed to be released to participants. The table at or for the year ended July 31, 1996 assumes that the number of ESOP shares are allocated on a straight-line basis over 10 years, and, accordingly, 10% of the ESOP shares are assumed to be committed to be released at the beginning of the first year following Conversion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of New Accounting Standards" and "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust."

(3) Gives effect to the Stock Programs expected to be adopted by the Company following the Conversion and which, if implemented prior to the first anniversary of the Conversion, will be presented for approval at a meeting of shareholders to be held no earlier than six months after completion of the Conversion. If implemented, the Stock Programs intend to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion, or 59,500, 70,000, 80,500 and 92,575 shares of Common Stock (respectively) at the minimum, midpoint, maximum and 15% above the maximum of the range, either through open market purchases, subject to OTS approval, if necessary, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Stock Programs to purchase the shares will be contributed to the Stock Programs by the Bank. In calculating the pro forma effect of the Stock Programs, it is assumed that any required shareholder approval has been received, that the shares were acquired by the Stock Programs at the year ended July 31, 1996 in open market purchases at the Purchase Price, and that 20% of the amount contributed was amortized to expense during the year ended July 31, 1996. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock Programs instead of open market purchases would dilute the voting interests of existing shareholders by approximately 3.85% during the year ended July 31, 1996, pro forma net earnings per share would be $0.37, $0.36, $0.34 and $0.32 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, for the year ended July 31, 1996; pro forma stockholders' equity per share would be $17.01, $15.76, $14.84 and $14.04 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, for the year ended July 31, 1996. There can be no assurance that the Stock Programs will be implemented or that the actual purchase price of the shares will be equal to the Purchase Price. See "Management of the Bank -- Benefits."

(4) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan expected to be adopted by the Company following the Conversion. If the Company intends to implement the Stock Option Plan prior to the first anniversary of the Conversion, it will present the Stock Option Plan for approval at a meeting of shareholders to be held no earlier than six months after the completion of the Conversion. If the Stock Option Plan is approved by shareholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 148,750, 175,000, 201,250 and 231,437 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests. Assuming implementation of the Stock Option Plan and the exercise of all options at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.35, $0.34, $0.32 and $0.30, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range for the year ended July 31, 1996; pro forma stockholders' equity per share would be $16.63, $15.46, $14.58 and $13.82, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended July 31, 1996. See "Management of the Bank -- Benefits -- Stock Option Plans."

(5) The retained earnings of the Bank will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The Conversion -- Effects of Conversion -- Liquidation Rights" and "Regulation -- Regulation of Federal Savings Associations -- Limitation on Capital Distributions."

                         FAIRFIELD SAVINGS BANK, F.S.B.
                             STATEMENTS OF EARNINGS

     The following Statements of Earnings of the Bank for each of the years in the three year period ended July 31, 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon appears elsewhere herein. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                For the Year Ended July 31,
                                                                        -------------------------------------------
                                                                            1996           1995           1994
                                                                            ----           ----           ----
Interest income:
   Mortgage-backed securities held-to-maturity ......................   $  2,755,626   $  6,493,643   $  6,020,746
   Mortgage-backed securities available-for-sale ....................      4,088,066           --             --
   Loans receivable .................................................      6,026,328      5,663,087      6,086,876
   Interest-earning deposits ........................................        136,222        296,037        332,361
   FHLB of Chicago stock ............................................        147,302        142,609        128,645
   Investment securities available-for-sale and repurchase agreements           --           78,691        482,897
                                                                        ------------   ------------   ------------
       Total interest income ........................................     13,153,544     12,674,067     13,051,525
                                                                        ------------   ------------   ------------
Interest expense:
   Savings deposits .................................................      5,924,074      5,063,988      4,493,680
   Borrowed money ...................................................      2,525,598      2,268,816      2,429,480
                                                                        ------------   ------------   ------------
       Total interest expense .......................................      8,449,672      7,332,804      6,923,160
                                                                        ------------   ------------   ------------
Net interest income before provision (credit) for loan losses .......      4,703,872      5,341,263      6,128,365
Provision (credit) for loan losses ..................................        137,558           --          (18,000)
                                                                        ------------   ------------   ------------
       Net interest income after provision (credit) for loan losses .      4,566,314      5,341,263      6,146,365
                                                                        ------------   ------------   ------------
Noninterest income:
   Gain on sale of investment securities available-for-sale .........           --             --          615,588
   Gain on sale of real estate held for sale and development ........           --          556,880        574,183
   Service fees .....................................................        212,109        225,733        193,781
   Litigation settlements ...........................................        184,415         51,671           --
   Other ............................................................         88,448         11,449        131,526
                                                                        ------------   ------------   ------------
       Total noninterest income .....................................        484,972        845,733      1,515,078
                                                                        ------------   ------------   ------------
Noninterest expense:
   Compensation and benefits ........................................      2,226,288      2,455,579      2,449,494
   Office occupancy .................................................      1,032,676        951,018        922,842
   Federal deposit insurance premiums ...............................        337,220        325,463        330,878
   Real estate held for development .................................        139,847        237,148        510,549
   Professional services ............................................        359,217        197,151        229,579
   Other ............................................................        613,042        600,082        653,703
                                                                        ------------   ------------   ------------
       Total noninterest expense ....................................      4,708,290      4,766,441      5,097,045
                                                                        ------------   ------------   ------------
Income before income taxes and cumulative effect of change in
  accounting principle ..............................................        342,996      1,420,555      2,564,398
Income tax expense ..................................................        117,000        438,400        894,100
                                                                        ------------   ------------   ------------
Income before cumulative effect of change in accounting principle ...        225,996        982,155      1,670,298
Cumulative effect of change in accounting for income taxes ..........           --             --          439,470
                                                                        ------------   ------------   ------------
        Net income ..................................................   $    225,996   $    982,155   $  2,109,768
                                                                        ============   ============   ============

See accompanying "Notes to Financial Statements" presented elsewhere in this Prospectus.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The Company has only recently been formed and, accordingly, has no results of operations. The business of the Bank is that of a financial intermediary engaged primarily in attracting savings deposits from the general public and using such deposits to originate one- to four-family residential mortgage and, to a lesser extent, multifamily residential loans, commercial real estate loans, land, construction and development loans and consumer loans primarily in its market area. The Bank maintains an investment portfolio consisting primarily of mortgage-backed securities. The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the OTS and the FDIC. The Bank's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

     The Bank's earnings are primarily dependent on its net interest income, which is determined by the difference (the "spread") between the yields earned on its interest-earning assets, such as loans and investments and the rates paid on its interest-bearing liabilities, primarily savings deposits and borrowings. Results of operations are also dependent upon the level of the Bank's noninterest income, including fee income and service charges, and affected by the level of its noninterest expenses, including its general and administrative expenses.

Management Strategy

     Home Lending and Asset Quality. The Bank's strategy has been to maintain its focus as a traditional consumer-oriented institution serving the markets in which its branches are located. Historically, the Bank's interest income has been derived primarily from one- to four-family residential mortgage loans and mortgage-backed securities. To a lesser extent, the Bank derives interest income from multifamily residential loans, commercial real estate loans, land, construction and development loans, consumer loans and commercial lines of credit.

     The Bank has emphasized, and intends to continue to emphasize, the origination of one- to four-family residential mortgage loans in its lending area, which is defined generally as Cook, DuPage and Lake Counties. At July 31, 1996, one- to four-family residential mortgage loans totaled $76.3 million or 95.6% of gross loans, approximately $72.4 million (or 90.6% of gross loans) of which provided for fixed rates of interest. The remaining 4.4% of gross loans consisted of multifamily mortgage loans, land, construction and development loans, home equity and other loans. For the year ended July 31, 1996, the Bank originated $19.7 million of mortgage loans. See "Business of the Bank -- Lending Activities." The Bank also invests in mortgage-backed securities. The Bank's holdings of mortgage-backed securities totaled $102.4 million at July 31, 1996, representing 52.6% of total assets. See "Business of the Bank -- Investment Activities."

     The Bank pays particular attention to both the value estimates applied to the collateral securing loans as well as to the creditworthiness of its prospective borrowers and employs rigorous underwriting standards to minimize risk of loss. As a result of this strategy, historically the Bank has had only minimal loss experience in its lending operations. The Bank's ratio of non-performing loans to total loans at year end ranged from 0.15% to 5.58% during the five-year period ended July 31, 1996 and was 0.15% at July 31, 1996. Non-performing assets to total assets ranged from 0.06% to 2.92% during the five-year period ended July 31, 1996, and was at 0.06% at July 31, 1996. The Bank's ratio of allowance for loan losses to non-performing loans ranged from 11.08% to 254.24% over the five years ended July 31, 1996 and was 254.24% at July 31, 1996. In 1992, at the direction of the Bank's primary federal regulator, the Bank adversely classified a $4.2 million loan and placed reserves against it. Subsequently, the Bank reversed such reserves when it became apparent that the loan would be repaid in full. For the past five fiscal years, the Bank's ratio of non-performing loans to total loans averaged 0.69% and the ratio of non-performing assets to total assets averaged 0.33%, without giving effect to the reserves that were initially placed against the $4.2 million loan but were subsequently reversed. See "Selected Financial and Other Data of the Bank" and "Business of the Bank -- Delinquencies and Non-Performing Assets."

     Savings Deposits and Borrowed Money. The Bank's interest expense consists of the interest paid on savings deposits and borrowed money. The Bank's savings deposits are derived principally from its primary market area. The Bank's strategy has been to maintain a high level of stable savings deposits by providing quality service to its customers without significantly increasing its cost of funds. The Bank's low-cost deposit base, consisting of passbook accounts, non-interest-bearing demand accounts, NOW accounts and money market demand accounts, totaled $65.8 million or 48% of total savings deposits and had a weighted average effective rate of 2.41% at July 31, 1996. For the past three years, these accounts have consistently accounted for more than 47% of total savings deposits and had a weighted average effective rate of not more than 2.45% throughout this period. At July 31, 1996, money market demand accounts totaled $13.0 million or 9.5% of total savings deposits and had a weighted average effective rate of 3.12%. The Bank has consistently maintained an overall cost of funds lower than the National Median Cost of Funds Rate as determined by the OTS. At July 31, 1996, the Bank's cost of deposits was 4.01% and its cost of funds (including FHLB borrowings) of 4.74% was _____ basis points below the National Median Cost of Funds Rate. The Bank has not and does not intend to use brokered deposits as a source of funds. See "-- Liquidity and Capital Resources" and "Business of the Bank -- Sources of Funds."

Asset/Liability Management

     The principal objectives of the Bank's interest rate risk management activities are to: (i) evaluate the interest rate risk included in certain balance sheet accounts; (ii) determine the level of risk appropriate given the Bank's business focus, operating environment, capital and liquidity requirements and performance objectives; and (iii) manage the risk consistent with Board approved guidelines. Through such management, the Bank seeks to reduce the vulnerability of its operating results to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. The Bank closely monitors its interest rate risk as such risk relates to its operating strategies. The extent of the movement of interest rates, higher or lower, is an uncertainty that could have a negative impact on the earnings of the Bank. The Bank's Chief Financial Officer is charged with the responsibility of developing and implementing an interest rate risk management and reporting system that will measure the Bank's exposure to interest rate risk and generate the appropriate quarterly reports to management and the Board of Directors to ensure compliance with the limits and controls of the policy.

     To the extent consistent with its interest rate spread objectives and market conditions, the Bank attempts to manage its interest rate risk and has taken several steps in this regard. First, a majority of the Bank's mortgage-backed and related securities acquisitions since 1993 have been of securities having a balloon maturity of five or seven years. At July 31, 1996, the Bank had $102.4 million of mortgage-backed securities, approximately $75.8 million of which mature in seven years or less. The Bank's portfolio of securities available-for-sale is marked-to-market monthly and is carried on the books of the Bank at fair value. Any sale of such securities may result in a gain or loss to the Bank to the extent the market value at the time of sale exceeds or is less than the amortized cost.

     Second, a portion of the Bank's deposits consists of passbook accounts, which are considered by management to be somewhat more resistant to interest rate changes than most other types of accounts. At July 31, 1996, the Bank had $41.3 million of passbook accounts. See "Business of the Bank -- Sources of Funds -- Savings Deposits." Finally, although the Bank makes minimal adjustable-rate loans due to competitive factors, the Bank's fixed-rate lending program is focused on loans with terms of 15 years or less. At July 31, 1996, the Bank had $26.1 million or 32.8% of mortgage loans with original terms of 15 years or less.

     Despite the efforts taken by the Bank to seek to reduce its level of interest rate risk, and the Bank's intent to continue to seek to reduce its exposure to interest rate risk, the Bank has remained vulnerable to increases in interest rates and has experienced reduced levels of net income and net interest income in the fiscal years ended 1994, 1995 and 1996 as a result of, among other things, the Bank's level of interest rate risk. There can be no assurance that the Bank will not continue to experience reduced levels of net income and net interest income during periods of increasing interest rates, unless the Bank's sensitivity to increases in interest rates is reduced.

     Net Portfolio Value ("NPV") analysis provides a quantification of interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off balance sheet contracts. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an immediate and sustained 200 basis point change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Most thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between
(a) the institution's actual calculated exposure to the 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. Savings institutions, however, with less than $300 million in assets and risk-based capital ratios in excess of 12%, will be exempt from this requirement unless the OTS determines otherwise. The OTS has postponed the date that the component will first be deducted from an institution's total capital to provide it with an opportunity to review the interest rate risk proposals recently issued by the other federal banking agencies.

     Presented below, at June 30, 1996, is an analysis of the Bank's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates, up and down 400 basis points in 100 point increments. The NPV is prepared for the Bank by the OTS as of the end of each calendar quarter. The regulatory focus of A/L Management allows institutions to perform an in-house estimate of risk as the basis for measuring risk based capital. The Bank has demonstrated through its past pricing action that passbook accounts function as relatively fixed rate deposits, and as such, the passbook accounts are not rate sensitive deposits. Based upon the Bank's historical experience of its passbook account, the Bank calculates the Core Deposit Intangible value for that account. This calculation is substituted for the OTS calculation and then a new set of ratios are computed. Management does not believe that there is a material difference in the Bank's NPV performance as of July 31, 1996 as compared with June 30, 1996. The Bank's asset and liability structure results in a decrease in NPV in a rising interest rate scenario and an increase in NPV in a declining interest rate scenario. During periods of rising interest rates, the value of monetary assets declines more rapidly than the value of monetary liabilities rises. Conversely, during periods of falling interest rates, the value of monetary assets rises more rapidly than the value of monetary liabilities declines. However, the amount of change in value of specific assets and liabilities due to changes in interest rates is not the same in a rising rate environment as in a falling interest rate environment (i.e., the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward interest rate movement).

                                                        NPV as % of Economic
                         Net Portfolio Value              Value of Assets
     Change in      ------------------------------      --------------------
  Interest Rates
  In Basis Points                 $           %                       %
   (Rate Shock)       Amount    Change      Change      NPV Ratio   Change
   ------------       ------    ------      ------      ---------   ------
                               (Dollars in thousands)
       400          $ 12,110  $ (12,928)     (52)%         6.28%     (5.74)%
       300            15,474     (9,564)     (38)          7.87      (4.16)
       200            18,842     (6,196)     (25)          9.39      (2.64)
       100            22,124     (2,914)     (12)         10.81      (1.21)
    Static(1)         25,038         --       --          12.02         --
      (100)           26,956      1,918       +8          12.78      +0.76
      (200)           26,390      1,352       +5          12.50      +0.48
      (300)           26,175      1,137       +5          12.37      +0.35
      (400)           24,208       (830)      (3)         11.51      (0.52)

- ----------
(1) Based on the economic value of the Bank's assets assuming no change in interest rates.

     At June 30, 1996, 2.0% of the present value of the Bank's assets was approximately $4.2 million, which was less than $7.5 million, the decrease in NPV resulting from a 200 basis point change in interest rates. As a result, if the rule were in effect and were applicable to the Bank, the Bank would have been required to make a $1.7 million deduction from total capital in calculating its risk-based capital requirement, although the Bank's capital would have remained far in excess of regulatory minimums. See "Regulation -- Regulation of Federal Savings Associations -- Capital Requirements."

     As noted above, the market value of the Bank's net assets would be anticipated to decline significantly in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $6.2 million or 25%. On the other hand, a decrease in interest rates is anticipated to cause an increase in NPV. The level of interest rate risk in the NPV table set forth above at June 30, 1996, is within the Bank's current guidelines for tolerated interest rate risk. See "Risk Factors -- Potential Impact of Changes in Interest Rates."

     Certain assumptions utilized by the OTS in assessing the interest rate risk of thrift institutions were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates and the market value of certain assets under the various interest rate scenarios. However, the Bank uses its internal assumptions for passbook decay rates based on the Bank's historical experience. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. In the event that interest rates do not change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. In addition, a change in Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated above.

     Certain shortcomings are inherent in the methods of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates while interest rates on other types of assets may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to make scheduled payments on their adjustable-rate loans may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing table.

Analysis of Net Interest Income

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

     The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields and rates. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets and liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented. The yields and costs include fees, which are considered adjustments to yields.

                                                                                   For the Year Ended July 31,
                                                               --------------------------------------------------------------------
                                          At July 31, 1996                   1996                               1995
                                         -------------------   --------------------------------   ---------------------------------
                                                    Weighted                            Average                          Average
                                                     Average    Average                 Yield/     Average                Yield/
                                          Balance    Rate(1)    Balance     Interest     Cost      Balance   Interest     Cost
                                         ---------  --------   ---------    ---------  --------   ---------  ---------  -----------
                                                                           (Dollars in thousands)
Assets:
  Interest-earning assets:
    Mortgage-backed securities(2) ...... $ 102,411      6.32%  $ 110,734    $   6,844      6.18%  $ 107,009  $   6,494         6.07%
    Loans receivable(3) ................    79,444      7.67      75,264        6,027      8.01      69,280      5,663         8.17
    Investment securities(2) ...........      --        --          --           --        --           769         78        10.14
    Interest-earning deposits ..........     2,040      5.19       2,601          136      5.23       5,309        296         5.58
    Stock in FHLB of Chicago ...........     2,045      6.75       2,157          147      6.82       2,241        143         6.38
                                         ---------  --------   ---------    ---------  --------   ---------  ---------  -----------
      Total interest-earning assets ....   185,940      6.89%    190,756    $  13,154      6.90%    184,608  $  12,674         6.87%
                                         ---------  --------   ---------    ---------  --------   ---------  ---------  -----------
    Allowance for loan losses ..........      (300)                 (187)                              (166)
    Noninterest-earning assets .........     8,984                 9,064                              9,760
                                         ---------             ---------                          ---------
      Total assets ..................... $ 194,624             $ 199,633                          $ 194,202
                                         =========             =========                          =========

Liabilities and equity:
  Interest-bearing liabilities:
    NOW accounts ....................... $   7,310      2.02%  $   7,263    $     146      2.01%  $   7,681  $     155         2.02%
    Money market demand accounts .......    13,035      3.12      14,031          437      3.11      15,858        467         2.94
    Passbook/statement savings accounts     41,324      2.50      42,094        1,054      2.50      45,213      1,130         2.50
    Certificates of deposit ............    71,343      5.48      75,064        4,287      5.71      68,858      3,312         4.81
    Borrowed money .....................    39,900      6.75      37,800        2,526      6.68      33,685      2,269         6.74
                                         ---------  --------   ---------    ---------  --------   ---------  ---------  -----------
      Total interest-bearing liabilities   172,912      4.74%    176,252        8,450      4.79%    171,295      7,333         4.28%
                                         ---------  --------   ---------    ---------  --------   ---------  ---------  -----------
  Noninterest-bearing NOW accounts .....     4,165                 4,115                              3,820
  Other noninterest-bearing liabilities      3,968                 4,942                              5,012
                                         ---------             ---------                          ---------
       Total liabilities ...............   181,045               185,309                            180,127
  Equity ...............................    13,579                14,324                             14,075
                                         ---------             ---------                          ---------
       Total liabilities and equity .... $ 194,624             $ 199,633                          $ 194,202
                                         =========             =========                          =========
Net interest income ....................                                    $   4,704                        $   5,341
                                                                            =========                        =========
Interest rate spread(4) ................                2.15%                              2.11%                               2.59%
                                                    ========                           ========                         ===========

Net interest-earning assets ............ $  13,028             $  14,504                          $  13,313
                                         =========             =========                          =========
Net interest margin(5) .................                                                   2.47%                               2.89%
                                                                                       ========                         ===========
Ratio of interest-earning assets to
  interest-bearing liabilities .........    107.53%               108.23%                            107.77%
                                         =========             =========                          =========

                                                       (Notes on following page)

                                                                          For the Year Ended July 31,
                                          ------------------------------------------------------------------------------------------
                                                       1994                          1993                          1992
                                          ------------------------------ ----------------------------- -----------------------------
                                                                 Average                       Average                       Average
                                           Average               Yield/   Average              Yield/   Average              Yield/
                                           Balance     Interest   Cost    Balance    Interest   Cost    Balance    Interest   Cost
                                          ---------    --------  -----   ---------   --------  ------- ---------   --------  -----
                                                                                    (Dollars in thousands)
Assets:
  Interest-earning assets:
    Mortgage-backed securities(2) ......  $  92,717    $  6,021   6.49%  $  48,212    $ 3,505   7.27%  $  30,315    $ 2,306   7.61%
    Loans receivable(3) ................     72,042       6,087   8.45      89,296      8,647   9.68     102,097      9,577   9.38
    Investment securities(2) ...........      5,728         483   8.43      24,654      1,437   5.83      28,044      1,959   6.99
    Interest-earning deposits ..........     10,564         332   3.14      11,165        302   2.70       8,939        393   4.40
    Stock in FHLB of Chicago ...........      2,163         129   5.96       1,912        104   5.44       1,735        103   5.94
                                          ---------    --------  -----   ---------    -------  -----   ---------    -------  -----
      Total interest-earning assets ....    183,214    $ 13,052   7.12%    175,239    $13,995   7.99%    171,130    $14,338   8.38%
                                          ---------    --------  -----   ---------    -------  -----   ---------    -------  -----
    Allowance for loan losses ..........       (181)                          (443)                         (390)
    Noninterest-earning assets .........     10,845                         11,642                        12,682
                                          ---------                      ---------                     ---------
      Total assets .....................  $ 193,878                      $ 186,438                     $ 183,422
                                          =========                      =========                     =========

Liabilities and equity:
  Interest-bearing liabilities:
    NOW accounts .......................  $   8,438    $    184   2.18%  $   8,626    $   240   2.78%  $   8,098    $   355   4.38%
    Money market demand accounts .......     19,560         520   2.66      21,076        675   3.20      20,290        927   4.57
    Passbook/statement savings accounts      48,209       1,280   2.66      47,959      1,555   3.24      44,264      2,103   4.75
    Certificates of deposit ............     60,169       2,510   4.17      52,444      2,530   4.82      58,511      3,683   6.29
    Borrowed money .....................     35,938       2,429   6.76      36,600      2,454   6.70      34,440      2,130   6.18
                                          ---------    --------  -----   ---------    -------  -----   ---------    -------  -----
      Total interest-bearing liabilities    172,314       6,923   4.02%    166,705      7,454   4.47%    165,603      9,198   5.55%
                                          ---------    --------  -----   ---------    -------  -----   ---------    -------  -----
  Noninterest-bearing NOW accounts .....      3,384                          2,950                         2,628
  Other noninterest-bearing liabilities       5,715                          6,517                         6,223
                                          ---------                      ---------                     ---------
       Total liabilities ...............    181,413                        176,172                       174,454
  Equity ...............................     12,465     `                   10,266                         8,968
                                          ---------                      ---------                     ---------
       Total liabilities and equity ....  $ 193,878                      $ 186,438                     $ 183,422
                                          =========                      =========                     =========
Net interest income ....................               $  6,129                       $ 6,541                       $ 5,140
                                                       ========                       =======                       =======
Interest rate spread(4) ................                          3.10%                         3.52%                         2.83%
                                                                 =====                         =====                         =====
Net interest-earning assets ............  $  10,900                      $   8,534                     $   5,527
                                          =========                      =========                     =========
Net interest margin(5) .................                          3.35%                         3.73%                         3.00%
                                                                 =====                         =====                         =====
Ratio of interest-earning assets to
  interest-bearing liabilities .........     106.33%                        105.12%                       103.34%
                                          =========                      =========                     =========

- ----------
(1) The weighted average rate represents the coupon associated with each asset and liability, weighted by the principal balance associated with each asset and liability.
(2)  Includes securities classified as "available-for-sale."
(3) In computing the average balance of loans receivable, non-accrual loans have been included.
(4) Average interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

     Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest-bearing liabilities and the change in the volume or amount of these assets and liabilities. In general, increases in the volume or amount of interest-bearing liabilities, as well as increases in the interest rates paid on interest-bearing liabilities, and decreases in the volume or amount of interest-earning assets, as well as decreases in the yields earned on interest-earning assets, have the effect of reducing the Bank's net interest income. Conversely, increases in the volume or amount of the Bank's interest-earning assets, as well as increases in the yields earned on interest-earning assets, and decreases in the volume or amount of interest-bearing liabilities, as well as decreases in the rates paid on interest-bearing liabilities, have the effect of increasing the Bank's net interest income. The following table sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in volume (changes in volume multiplied by old rate), changes in rates (changes in rates multiplied by old volume) and changes in rate-volume (changes in rates multiplied by changes in volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                       Year Ended July 31, 1996         Year Ended July 31, 1995        Year Ended July 31, 1994
                                        Compared to Year Ended           Compared to Year Ended          Compared to Year Ended
                                             July 31, 1995                    July 31, 1994                   July 31, 1993
                                    ------------------------------   ------------------------------  -------------------------------
                                    Increase/(Decrease)              Increase/(Decrease)             Increase/(Decrease)
                                          Due to                           Due to                          Due to
                                    -------------------              -------------------             -------------------
                                     Volume      Rate       Net       Volume      Rate       Net      Volume       Rate       Net
                                     ------      ----       ---       ------      ----       ---      ------       ----       ---
Interest-earning assets:
   Mortgage-backed securities ....  $   230    $   120    $   350    $   814    $  (341)   $   473    $ 2,847    $  (331)   $ 2,516
   Loans receivable ..............      471       (107)       364       (227)      (197)      (424)    (1,545)    (1,015)    (2,560)
   Investment securities .........      (39)       (39)       (78)      (529)       124       (405)    (2,278)     1,324       (954)
   Interest-earning deposits .....     (142)       (18)      (160)        64       (100)       (36)       (15)        45         30
   Stock in FHLB of Chicago ......       (4)         8          4          5          9         14         15         10         25
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
          Total ..................  $   516    $   (36)   $   480    $   127    $  (505)   $  (378)   $  (976)   $    33    $  (943)
                                    =======    =======    =======    =======    =======    =======    =======    =======    =======
Interest-bearing liabilities:
    NOW accounts .................  $    (8)   $    (1)   $    (9)   $   (16)       (13)   $   (29)   $    (5)   $   (51)   $   (56)
    Money market demand accounts .      (60)        30        (30)      (121)        68        (53)       (47)      (108)      (155)
    Passbook/statement savings
      accounts ...................      (76)      --          (76)       (76)       (74)      (150)         8       (283)      (275)
    Certificates of deposit ......      317        658        975        389        413        802       (240)       220        (20)
    Borrowed money ...............      277        (20)       257       (153)        (7)      (160)       (50)        25        (25)
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
          Total ..................  $   450    $   667    $ 1,117    $    23    $   387    $   410    $  (334)   $  (197)   $  (531)
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
Net change in net interest income   $    66    $  (703)   $  (637)   $   104    $  (892)   $  (788)   $  (642)   $   230    $  (412)
                                    =======    =======    =======    =======    =======    =======    =======    =======    =======

Comparison of Financial Condition at July 31, 1996 and 1995

     Total assets decreased $5.7 million to $194.6 million at July 31, 1996 from $200.3 million at July 31, 1995. Total liabilities also declined $4.8 million to $181.0 million at July 31, 1996 from $185.8 million at July 31, 1995.

     Mortgage-backed securities (including both held-to-maturity and available-for-sale) decreased $8.9 million to $102.4 million at July 31, 1996 from $111.3 million at July 31, 1995. Loans receivable increased $8.1 to $79.1 million at July 31, 1996 from $71.0 million at July 31, 1995 due to the origination of new loans for the Bank's portfolio exceeding loan repayment.

     Interest earning deposits were $2.0 million and $7.0 million at July 31, 1996 and 1995, respectively, a decrease of $5.0 million.

     Total savings deposits decreased $11.1 million to $137.2 million at July 31, 1996 from $148.3 million at July 31, 1995 due primarily to a decrease in certificates of deposit of $7.0 million. FHLB of Chicago advances increased $7.6 million to $39.9 million at July 31, 1996 from $32.3 million at July 31, 1995 due primarily to management's decision to increase the Bank's level of short-term borrowings to fund mortgage originations and offset savings deposit net outflows. Total retained earnings decreased $800,000 to $13.6 million at July 31, 1996 from $14.4 million at July 31, 1995 due to net income of $226,000, which was offset by an adjustment of securities available for sale to fair value, net of tax effect, totaling $1.1 million.

Comparison of Operating Results for Fiscal Years Ended July 31, 1996 and 1995

     General. Net income for the fiscal year ended July 31, 1996 was $226,000 compared to $982,000 for the fiscal year ended July 31, 1995. The $756,000, or 77.0%, decrease was primarily attributable to a one-time gain of $557,000 on the sale of real estate held for development in 1995, with no comparable gain recorded in 1996. Net income in 1996 was also lower due to a $637,000 decrease in net interest income before provision for loan losses, which was partially offset by a $321,000 decrease in income tax expense.

     Net Interest Income. Net interest income before provision for loan losses decreased $637,000 to $4.7 million for the fiscal year ended July 31, 1996, from $5.3 million for the fiscal year ended July 31, 1995. Interest income increased $479,000 to $13.2 million for the fiscal year ended July 31, 1996 from $12.7 million for the fiscal year ended July 31, 1995 due to an increase of $6.1 million, from $184.6 million to $190.8 million, in the average balance of interest-earning assets. Interest expense increased $1.1 million to $8.4 million for the fiscal year ended July 31, 1996 from $7.3 million for the fiscal year ended July 31, 1995. This increase was the result of an increase in the average balance of interest-bearing liabilities of $5.0 million, from $171.3 million to $176.3 million, as well as an increase in the average cost of funds of 51 basis points from 4.28% to 4.79%.

     Interest Income. Interest income totaled $13.2 million for the fiscal year ended July 31, 1996, compared to $12.7 million for the fiscal year ended July 31, 1995. This increase reflects a $6.1 million increase in total average interest-earning assets in the 1996 fiscal year compared to the 1995 fiscal year, while the average yield on such assets increased 3 basis points from 6.87% to 6.90% over the same period. Interest income on loans receivable increased $363,000 to $6.0 million for the 1996 fiscal year, reflecting a $6.0 million increase in the average balance of loans, which was offset by the effect of a 16 basis point decrease in the average yield on loans to 8.01% from 8.17%. Interest income on mortgage-backed securities increased $350,000 to $6.8 million for the 1996 fiscal year from $6.5 million for the 1995 fiscal year. The increase is due primarily to a $3.7 million increase in the average balance of mortgage-backed securities to $110.7 million from $107.0 million and an 11 basis point increase in the average yield to 6.18% from 6.07%. Interest income on interest-earning deposits decreased $160,000 to $136,000 for the 1996 fiscal year, due to a $2.7 million decrease in average balance and a 35 basis point decrease in average yield from 5.58% to 5.23%.

     Interest Expense. Interest expense increased $1.1 million to $8.4 million for the fiscal year ended July 31, 1996, compared to $7.3 million for the fiscal year ended July 31, 1995. This increase reflects both an increase in average interest-bearing liabilities of $5.0 million during the 1996 fiscal year and an increase in the average rate paid on such liabilities of 51 basis points over the same period. The increase in average interest-bearing liabilities is primarily attributable to an increase in the average balance of certificates of deposit to $75.1 million for the 1996 fiscal year from $68.8 million for the 1995 fiscal year. The net effect was an increase of $975,000 in interest expense on certificates of deposit. The increase occurred during a generally higher interest rate environment, which resulted in the average rate paid on savings deposits increasing 60 basis points to 4.28%. Interest expense on borrowed money increased $257,000 as the average balance of borrowings from the FHLB of Chicago increased $4.1 million to $37.8 million for the fiscal year ended July 31, 1996 from $33.7 million for the fiscal year ended July 31, 1995, and the average cost of such borrowings decreased to 6.68% from 6.74%.

     Provision for Loan Losses. For the fiscal year ended July 31, 1996, $138,000 was allocated to provision for loan losses. For the fiscal year ended July 31, 1995, the provision was $0. The 1996 provision increased the allowance for loan losses from $166,000 at July 31, 1995 to $300,000 at July 31, 1996. At July 31, 1996, the ratios of the allowance for loan losses to non-performing loans and to total loans were 254.24% and 0.38%, respectively, which were well below the Bank's peer group average. Management believes that the provision for loan losses and the allowance for loan losses are reasonable and adequate to cover any known losses and any losses reasonably expected in the loan portfolio. While management estimates loan losses using the best available information, no assurance can be made that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, identification of additional problem loans and other factors, both within and outside of management's control. Because of these uncertainties, management considered it appropriate to increase the allowance for loan losses in 1996 to the upper range of the formula employed by the Bank to establish the allowance. The directors of the Bank have reviewed and approved the provision for loan losses and the allowance for loan losses and the assumptions utilized by management as to their reasonableness and adequacy.

     Noninterest Income. Noninterest income for the fiscal year ended July 31, 1996 decreased $361,000 to $485,000 from $846,000 for the fiscal year ended July 31, 1995. For the fiscal year ended July 31, 1995, the Bank had gains on the sale of real estate held for sale and development in the amount of $557,000. These gains relate to a subdivision called Trails of Olympia Fields. The final residential lots were sold in fiscal year 1995 in addition to a portion of the adjoining "Commercial property." There were no sales of these properties in fiscal year 1996. Noninterest income was also affected by an increase in other noninterest income of $77,000 for the 1996 fiscal year compared to the 1995 fiscal year. Litigation settlements increased from $51,671 for the fiscal year ended July 31, 1995 to $184,415 for the fiscal year ended July 31, 1996 due to the settlement of two claims in connection with the development of the Trails of Olympia Fields.

     Noninterest Expense. Noninterest expense decreased $58,000 to $4.7 million for the fiscal year ended July 31, 1996 from $4.8 million for the fiscal year ended July 31, 1995. The Bank's ratio of noninterest expenses to average assets decreased to 2.36% in the 1996 fiscal year from 2.45% in the 1995 fiscal year. Compensation related expenses decreased $229,000. The Senior Management Officer Bonus program ("SMO") long term award was terminated in 1996, and no annual award was made in 1996, which resulted in a $144,000 decline in compensation expense in fiscal year 1996. Real estate held for sale and development expenses were $140,000 and $237,000 in the fiscal year 1996 and 1995, respectively, or a decline of $97,000. Occupancy expenses increased $82,000 or 8.6% during the fiscal year ended July 31, 1996 due primarily to an increase in utility and depreciation expenses. Professional services expenses increased $162,000 or 82.2% during the fiscal year ended July 31, 1996 as a result of increased legal fees incurred in connection with claims against a municipality and certain parties involved in the development of the Trails of Olympia Fields.

     Income Tax Expense. Income tax expense decreased $321,000 or 73.3%, to $117,000 for the fiscal year ended July 31, 1996 from $439,000 for the fiscal year ended July 31, 1995. This decrease was due to the decrease of $1.1 million or 75.9% in pre-tax income.

Comparison of Financial Condition at July 31, 1995 and July 31, 1994

     Total assets increased $5.1 million to $200.3 million at July 31, 1995, from $195.2 million at July 31, 1994. The asset growth was funded through deposit inflows. Savings deposits increased $6.5 million to $148.3 million at July 31, 1995 from $141.8 million at July 31, 1994, due primarily to an increase in certificates of deposit with original maturities of 13 and 19 months.

     Asset growth was concentrated in loans, which increased $2.6 million to $71.0 million at July 31, 1995, from $68.4 million at July 31,1994. Loan originations totaled $12.3 million for the year ended July 31, 1995, compared to $11.3 million for the year ended July 31, 1994, representing an increase of $1.0 million. The increase was due primarily to an increase in the origination of one- to four-family residential mortgage loans reflecting increased loan demand experienced by the Bank.

     Total mortgage-backed securities remained relatively stable at $111.3 million at July 31, 1995, compared to $111.9 million at July 31, 1994. All securities were held-to-maturity in 1995 and 1994.

     Real estate owned, net, increased to $168,000 in 1995. There was no real estate owned at July 31, 1994. This increase was the result of a foreclosure of one single-family residential property.

     The Bank's retained earnings was $14.4 million at July 31, 1995 and $13.4 million at July 31, 1994. The increase was due to net income for the fiscal year ended July 31, 1995 of $982,000.

Comparison of Operating Results for Fiscal Years Ended July 31, 1995 and 1994

     General. Net income for the fiscal year ended July 31, 1995 was $982,000 compared to $2.1 million for the fiscal year ended July 31, 1994. This decrease of $1.1 million or 53% was due to a reduction in net interest income after provision for loan losses of $805,000 for the 1995 fiscal year, as compared to the 1994 fiscal year, as well as gains on sales of investment securities held for sale of $616,000 for the 1994 fiscal year, as compared to none in the 1995 fiscal year. These reductions in income were offset, in part, by a reduction in noninterest expense of $331,000.

     Net Interest Income. Net interest income before provision for loan loss for the fiscal year ended July 31, 1995 decreased $788,000 or 13% to $5.3 million. The Bank's average yield earned on interest-earning assets decreased from 7.12% for the 1994 fiscal year to 6.87% for the 1995 fiscal year, and the Bank's average rate paid on interest-bearing liabilities increased from 4.02% for the 1994 fiscal year to 4.28% for the 1995 fiscal year. These changes in yields earned and rates paid resulted in the Bank's average interest rate spread decreasing by 0.51 basis points to 2.59% and the Bank's net interest margin decreasing by 46 basis points to 2.89% for the 1995 fiscal year, as compared to 3.10% and 3.35%, respectively, for the 1994 fiscal year.

     Market interest rates were higher in the 1995 fiscal year across the entire U.S. Treasury yield curve than in the 1994 fiscal year. However, the Bank generally realized lower yields on its average interest-earning assets (other than federal funds sold) as a result of the impact of asset repricings that occurred during the declining interest rate environment in the 1994 fiscal year. Generally, the Bank's assets have repriced less quickly in the rising interest rate environment of the 1995 fiscal year than in the declining interest rate environment of the 1994 fiscal year. During the 1995 fiscal year, the Bank's interest-bearing liabilities, particularly certificate accounts which had increasing average balances, repriced more quickly than the Bank's interest-earning assets. This had a negative impact on the Bank's average interest rate spread and net interest margin in the 1995 fiscal year compared to the 1994 fiscal year.

     Interest Income. Interest income totaled $12.7 million for the fiscal year ended July 31, 1995, compared to $13.1 million for the fiscal year ended July 31, 1994. This decrease reflects a $1.4 million increase in total average interest-earning assets in the 1995 fiscal year compared to the 1994 fiscal year, while the average yield on such assets declined 25 basis points over the same period. Interest income on loans receivable declined $424,000 to $5.7 million for the 1995 fiscal year, reflecting a $2.8 million decrease in the average balance of loans and the effect of a 28 basis point decrease in the average yield to 8.17%. Interest income on mortgage-backed securities increased $473,000 to $6.5 million for the 1995 fiscal year from $6.0 million for the 1994 fiscal year. The increase is due primarily to a $14.3 million increase in the average balance to $107 million, which was partially offset by a 42 basis point decline in the average yield to 6.07%. Interest income on interest-earning deposits decreased from $332,000 to $296,000 for the 1995 fiscal year, reflecting a $5.3 million decrease in the average balance, which was offset by a 244 basis point increase in the average yield.

     Interest Expense. Interest expense on savings deposits increased $570,000 to $5.1 million for the fiscal year ended July 31, 1995, compared to $4.5 million for the fiscal year ended July 31, 1994. This increase reflects both an increase in average savings deposits of $1.2 million during the 1995 fiscal year and an increase in the average rate paid on such liabilities of 39 basis points over the same period. The decrease of $1.0 million in average interest-bearing liabilities is primarily attributable to a decrease in the average balance of $9.7 million for all categories of interest bearing liabilities except for an increase of $8.7 million in the average balance of certificates of deposit to $68.9 million for the 1995 fiscal year from $60.2 million for the 1994 fiscal year, which increase occurred during a generally higher interest rate environment resulting in the average rate paid on such savings deposits increasing 64 basis points to 4.81%. The net effect was an increase of $802,000 in interest expense on certificates of deposit. The increase in certificates of deposit reflects the Bank's general strategy of funding asset growth with deposit liabilities.

     Provision for Loan Losses. The provision for loan losses was $0 and an $18,000 credit for the fiscal years ending July 31, 1995 and July 31, 1994, respectively. At July 31, 1995, the percentage of the allowance for loan losses to non-performing loans (consisting primarily of loans 90 days or more past due and accruing interest) was 86.01%. As a percentage of total loans, the allowance for loan losses was 0.23% at July 31, 1995. The percentage of non-performing loans to total loans decreased to 0.27% at July 31, 1995, from 0.74% at July 31, 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management Strategy -- Home Lending and Asset Quality." Management believes that the provision for loan losses and the allowance for loan losses are reasonable and adequate to cover any known losses and any losses reasonably expected in the loan portfolio. While management estimates loan losses using the best available information, no assurance can be made that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, identification of additional problem loans and other factors, both within and outside of management's control. The directors of the Bank have reviewed and approved the provision for loan losses and the allowance for loan losses and the assumptions utilized by management as to their reasonableness and adequacy.

     Noninterest Income. Noninterest income for the fiscal year ended July 31, 1995 decreased $669,000 to $846,000 from $1.5 million for the fiscal year ended July 31, 1994. This decrease was primarily attributable to a net gain of $616,000 on sales of held-for-sale securities sold in the 1994 fiscal year compared to no gain on sales of securities for the 1995 fiscal year. The securities sold in the 1994 fiscal year were limited to held-for-sale securities. Noninterest income was also affected by a decline in gain on sale of real estate held for sale and development of $17,000 for the 1995 fiscal year compared to the 1994 fiscal year, and an increase of $32,000 in service charges and other fees reflecting decreased loan servicing fee income.

Litigation settlements increased by $52,000 in 1994 due to the settlement of a lawsuit relating to development of the Trails of Olympia Fields.

     Noninterest Expense. Noninterest expense decreased $331,000 to $4.8 million for the fiscal year ended July 31, 1995 from $5.1 million for the fiscal year ended July 31, 1994. The Bank's ratio of noninterest expense to average assets decreased to 2.45% in the 1995 fiscal year from 2.63% in the 1994 fiscal year. Compensation and benefits expense increased nominally to $2.5 million for the 1995 fiscal year compared to the same amount for the 1994 fiscal year. Real estate held for sale and development decreased $274,000 from $511,000 to $237,000; professional services expenses decreased from $230,000 to $197,000. Other noninterest expense decreased $54,000 to $600,000 for the 1995 fiscal year compared to $654,000 for the 1994 fiscal year.

     Income Tax Expense. Income tax expense decreased $455,000, or 51%, to $439,000 for the fiscal year ended July 31, 1995 from $894,000 for the fiscal year ended July 31, 1994. This decrease was due to the decrease of $1.1 million in pre-tax income.

Liquidity and Capital Resources

     The term "liquidity" as used by a savings bank refers to the ability of the institution to produce sufficient cash to meet withdrawals, fund loan commitments and pay operating expenses. Cash needed to fund these requirements is generated by savings deposits, loan repayments, securities sales, FHLB advances, and other sources of income.

     The Bank's primary sources of funds are savings deposits, principal and interest payments on loans and securities and borrowings from the FHLB of Chicago. While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions and competition strongly influence mortgage prepayment rates and savings deposit flows, reducing the predictability of the timing of sources of funds. Cash flows from operating activities amounted to $165,000, $908,000 and $322,000 for the years ended July 31, 1996, 1995 and
1994, respectively.

     The Bank is required to maintain an average daily balance of liquid assets and short-term liquid assets as a percentage of net withdrawable deposit accounts plus short-term borrowings as defined by the regulations of the OTS. The minimum required liquidity and short-term liquidity ratios are currently 5.0% and 1.0%, respectively. At July 31, 1996, 1995 and 1994, the Bank's liquidity ratios were 42.4%, 27.1% and 22.1%, respectively, and its short-term liquidity ratios were 2.7%, 10.8% and 3.5%, respectively. The levels of the Bank's short-term assets are dependent on the Bank's operating, financing and investing activities during any given period. Management believes it will have adequate resources to fund all commitments on a short term and long term basis in accordance with its business strategy.

     The primary investing activities of the Bank are the origination of mortgage and other loans and the purchase of mortgage-backed and other securities. During the years ended July 31, 1996, 1995 and 1994, the Bank's disbursements for loan originations totaled $19.9 million, $12.4 million and $11.4 million, respectively. These activities were funded primarily by net deposit inflows and principal repayments on loans, securities and FHLB advances. Net cash flows used in investing activities amounted to $510,000, $1.6 million and $37.0 million for the years ended July 31, 1996, 1995 and 1994, respectively.

     For the fiscal year ended July 31, 1996, the Bank experienced net decreases in deposits (including the effect of interest credited) of $11.2 million. For the fiscal years ended July 31, 1995 and 1994 the Bank experienced net increases in deposits of $6.5 million and $10.3 million, respectively. The increase in the 1995 fiscal year reflects the general increase in market interest rates which made deposit products (particularly shorter term certificates of deposit) a more attractive investment alternative for the Bank's customers. The increase in savings deposits for the 1994 fiscal year reflects a marketing campaign by the Bank to attract two- to four-year certificates of deposit. See "Selected Financial and Other Data of the Bank."

     The Bank's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing savings deposits. The level of these assets is dependent on the Bank's operating, financing and investing activities during any given period. At July 31, 1996 and 1995, cash and cash equivalents totaled $4.6 and $9.0 million, respectively.

     Net cash flows provided by financing activities amounted to $4.5 million and $7.6 million for the years ended July 31, 1995, and 1994, respectively. Net cash flows used in financing activities amounted to $4.1 million for the year ended July 31, 1996.

     See the "Statements of Cash Flows" in the Financial Statements included in this Prospectus for the sources and uses of cash flows for operating activities, investing activities and financing activities for each of the years ended July 31, 1996, 1995 and 1994.

     The Bank has other sources of liquidity if a need for additional funds arises, including the ability to obtain FHLB of Chicago advances of up to $45 million based on the Bank's current investment in FHLB of Chicago stock. At July 31, 1996, the Bank had outstanding $39.9 million in FHLB of Chicago advances.

     At July 31, 1996, the Bank had outstanding mortgage loan origination commitments of $851,000 and unused lines of consumer credit of $614,000. The Bank anticipates that it will have sufficient funds available to meet its current origination and other lending commitments. Certificates of deposit scheduled to mature in less than one year from July 31, 1996 totalled $53.3 million. Based upon the Bank's most recent experience and pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.

     At July 31, 1996, the Bank exceeded all of its regulatory capital requirements with tangible capital of $14.4 million, or 7.35% of total adjusted assets, which is above the required level of $2.9 million or 1.5%; core capital of $14.4 million, or 7.35% of total adjusted assets, which is above the required level of $5.9 million or 3.0%; and total risk-based capital of $14.7 million, or 21.59% of risk-weighted assets, which is above the required level of $5.4 million, or 8%. See "Regulatory Capital Compliance" and "Regulation -- Regulation of Federal Savings Associations -- Capital Requirements" for a reconciliation of GAAP capital to regulatory capital.

Impact of Inflation and Changing Prices

     The Bank's Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

     The Bank will be required to account for the ESOP under Statement of Position 93-6, "Employers' Accounting for Employee Stock ownership Plans" ("SOP 93-6"). SOP 93-6 measures compensation expense recorded by employers for leveraged ESOPs using the fair value of ESOP shares. Under SOP 93-6, the

Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Bank's ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity. Employers with internally leveraged ESOPs will not report the loan receivable from the ESOP as an asset and will not report the ESOP debt as a liability. See "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust."

     In March 1995, the Financial Accounting Standards Board the ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Various assets are excluded from the scope of SFAS 121, including financial instruments which constitute most of the Bank's assets. For assets included in the scope of SFAS 121, such as office property and equipment, an impairment loss must be recognized when the estimate of total undiscounted future cash flows attributable to the asset is less than the asset's carrying value. Measurement of the impairment loss is based on the fair value of the asset. SFAS 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. The Bank adopted SFAS 121 on August 1, 1996, and it did not have a material impact on the Bank's results of operations or financial position.

     In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," ("SFAS 122"), which amends Statement of Financial Accounting Standards no. 65, "Accounting for Certain Mortgage Banking Activities." SFAS 122 is effective for fiscal years beginning after December 15, 1995. SFAS 122 requires that entities recognize, as separate assets, rights to service mortgage loans for others regardless of how those servicing rights are acquired. Additionally, SFAS 122 requires that the capitalized mortgage servicing rights be assesses for impairment based on the fair value of those rights and that the impairment be recognized through a valuation allowance. These requirements will accelerate the income recognition associated with mortgage banking activities, increase future operating expense due to the amortization of servicing rights and will also result in greater earnings volatility for those institutions involved in mortgage banking activities. The implementation of SFAS 122 on August 1, 1996 did not have a material impact on the Bank's financial condition or results of operations, because the Bank does not currently conduct any material mortgage banking activities or purchase loan servicing rights.

     In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), This statement established financial accounting standards for stock-based employee compensation plans. SFAS 123 permits the Bank to choose either the new fair value based method, or the current accounting prescribed by Accounting Principles Board ("APB") Opinion 25, using the intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value based method had been applied in APB Opinion 25. SFAS 123 applies to all stock-based employee compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. SFAS 123 also applies to plans in which the employer incurs liabilities to employees in amounts based on the price of the employer's stock, (e.g. stock option plans, stock purchase plans, restricted stock plans and stock appreciation rights). SFAS 123 also specifies the accounting for transactions in which a company issues stock options or other equity instruments for services provided by nonemployees or to acquire goods or services from outside suppliers or vendors. The recognition provisions of SFAS 123 for companies choosing to adopt the new fair value based method of accounting for stock-based compensation arrangements may be adopted immediately and will apply to all transactions entered into in fiscal years that begin after December 15, 1995. The disclosure provisions of SFAS 123 are effective for fiscal years beginning after December 15, 1995, however, disclosure of the pro forma net earnings and earnings per share, as if the fair value method of accounting for stock-based compensation had been elected, is required for all awards granted in fiscal years beginning after December 31, 1994. The Company expects to account for its stock-based compensation arrangements as prescribed in APB Opinion 25 upon the consummation of the Conversion.

     In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"), which supersedes FASB Statements No. 76, "Extinguishments of Debt," and No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." This statement amends FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and amends and extends to all servicing assets and liabilities, the accounting standards for mortgage servicing rights now set forth in SFAS 65, and supersedes SFAS 122. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange.

     SFAS 125 further requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values on the date of the transfer. SFAS 125 also requires that servicing assets and liabilities be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair values. SFAS 125 requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them to certain circumstances in which the secured party has taken control of those assets. SFAS 125 requires that a liability be derecognized if and only if either (i) the debtor pays the creditor and is relieved of its obligation for the liability or
(ii) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. Therefore, a liability is not considered extinguished by an in-substance defeasance.

     SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management of the Bank has not evaluated the impact, if any, of the adoption of SFAS 125 on the Bank's financial condition or results of operations.

                             BUSINESS OF THE COMPANY

General

     The Company was organized as an Illinois corporation on September 10, 1996 at the direction of the Board of Directors of the Bank for the purpose of becoming a holding company to own all of the outstanding capital stock of the Bank upon consummation of the Conversion. The Company filed an application with, and received the approval of, the OTS to become a savings association holding company and to acquire the Bank. Upon completion of the Conversion, the Company will be a unitary savings association holding company and, as such, will be subject to the regulations of the OTS. See "Regulation -- Regulation of Savings Association Holding Companies."

Business

     The Company is not an operating company. Following the Conversion, in addition to directing, planning and coordinating the business activities of the Bank, the Company will initially invest primarily in federal funds, government and federal agency mortgage-backed securities, other debt securities, high-grade short-term marketable securities, deposits of or loans to the Bank, or a combination thereof. In addition, the Company intends to fund the loan to the ESOP to enable the ESOP to subscribe for up to 8% of the Common Stock in the Conversion. In the future, the Company may acquire or organize other operating subsidiaries, including other financial institutions, or it may merge with or acquire other financial institutions and financial services related companies, although there are no current arrangements, understandings or agreements, written or oral, regarding any such expansion. See "Use of Proceeds." Initially, with the exception of a commercial parcel to be acquired from the Bank (see "Business of the Bank -- Real Estate Investment"), the Company will neither own nor lease any property but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than certain officers of the Bank who will not be separately compensated by the Company. The Company may utilize the support staff of the Bank from time to time, if needed. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

                              BUSINESS OF THE BANK

General

     The Bank's principal business consists of gathering savings deposits from the general public within its market area and investing those savings deposits primarily in one- to four-family residential mortgage loans, mortgage-backed securities and obligations of the U.S. Government. To a lesser extent, the Bank makes multifamily residential loans, commercial real estate loans, land, construction and development loans, consumer loans and commercial lines of credit. The Bank's revenues are derived principally from interest on mortgage loans and mortgage-backed securities. The Bank's primary sources of funds are savings deposits, proceeds from principal and interest payments on loans, mortgage-backed and investment securities and FHLB advances.

Market Area

     The Bank serves three distinct geographic markets: the Chicago branch at 1601 North Milwaukee Avenue serves the near northwest side of the City of Chicago, the Norridge branch at 8301 West Lawrence serves Chicago's near northwestern suburbs and the Long Grove branch at Old McHenry Road and Route 83 serves northern Cook and southern Lake counties. The Bank's customer base may be categorized by branch location. In the Chicago branch, the customer base is largely blue collar workers and young white collar technicians and professionals. The Chicago market is experiencing new construction and a refurbishing of its existing aged housing stock and is becoming an active mortgage as well as a savings market. The Norridge branch serves a customer base split between blue and white collar workers where the market is mature. The Norridge market has modest prospects for growth; however, it provides the Bank with a stable source of deposits. The Long Grove office is situated in an affluent, high-growth, white collar market. This is a dynamic market which provides the Bank with significant loan demand and potential for growth opportunities in savings and lending activities. Substantially all loans originated by the Bank are secured by real estate located in Cook, DuPage and Lake counties in Illinois.

Competition

     The Bank is a community-oriented financial institution serving its market area with a wide selection of residential loans, consumer loans, deposit products and retail financial services. Management considers the Bank's retail branch network and reputation for financial strength and quality customer service as its major competitive advantage in attracting and retaining customers in its market area. However, the deregulation of the financial services industry has led to increased competition among savings banks and other financial institutions for a significant portion of the funds acquisition and lending activity which had traditionally been the arena of savings banks and savings and loan associations. The Bank competes for savings deposits with other savings banks, savings and loan associations, commercial banks, credit unions, money market mutual funds, insurance companies, brokerage firms and other financial institutions, many of which are substantially larger in size than the Bank. The Bank's competition for loans comes principally from savings banks, savings and loan associations, commercial banks, mortgage bankers, finance companies and other institutional lenders. The Bank's principal methods of competition include loan and deposit pricing, advertising and marketing programs and the types of services provided.

     While the Bank is subject to competition from other financial institutions which may have much greater financial and marketing resources, the Bank believes it benefits by its community bank orientation as well as its relatively high core deposit base. Management believes that the variety, depth and stability of the communities in which the Bank is located support the service and lending activities conducted by the Bank. The relative economic stability of the Bank's lending area is reflected in the small number of mortgage delinquencies experienced by the Bank.

Lending Activities

     Loan Portfolio Composition. The Bank's loan portfolio consists primarily of conventional first mortgage loans secured by one- to four-family residences. At July 31, 1996, the Bank had gross loans receivable outstanding of $79.9 million, of which $76.3 million, or 95.6%, were one- to four-family residential mortgage loans. The remainder consisted of $1.0 million of multifamily mortgage loans, or 1.2% of gross loans; $411,000 of commercial real estate mortgage loans, or 0.5% of gross loans; $404,000 of land, construction and development loans, or 0.5% of gross loans; $1.4 million of home equity loans, or 1.8% of gross loans; and $342,000 of other loans, or 0.4% of gross loans.

     The loans that the Bank may originate are subject to federal and state laws and regulations. Interest rates charged by the Bank on loans are affected by the demand for such loans, the supply of money available for lending purposes and the rates offered by competitors. These factors are in turn affected by, among other things, economic conditions, monetary policies of the federal government, including the Board of Governors of the Federal Reserve System (the "FRB"), and legislative tax policies.

     The following table sets forth the composition of the Bank's mortgage and other loan portfolios in dollar amounts and in percentages at the dates indicated.

                                                                              At July 31,
                                   -------------------------------------------------------------------------------------------------
                                          1996               1995                 1994               1993                1992
                                   -----------------   -----------------   ------------------  -----------------  ------------------

                                            Percent             Percent              Percent            Percent             Percent
                                   Amount   of Total   Amount   of Total   Amount    of Total  Amount   of Total  Amount    of Total
                                   ------   --------   ------   --------   ------    --------  ------   --------  ------    --------
                                                                           (Dollars in thousands)
Mortgage loans:
  One- to four-family .......... $ 76,325      95.6%  $ 68,080    94.9%   $ 66,318    94.6%   $ 75,456    92.4%  $ 89,785     89.9%
  Multifamily(1) ...............      979       1.2      1,035     1.4       1,335     1.9       1,415     1.7      1,643      1.7
  Commercial real estate .......      411       0.5        441     0.6         475     0.7         793     1.0        697      0.7
  Land, construction and
    development ................      404       0.5        166     0.2         146     0.2       1,558     1.9      4,804      4.8
  Home equity ..................    1,421       1.8      1,691     2.4       1,679     2.4       2,280     2.8      2,726      2.7
                                 --------    ------   --------  ------    --------  ------    --------  ------   --------   ------
     Total mortgage loans ......   79,540      99.6     71,413    99.5      69,953    99.8      81,502    99.8     99,655     99.8
                                 --------    ------   --------  ------    --------  ------    --------  ------   --------   ------

Other loans:
  Home improvement .............     --        --           15      --          15      --        --        --         21       --
  Commercial credit lines ......      150       0.2        131     0.2        --        --        --        --       --         --
  Loans on savings deposits ....      192       0.2        212     0.3         135     0.2         177     0.2        175      0.2
                                 --------    ------   --------  ------    --------  ------    --------  ------   --------   ------
     Total other loans .........      342       0.4        358     0.5         150     0.2         177     0.2        196      0.2%
                                 --------    ------   --------  ------    --------  ------    --------  ------   --------   ------
       Loans receivable, gross . $ 79,882    100.00%  $ 71,771  100.00%   $ 70,103  100.00%   $ 81,679  100.00%  $ 99,851   100.00%
                                 ========    ======   ========  ======    ========  ======    ========  ======   ========   ======

Less:

 Loans in process .............  $   --               $    111            $    892            $    263           $  1,695
  Deferred loan fees ...........      438                  510                 573                 816              1,145
  Allowance for loan losses ....      300                  166                 166                 184                597
  Capitalized interest reserve .     --                   --                    46                  70                384
                                 --------             --------            --------            --------           --------
          Loans receivable, net. $ 79,144             $ 70,984            $ 68,426            $ 80,346           $ 96,030
                                 ========             ========            ========            ========           ========

- ----------
(1) Multifamily includes participations in Community Investment Corporation ("CIC") of $381,000 at July 31, 1996, $321,000 at July 31, 1995 and
     $202,000 at July 31, 1994.

     Mortgage Loans. At July 31, 1996, over 95% of the Bank's $79.5 million mortgage loan portfolio consisted of mortgage loans secured by one- to four-family residential real estate. While the Bank offers adjustable rate mortgage products, the Bank's customer base has historically favored fixed-rate mortgage loans, which are generally priced off the Federal National Mortgage Association ("FNMA") delivery rate with adjustments relating to local competition and the availability of funds. At July 31, 1996, approximately 92.6% of the Bank's mortgage portfolio was comprised of fixed-rate loans. The balance of the mortgage loan portfolio is comprised of adjustable rate loans, including approximately $3.9 million of one- to four-family residential mortgages, the majority of which are tied to the National Cost of Funds Index and adjust annually to rates from 2.5% to 2.75% over the Index. These loans carry annual caps and life-of-the-loan ceilings to protect borrowers against sudden rate volatility. Generally, adjustable-rate mortgage loans pose credit risks somewhat greater than the credit risk inherent in fixed-rate loans primarily, because, as interest rates rise, the underlying payments of the borrowers rise, increasing the potential for default. It is the Bank's policy to underwrite its adjustable-rate mortgage loans based on the fully-indexed rate. The Bank currently has no mortgage loans that are subject to negative amortization. After the Conversion, management intends to continue to emphasize loans secured by single family owner-occupied units with 15 year terms. The Bank also makes home equity loans. At July 31, 1996, the Bank had an aggregate balance of $1.4 million in home equity loans.

     Land, Construction and Development Loans. The Bank offers a residential construction loan program for custom home buyers and builders, who typically have a longstanding business relationship with the Bank. The Bank has established additional guidelines and progress payout procedures for these loans in recognition of the higher degree of risk involved in making such loans. The Bank's loss experience in construction lending on single family and multifamily residences has been extremely favorable. See "-- Delinquencies and Non-Performing Assets -- Allowance for Loan Losses."

     In addition to financing custom construction of homes, the Bank finances detached residential subdivision and condominium land acquisition and development projects. For these loans, the Bank requires feasibility studies and economic analyses which address a property's proposed gross sale or rental income, market absorption rate, occupancy estimate and marketing and operating expenses in order to ascertain the discounted net sales or capitalized rental value projections. As a general guideline, actual or projected net cash flows from these types of lending activities should equal or exceed 120% of the debt service (excluding condominium properties). A builder or developer's experience in constructing and marketing properties is also evaluated by the Bank. Each borrower must demonstrate that it has the financial capacity to fund a project's deficit debt service.

     Multifamily residential and commercial real estate and land loans are generally considered to involve a higher degree of credit risk than one- to four-family residential mortgage loans. This greater risk is attributable to several factors, including the higher concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multifamily residential and commercial real estate is typically dependent upon sufficient cash flow from the related real estate project to cover operating expenses and debt service. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. Circumstances outside the borrower's control may adversely affect income from the multifamily or commercial property as well as its market value. See "Risk Factors--Residential and Non-Residential Lending Risks."

     Other Loans. The Bank also makes short-term fixed-rate and adjustable-rate other loans, such as loans secured by savings accounts and commercial lines of credit. These loans generally have an average life of less than two years. The shorter terms to maturity and the short-term repricing periods are helpful in managing the Bank's interest rate risk.

     Origination of Loans. Loan originations come from a number of sources. Residential loan originations can be attributed to depositors, retail customers, telephone inquiries, loan officers, and referrals from other borrowers, real estate brokers and builders.

     All of the Bank's lending is subject to its written, nondiscriminatory underwriting standards and to loan origination procedures prescribed by the Bank's Board of Directors that conform to the FNMA standards. Property valuations by a member of the Bank's appraisal staff or independent appraisers approved by the Board of Directors are required. Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Generally, the Bank will lend against the appraised value of property up to a maximum loan-to-value ratio of 95%. Private mortgage insurance is required on all loans with loan-to-value ratios greater than 80%. All loans are approved by the full Board of Directors. Mortgage loans originated by the Bank generally include due-on-sale clauses which provide the Bank with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without the Bank's consent. Due-on-sale clauses are an important means of adjusting the rates of the Bank's fixed-rate mortgage loan portfolio, and the Bank has generally exercised its rights under these clauses.

     It is the Bank's policy to require title insurance policies certifying or insuring that the Bank has a valid first lien on the mortgaged real estate. Borrowers must also obtain hazard insurance policies prior to closing and, where necessary, flood insurance policies. Borrowers are required to maintain a non-interest-bearing escrow account or a pledged passbook savings account with the Bank to cover charges for real estate taxes, hazard insurance premiums and assessments.

     Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the aggregate amount of loans that the Bank is permitted to make to any one borrower is generally limited to 15% of unimpaired capital and surplus (25% if the security for such loan has a "readily ascertainable" value or 30% for certain residential development loans). At July 31, 1996, based on the above, the Bank's regulatory loans-to-one-borrower limit was approximately $2.0 million. On the same date, the Bank had no borrowers with outstanding balances in excess of this amount. At July 31, 1996, the two largest dollar amounts outstanding to one borrower or group of related borrowers were approximately $299,000 and $297,000. Both of these loans are secured by one- to four-family properties located in the Bank's market area and, at July 31, 1996, were performing in accordance with their terms.

     The following table sets forth the Bank's loan originations, loan sales and principal repayments for the periods indicated.

                                                 For the Year Ended July 31,
                                               --------------------------------
                                                 1996        1995        1994
                                               --------    --------    --------
                                                       (In thousands)
Loans (gross):
   At beginning of period ..................   $ 71,771    $ 70,103    $ 81,679
                                               --------    --------    --------
Mortgage loans originated:
   One- to four-family .....................     19,617      11,472      10,797
   Multifamily (1) .........................         86         158         203
   Land, construction and development ......         38         290         116
                                               --------    --------    --------
          Total mortgage loans originated ..     19,741      11,920      11,116
Other loans originated:
   Other loans .............................        202         461         248
                                               --------    --------    --------
          Total loans originated ...........     19,943      12,381      11,364
                                               --------    --------    --------
   Additional draws - open-end home equity
     loans .................................        549         803         365
Principal repayments .......................    (12,377)    (11,348)    (22,863)
Loans sold .................................       --          --          (299)
Loans transferred to real estate owned .....       --          (168)       (143)
Charge-off - CIC Participation .............         (4)       --          --
                                               --------    --------    --------
          Loan balances at end of period ...   $ 79,882    $ 71,771    $ 70,103
                                               ========    ========    ========

- ----------
(1)  Includes participations in CIC.

     Income From Lending Activities. The Bank realizes interest income and servicing fee income from its lending activities. For the most part, interest rates charged by the Bank on loans are determined by local competition, although they also reflect general interest rates, demand for loans and availability of funds.

     The Bank charges service fees, late payment and other miscellaneous service fees. During the fiscal years ended July 31, 1996, 1995 and 1994, the Bank earned an aggregate of such fees equal to $20,000, $30,000 and $36,700, respectively.

     Loan Maturity. The following table shows the contractual maturity of the Bank's loan portfolio at July 31, 1996. Loans are shown as due based on their contractual terms to maturity. The table does not include prepayments or scheduled principal amortization.

                                                                            At July 31, 1996
                                          -----------------------------------------------------------------------------------
                                                                  Mortgage Loans
                                          ---------------------------------------------------------------
                                                                                       Land,
                                           One- to                                 Construction
                                            Four-                     Commercial        and         Home     Other     Total
                                          Family(1)  Multi-family(1)  Real Estate   Development    Equity    Loans     Loans
                                          ---------  ---------------  -----------   -----------    ------    -----     -----
                                                                              (In thousands)
Amount due:
   One year or less ....................   $    58      $   --          $  --        $  --        $    69   $   193   $   310

After one year:
   One to three years ..................       562           22            --            404          209       159     1,356
   More than three years to five years .     1,163          117            --           --            631      --       1,911
   More than five years to 10 years ....     6,906          181             146         --            497      --       7,730
   More than 10 years to 15 years ......    25,010           82             106         --             15      --      25,213
   More than 15 years to 20 years ......     2,170          473             159         --           --        --       2,802
   Over 20 years .......................    40,456          104            --           --           --        --      40,560
                                           -------      -------         -------      -------      -------   -------   -------
Total due after one year ...............    76,267          979             411         --          1,352       159    79,572
                                           -------      -------         -------      -------      -------   -------   -------

Total amounts due gross ................   $76,325      $   979         $   411      $   404      $ 1,421   $   342   $79,882
                                           =======      =======         =======      =======      =======   =======   =======

     The following table sets forth at July 31, 1996, the dollar amount of loans due after July 31, 1997, and whether such loans have fixed interest rates or adjustable interest rates.

                                                    Due after July 31, 1997
                                                --------------------------------
                                                Fixed(1)   Adjustable     Total
                                                --------   ----------     -----
                                                         (In thousands)
Mortgage loans:
  One- to four-family ......................     $72,388     $ 3,879     $76,267
  Multifamily(2) ...........................         933          46         979
  Commercial real estate ...................         202         209         411
  Land, construction and development .......        --           404         404
  Home equity ..............................        --         1,352       1,352
                                                 -------     -------     -------
Total mortgage loans .......................      73,523       5,890      79,413
                                                 -------     -------     -------
Other loans ................................         159        --           159
                                                 -------     -------     -------
     Total loans ...........................     $73,682     $ 5,890     $79,572
                                                 =======     =======     =======

- ----------
(1)  FHA/VA loans are included in one- to four-family loans.
(2)  Including participations in CIC.

Delinquencies and Non-Performing Assets

     Delinquency Procedures. When a borrower fails to make a required payment on a loan, the Bank attempts to cause the deficiency to be cured by contacting the borrower. Contacts are made after a payment is more than 15 days past due and a late charge is assessed at that time. In most cases, deficiencies are cured promptly. If the deficiency exceeds 90 days and is not cured through the Bank's normal collection procedures, the Bank may institute measures to remedy the default, including commencing a foreclosure action or accepting from the mortgagor a voluntary deed of the secured property in lieu of foreclosure. If a foreclosure action is instituted and the loan is not reinstated, paid in full or refinanced, the property is sold at a judicial sale. If the Bank acquires the property at judicial sale or accepts a voluntary deed of the secured property in lieu of foreclosure, the acquired property is then listed in the Bank's Real Estate Owned ("REO") account until it is sold. At July 31, 1996, the Bank had no REO. The Bank is permitted to finance sales from its REO account by "loans to facilitate," which involve a lower down payment or a longer repayment term or other more favorable features than generally would be granted under the Bank's underwriting guidelines. Currently, the Bank has no such "loans to facilitate."

     The following table sets forth information with respect to the Bank's non-performing assets (which includes loans that are delinquent for 90 days or more and real estate owned) at the dates indicated. At July 31, 1996, there were no loans other than those included in the table below with regard to which management had information about possible credit problems of the borrower that caused management to seriously doubt the ability of the borrower to comply with present loan repayment terms.

                                                             At July 31,
                                            ----------------------------------------------
                                             1996      1995      1994      1993      1992
                                             ----      ----      ----      ----      ----
                                                       (Dollars in thousands)
Non-performing loans:
Mortgage loans:
  One- to four-family ...................   $   69    $  193    $  511    $  828    $1,055
  Multifamily ...........................     --        --        --          84        19
  Commercial real estate ................     --        --        --        --        --
  Land, construction and development ....     --        --        --        --       4,296
  Home equity ...........................       49      --        --        --        --
Other loans .............................     --        --        --        --          20
                                            ------    ------    ------    ------    ------
     Total non-performing loans .........      118       193       511       912     5,390
                                            ------    ------    ------    ------    ------
Real estate owned .......................     --         168      --        --         118
                                            ------    ------    ------    ------    ------
     Total non-performing assets ........   $  118    $  361    $  511    $  912    $5,508
                                            ======    ======    ======    ======    ======

Total non-performing loans to total loans     0.15%     0.27%     0.74%     1.13%     5.58%
Total non-performing assets to total
  assets ................................     0.06      0.18%     0.26%     0.49%     2.92%

     A loan is placed on non-accrual status when it becomes 90 days or more delinquent and when the collection of principal and/or interest becomes doubtful. At July 31, 1996 and 1995, the Bank had no non-accruing loans. For the years ended July 31, 1996, 1995 and 1994, the amount of interest income that would have been recorded on non-accrual loans was $0, $1,000 and $47,000, respectively.

     The Bank's non-performing assets at July 31, 1996, consisted of two one- to four-family residential loans, with an aggregate outstanding principal balance of $118,303. Both of the properties underlying non-performing loans are located in the Chicago metropolitan area.

     Classified Assets. OTS regulations require that each savings association classify its assets on a regular basis and establish prudent valuation allowances based on such classifications. In addition, in connection with examinations of savings associations, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. OTS regulations provide for three adverse classifications for problem assets:
Substandard, Doubtful and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the savings association will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high probability of loss. An asset classified Loss is considered uncollectible and of such little value that its continuance as an asset of the institution is not warranted. The regulations have also created a Special Mention category, consisting of assets which do not currently expose a savings association to a sufficient degree of risk to warrant classifications, but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as Substandard or Doubtful require the Bank to establish prudent valuation allowances. If an asset or portion thereof is classified as Loss, the association must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified Loss or charge off such amount. If an association does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS. On the basis of management's review of its loans at July 31, 1996, the Bank had no classified assets and no potential problem loans, which would have been classified by management as "Special Mention."

     Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in the Bank's loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover loan losses which are deemed probable and estimable. The allowance is based upon a number of factors, including asset classifications, economic trends, industry experience and trends, industry and geographic concentrations, estimated collateral values, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience and the Bank's underwriting policies. The allowance for loan losses is maintained at an amount considered adequate to provide for potential losses. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions and the Bank's actual experience differ substantially from the conditions and experience used in the assumptions upon which the initial determinations are based. The OTS, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management analyzes all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management establishes acceptable allowance evaluation processes that meet the objectives set forth in the policy statement.

     While the Bank believes that it has established an adequate allowance for loan losses, there can be no assurance that regulators, in reviewing the Bank's loan portfolio as part of a future regulatory examination, will not request the Bank to materially increase its allowance for loan losses, thereby negatively affecting the Bank's financial condition and earnings at that time. Moreover, no assurance can be made that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, identification of additional problem loans and other factors, both within and outside of management's control. The directors of the Bank and the Company have reviewed the provision for loan losses and the allowance for loan losses and the assumptions utilized by management as to their reasonableness and adequacy. Specific valuation reserves are provided for individual loans which are contractually past due (including loans classified Substandard or Doubtful) when ultimate collection is considered questionable by management after reviewing the current status of such loans and considering the net realizable value of the security for the loan.

     The following table analyzes activity in the Bank's allowance for loan losses during the fiscal years indicated.

                                                   At or For the Year Ended July 31,
                                           ---------------------------------------------------
                                             1996      1995       1994        1993      1992
                                             ----      ----       ----        ----      ----
                                                         (Dollars in thousands)

Balance at beginning of year ...........   $   166   $   166    $   184     $   597   $   200
Provision (credit) for loan losses .....       138      --          (18)       (392)      397
Charge-offs:
Mortgage loans:
  One- to four-family ..................      --        --         --          --        --
  Multifamily ..........................        (4)     --         --           (21)     --
  Commercial real estate ...............      --        --         --          --        --
  Land, construction and development ...      --        --         --          --        --
  Home equity ..........................      --        --         --          --        --
Other loans ............................      --        --         --          --        --
                                           -------   -------    -------     -------   -------
     Total charge-offs .................        (4)     --         --           (21)     --
                                           -------   -------    -------     -------   -------
Recoveries .............................      --        --         --          --        --
                                           -------   -------    -------     -------   -------
Balance at end of year .................   $   300   $   166    $   166     $   184   $   597
                                           =======   =======    =======     =======   =======

Allowance for loan losses to total
  gross loans at end of period(1) ......      0.38%     0.23%      0.24%       0.23%     0.60%
Allowance for loan losses to total
  non-performing loans at end of period     254.24     86.01      32.49       20.18     11.08
Allowance for loan losses to total
  non-performing assets at end of period    254.24     45.98      32.49       20.18     10.84
Net charge-offs to average
  loans outstanding ....................      0.05      --         --          0.24      --

- ----------
(1)  Total loans represent loans, net, plus the allowance for loan losses.

     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                         At July 31,
                          ---------------------------------------------------------------------------------------------------------
                                        1996                                1995                                 1994
                          ----------------------------------- ---------------------------------- ----------------------------------
                                                 Percent of                         Percent of                         Percent of
                                                Loans in Each                      Loans in Each                      Loans in Each
                          Allowance Percent of   Category to  Allowance Percent of  Category to  Allowance Percent of  Category to
                           Amount    Allowance   Gross Loans   Amount    Allowance  Gross Loans   Amount    Allowance  Gross Loans
                          --------- ----------   -----------  --------- ----------  -----------  --------- ----------  -----------
                                                                   (Dollars in thousands)
Mortgage loans:
  One- to four-family ....  $   85      28.3%       95.6%      $   79      47.6%      94.9%       $   83      50.0%       94.6%
  Multifamily.............       5       1.7         1.2            6       3.6        1.4             6       3.6         1.9
  Commercial real estate..       4       1.3         0.5            4       2.4        0.6             5       3.0         0.7
  Land, construction and
    development...........       2       0.7         0.5            2       1.2        0.2             1       0.6         0.2
  Home equity.............       4       1.3         1.8            5       3.0        2.4             4       2.4         2.4
Other loans...............      --        --         0.4           --        --        0.5            --        --         0.2
Unallocated...............     200      66.7          --           70      42.2         --            67      40.4          --
                            ------    ------      ------       ------    ------     ------        ------    ------      ------
     Total allowance
       for loan losses....  $  300     100.0%      100.0%      $  166     100.0%     100.0%       $  166     100.0%      100.0%
                            ======    ======      ======       ======    ======     ======        ======    ======      ======

Investment Activities

     General. The investment policy of the Bank, which is approved by the Board of Directors, is based upon its asset/liability management goals and is designed primarily to provide and maintain adequate liquidity, maintain a balance of high quality, diversified investments, minimize risks to the Bank and complement the Bank's lending activities. The investment policy is implemented by the Chief Financial Officer and the President. The policy designates the Chief Financial Officer as the investment manager authorized to oversee the daily operations of the investment portfolio. Historically, the Bank has maintained liquid assets at levels above the minimum requirements imposed by the OTS regulations and above levels believed adequate to meet the requirements of normal operations, including potential deposit outflows. At July 31, 1996, the Bank's liquidity ratio for regulatory purposes was 42.35%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     As required by SFAS 115, securities are classified into three categories: trading, held-to-maturity and available-for-sale. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value with unrealized gains and losses included in trading account activities in the statement of earnings. Securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other securities not classified as held-to-maturity are classified as available-for-sale. At July 31, 1996, the Bank had no securities which were classified as trading. Available-for-sale securities are reported at fair value with unrealized gains and losses included, on an after-tax basis, as a separate component of retained earnings. At July 31, 1996, $58.3 million of mortgage-backed securities were classified as available-for-sale. At July 31, 1996, mortgage-backed securities held-to-maturity totaled $44.1 million and had a fair value of $42.2 million. In 1995, the FASB issued a special report allowing the transfer of securities from held-to-maturity to the available-for-sale classification during the period from November 15, 1995 to December 31, 1995, with no recognition of any related unrealized gain or loss in current earnings. On December 31, 1995, the Bank transferred mortgage-backed securities held-to-maturity with an amortized cost of approximately $56.4 million to the available-for-sale classification. The gross unrealized gain related to the transferred securities was approximately $609,000.

     Mortgage-Backed Securities. The Bank invests in mortgage-backed securities and uses such investments to complement its mortgage lending activities and supplement such activities at times of low mortgage loan demand.

     At July 31, 1996, all securities in the Bank's mortgage-backed securities portfolio were directly insured or guaranteed by FNMA or FHLMC, thereby providing the certificate holder a guarantee of timely payments of interest and scheduled principal payments, whether or not they are collected. The Bank's mortgage-backed securities portfolio had a weighted average yield of 6.32% at July 31, 1996.

     Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees or credit enhancements that reduce credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings of the Bank. In general, mortgage-backed securities issued or guaranteed by GNMA, FNMA and FHLMC and certain AAA-rated mortgage-backed pass-through securities are weighted at no more than 20% for risk-based capital purposes, compared to the 50% risk weighing assigned to most non-securitized residential mortgage loans.

     While mortgage-backed securities carry a reduced credit risk as compared to whole loans, such securities remain subject to the risk that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of such mortgage loans and so affect both the prepayment speed, and value, of such securities. See "Risk Factors -- Potential Impact of Changes in Interest Rates" and "-- Concentration in Mortgage-backed Securities."

     The following table sets forth activity in the Bank's mortgage-backed securities portfolio for the periods indicated.

                                                For the Year Ended July 31,
                                            ------------------------------------
                                               1996         1995         1994
                                               ----         ----         ----
                                                       (In thousands)
Held-to-maturity: .......................
  Amortized cost at beginning of period .   $ 111,283    $ 111,987    $  47,524
  Purchases/sales, net ..................        --         10,305       83,244
  Transfer (to) from available-for-sale .     (56,447)        --           --
  Principal repayments ..................     (10,484)     (10,817)     (18,828)
  Premium and discount amortization, net         (219)        (192)          47
                                            ---------    ---------    ---------
  Amortized cost at end of period .......   $  44,133    $ 111,283    $ 111,987
                                            =========    =========    =========
Available-for-sale:
  Amortized cost at beginning of period .   $    --      $    --      $    --
  Purchases/sales, net ..................      10,081         --           --
  Transfer (to) from held-to-maturity ...      56,447         --           --
  Principal repayments ..................      (6,622)        --           --
  Premium and discount amortization, net           (8)        --           --
                                            ---------    ---------    ---------
  Amortized cost at end of period .......   $  59,898    $    --      $    --
                                            =========    =========    =========

Total mortgage-backed securities ........   $ 104,031    $ 111,283    $ 111,987
                                            =========    =========    =========

     The following table sets forth certain information regarding the amortized cost and fair value of the Bank's mortgage-backed securities at the dates indicated.

                                                        At July 31,
                              ----------------------------------------------------------------
                                      1996                  1995                  1994
                              --------------------  --------------------  --------------------
                              Amortized    Fair     Amortized    Fair     Amortized    Fair
                                Cost       Value      Cost       Value      Cost       Value
                              ---------   --------  ---------   --------  ---------   --------
                                                       (In thousands)
Held-to-maturity:
  FNMA .....................   $ 39,135   $ 37,195   $ 78,831   $ 77,117   $ 81,203   $ 77,926
  FHLMC ....................      4,998      4,960     32,452     32,000     30,784     29,931
                               --------   --------   --------   --------   --------   --------
     Total held-to-maturity    $ 44,133   $ 42,155   $111,283   $109,117   $111,987   $107,857
                               ========   ========   ========   ========   ========   ========
Availables-for-sale:
  FHMA .....................   $ 37,454   $ 36,596   $   --     $   --     $   --     $   --
  FHLMC ....................     22,444     21,682       --         --         --         --
                               --------   --------   --------   --------   --------   --------
    Total available-for-sale   $ 59,898   $ 58,278   $   --     $   --     $   --     $   --
                               ========   ========   ========   ========   ========   ========

    Total mortgage-backed
      securities ...........   $104,031   $100,433   $111,283   $109,117   $111,987   $107,857
                               ========   ========   ========   ========   ========   ========

     The table below sets forth certain information regarding the amortized cost, fair value, weighted average yields and stated maturity of the Bank's mortgage-backed securities at July 31, 1996. No effect has been given to prepayments or amortization of loans. There were no mortgage-backed securities (exclusive of obligations of the U.S. Government and any federal agencies) issued by any one entity with a total carrying value in excess of 10% of retained earnings at July 31, 1996.

                                                        At July 31, 1996
                                               ---------------------------------
                                                                        Weighted
                                               Amortized      Fair      Average
                                                 Cost         Value     Coupon
                                               ---------      -----     --------
                                                    (Dollars in thousands)
Held-to-maturity:
Due within 1 year .........................     $  1,129     $  1,129    7.00%
Due after 1 year but within 5 years .......       43,004       41,026    6.32
Due after 5 years but within 10 years .....         --           --        --
Due after 10 years ........................         --           --        --
                                                --------     --------    ----
     Total held-to-maturity ...............     $ 44,133     $ 42,155    6.34%
                                                ========     ========    ====
Available-for-sale:
                                                                         ----
Due within 1 year .........................     $   --       $   --       -- %
Due after 1 year but within 5 years .......       22,701       21,767    5.67
Due after 5 years but within 10 years .....        9,098        8,959    7.07
Due after 10 years ........................       28,099       27,552    7.09
                                                --------     --------    ----
     Total available-for-sale .............     $ 59,898     $ 58,278    6.55%
                                                ========     ========    ====
Total:
                                                                         ----
Due within 1 year .........................     $  1,129     $  1,129    7.00%
Due after 1 year but within 5 years .......       65,705       62,793    6.10
Due after 5 years but within 10 years .....        9,098        8,959    7.07
Due after 10 years ........................       28,099       27,552    7.09
                                                --------     --------    ----
     Total mortgage-backed securities .....     $104,031     $100,433    6.46%
                                                ========     ========    ====

     Investment Securities. Federal savings associations have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federal savings associations may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federal savings association is otherwise authorized to make directly. The Bank, from time to time, has used investment securities to supplement loan volume and to provide short- and intermediate-term assets for asset/liability management purposes. From time to time, the Bank has invested in high-quality investment securities with various terms to maturity. At July 31, 1996, the Bank had no investments in investment securities.

Real Estate Investment

     The investment in real estate held for sale and development originally consisted of 158 single family detached home sites and a 15-acre commercial parcel in a Planned Unit Development named the Trails of Olympia Fields. However, the Bank has nearly liquidated this investment through sales. At July 31, 1996, only one five acre commercial parcel with a book value of $262,000 remained unsold. Upon consummation of the Conversion, the Company will acquire this parcel from the Bank. For the fiscal years ended July 31, 1996, 1995, 1994, 1993, and 1992, the investment in the Trails of Olympia Fields was $262,000, $262,000, $919,000, $1.6 million, and $2.1 million, respectively. Sales during the three fiscal years ended July 31, 1996, 1995, and 1994 resulted in gross profits of $0, $557,000, and $574,000, respectively. These gross profits were offset by development costs of $140,000, $237,000, and $511,000 in the fiscal years ended July 31, 1996, 1995, and 1994, respectively.

     The Bank is currently the plaintiff in litigation against the Village of Olympia Field, its trustees, The Home Owners Association of the Trails of Olympia Fields and individual members of its Home Owners Association over matters that impeded the orderly development of the Trails of Olympia Field.

Sources of Funds

     General. Savings deposits are the primary source of the Bank's funds for use in lending and for other general business purposes. In addition to savings deposits, the Bank derives funds from loan and security repayments and prepayments, from advances from the FHLB of Chicago, from other borrowings, net revenues from operations and to a lesser extent from loan sales. Loan and mortgage-backed and investment securities repayments are a relatively stable source of funds, while savings inflows and outflows and loan and mortgage-backed and investment securities prepayments are significantly influenced by general interest rates and money market conditions. Borrowings, primarily from the FHLB of Chicago, may be used on a short-term basis to compensate for reductions in normal sources of funds at less than projected levels. They may also be used on a longer term basis to support expanded activities.

     Savings Deposits. The Bank offers several types of savings programs to attract short-term and long-term savings deposits, including passbook, various NOW accounts, money market deposit accounts and a variety of fixed-rate, money market certificates. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The Bank's savings deposits are obtained predominantly from the areas near its office locations. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these savings deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Bank's ability to attract and retain savings deposits. Certificate accounts in excess of $100,000 are not actively solicited by the Bank nor does the Bank use brokers to obtain savings deposits. At July 31, 1996, the Bank had approximately $137.2 million outstanding in savings deposits.

     The competitive rates paid on insured savings deposits has allowed the Bank to be more aggressive in obtaining funds and has given it more flexibility to minimize net deposit outflows. However, competitive interest rates have also resulted in a more volatile cost of funds.

     The following table sets forth the distribution of the Bank's deposit accounts at the dates indicated and the weighted average interest rates on each category of savings deposits presented. Management does not believe that the use of year end balances instead of average monthly balances would result in any material difference in the information presented.

                                                                           At July 31,
                                 ------------------------------------------------------------------------------------------------
                                              1996                            1995                             1994
                                 ------------------------------  -------------------------------   ------------------------------
                                          Percent of  Weighted             Percent of  Weighted             Percent of  Weighted
                                             Total     Average                Total     Average                Total     Average
                                 Amount    Deposits     Rate      Amount    Deposits     Rate       Amount   Deposits     Rate
                                 --------  --------   --------   --------   --------   --------    --------  --------   --------
                                                                     (Dollars in thousands)
Noninterest-bearing NOW accounts $  4,165       3.0%        --%  $  3,799        2.6%        --%   $  3,559       2.5%        --%
Interest-bearing NOW accounts...    7,310       5.3       2.02      7,295        4.9       2.02       8,236       5.8       2.02
Money market demand accounts....   13,035       9.5       3.12     14,717        9.9       3.16      18,039      12.7       2.65
Passbook accounts...............   41,324      30.2       2.50     44,241       29.8       2.50      47,349      33.4       2.50
Certificates of deposit.........   71,343      52.0       5.48     78,298       52.8       5.52      64,647      45.6       4.13
                                 --------  --------   --------   --------   --------   --------    --------  --------   --------
     Totals..................... $137,177     100.0%      4.01%  $148,350      100.0%      4.07%   $141,830     100.0%      3.13%
                                 ========  ========   ========   ========   ========   ========    ========  ========   ========

     The following table presents the savings deposit activity of the Bank for the periods indicated.

                                                For the Year Ended July 31,
                                            ------------------------------------
                                               1996         1995         1994
                                               ----         ----         ----
                                                       (In thousands)
Deposits ................................   $ 266,028    $ 265,702    $ 246,545
Withdrawals .............................    (282,429)    (263,875)    (240,427)
                                            ---------    ---------    ---------
Deposits in excess of (less than)
  withdrawals ...........................     (16,401)       1,827        6,118
Interest credited .......................       5,228        4,693        4,208
                                            ---------    ---------    ---------
    Total increase (decrease) in savings
       deposits .........................   $ (11,173)   $   6,520    $  10,326
                                            =========    =========    =========

     At July 31, 1996, the Bank had $6.1 million in certificate accounts with a balance of $100,000 or greater maturing as follows:

                                                                Weighted
                                                   Amount     Average Rate
                                                   ------     ------------
                                                    (Dollars in thousands)
Maturity Period
Within three months ............................   $2,245        5.84%
After three but within six months ..............    1,267        5.28
After six but within 12 months .................      879        5.33
After 12 months ................................    1,752        5.14
                                                   ------        ----
   Total .......................................   $6,143        5.45%
                                                   ======        ====

     The following table sets forth the amount of certificates of deposit outstanding at the dates indicated and the remaining period to maturity of the certificates of deposit outstanding at July 31, 1996.

                        Period to Maturity at July 31, 1996
                     ------------------------------------------         Total at July 31,
                     Less than    One to     More than Three to   -----------------------------
Interest Rate Range   One Year  Three Years      Five Years         1996      1995      1994
- -------------------   --------  -----------      ----------         ----      ----      ----
                                               (In thousands)
4.00% and below..... $    949    $     19           $   --        $    968   $  2,439  $ 29,898
4.01% to 5.00%......   16,417       1,809               --          18,226     21,235    21,245
5.01% to 6.00%......   20,322      13,269              924          34,515     28,081    12,572
6.01% to 7.00%......   15,608       2,013               13          17,634     26,502       413
7.01% and above.....       --          --               --              --         41       519
                     --------    --------           ------        --------   --------  --------
     Total.......... $ 53,296    $ 17,110           $  937        $ 71,343   $ 78,298  $ 64,647
                     ========    ========           ======        ========   ========  ========

     Borrowings. Although savings deposits are the primary source of funds for the Bank's lending and investment activities and for its general business purposes, the Bank has in the past relied upon advances from the FHLB of Chicago and, to a lesser extent, reverse repurchase agreements, to supplement its supply of funds and to meet deposit withdrawal requirements. The Bank may obtain advances from the FHLB of Chicago on the security of the capital stock of the FHLB of Chicago it owns and certain of its home mortgage loans and/or mortgage-backed and investment securities provided certain standards related to creditworthiness have been met. See "Regulation -- Regulation of Federal Savings Associations -- Federal Home Loan Bank System." Such advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities, and the FHLB of Chicago prescribes acceptable uses to which the advances pursuant to each program may be used as well as limitations on the size of such advances. Depending on the program, such limitations are based either on a fixed percentage of assets or the Bank's creditworthiness. The FHLB is required to review its credit limitations and standards at least once every six months. FHLB advances have from time to time been used to meet liquidity needs. At July 31, 1996, the Bank had $39.9 million in FHLB of Chicago borrowings and the capability to borrow additional funds upon complying with the FHLB of Chicago's collateral requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Regulation
- -- Regulation of Federal Savings Associations -- Federal Home Loan Bank System."

     The Bank at times sells securities under agreements to repurchase, which transactions are treated as financings, and the obligation to repurchase the securities sold is reflected as a liability in the statements of financial condition. The dollar amount of securities underlying the agreements remains in the asset account and are held in safekeeping. During 1994, there was an agreement for securities sold under agreements to repurchase in the amount of approximately $20.6 million at a rate of 5.50%. There were no securities sold under the agreements to repurchase outstanding at July 31, 1996, 1995 and 1994.

     The following table sets forth certain information regarding borrowings at the dates and for the fiscal years indicated:

                                                          At or For the
                                                       Year Ended July 31,
                                                  ------------------------------
                                                   1996       1995       1994
                                                   ----       ----       ----
                                                     (Dollars in thousands)
FHLB of Chicago advances:
  Maximum amount outstanding at any
    month-end during the period ...............   $43,000    $35,300    $39,600
  Average balance outstanding .................    37,800     33,685     35,938
  Balance outstanding at end of period ........    39,900     32,300     34,300
  Weighted average interest rate during the
    period ....................................      6.68%      6.74%      6.76%
  Weighted average interest rate at end of
    period ....................................      6.75%      6.83%      6.50%
Repurchase agreements:
  Maximum amount outstanding at any
month-end during the period ...................   $  --      $  --      $20,611
  Average balance outstanding .................      --         --        1,581
  Balance outstanding at end of period ........      --         --         --


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

Subsidiary Activities

     As a federally chartered savings bank, the Bank is permitted to invest an amount equal to 2% of its assets in subsidiaries with an additional investment of 1% of assets where such investment serves primarily community, inner city and community development. In addition to investments in service corporations, federal institutions are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities which a federal savings bank may engage in directly. The Bank maintained a wholly-owned subsidiary, Fairfield Service Corporation ("FSC"), as a service corporation for the purpose of owning the Bank's office building in Norridge. FSC was dissolved in the fiscal year ended July 31, 1996.

Properties

     The Bank conducts its business through its corporate office and two branch locations, as set forth in the following table.

                                             Date       Lease        Net Book
                                Leased or  Leased or  Expiration     Value at
                                  Owned    Acquired      Date      July 31, 1996
                                  -----    --------      ----      -------------
                                                                  (In thousands)
Main Office:
  Old McHenry Road
  Long Grove, Illinois 60047 ..   Owned      1980         --          $3,676

Branches:
  1601 North Milwaukee Avenue
  Chicago, Illinois 60647 .....   Owned      1941         --             513

  8301 West Lawrence
  Norridge, Illinois 60656 ....      (1)     1976      4/2006(2)          16

- ----------
(1)  Land leased, building owned by the Bank.
(2)  The Bank has two five-year renewal options.

Personnel

     At July 31, 1996, the Bank employed 48 full-time and 17 part-time employees. At July 31, 1996, 45% of the Bank's employees had been with the Bank for more than ten years. The employees are not represented by a collective bargaining unit, and the Bank considers its relationship with its employees to be good. The Bank seeks to compensate its personnel at a level competitive with its savings institution peers in order to retain highly qualified employees. See "Management of the Bank -- Benefits" for a description of certain compensation and benefit programs offered to the Bank's employees.

Legal Proceedings

     In the ordinary course of its operations, the Bank is a party to routine litigation involving claims incidental to the savings bank business. Management believes that no current litigation, threatened or pending, to which the Bank or its assets is or may become a party poses a substantial likelihood of potential loss or exposure which would have a material adverse effect on the financial position of the Bank.

                           FEDERAL AND STATE TAXATION

Federal Taxation

     General. The following is a discussion of material federal income tax matters and does not purport to be a comprehensive description of the federal income tax rules applicable to the Bank or the Company. The Bank has not been audited by the IRS during the last five years. For federal income tax purposes, after the Conversion, the Company and the Bank may file consolidated income tax returns and report their income on a fiscal year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's tax reserve for bad debts, discussed below.

     Tax Bad Debt Reserves. The 1996 Act, which was enacted on August 20, 1996, made significant changes to provisions of the Internal Revenue Code of 1986 (the "Code") relating to a savings institution's use of bad debt reserves for federal income tax purposes and requires such institutions to recapture (i.e., take into income) certain portions of their accumulated bad debt reserves. The effect of the 1996 Act on the Bank is discussed below. Prior to the enactment of the 1996 Act, the Bank was permitted to establish tax reserves for bad debts and to make annual additions thereto, which additions, within specified formula limits, were deducted in arriving at the Bank's taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, was permitted to be computed using an amount based on a six-year moving average of the Bank's charge-offs for actual losses (the "Experience Method"), or a percentage equal to 8% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. The Bank's deduction with respect to non-qualifying loans was required to be computed under the Experience Method. Each year the Bank reviewed the most favorable way to calculate the deduction attributable to an addition to the tax bad debt reserves.

     The 1996 Act. Under the 1996 Act, the PTI Method was repealed for thrifts and the Bank will be required to use only the Experience Method of computing additions to its bad debt reserves for the tax year beginning August 1, 1996. In addition, the Bank will be required to recapture (i.e., take into income) over a six year period the excess of the balance of its bad debt reserves for losses on nonqualifying and qualifying loans as of July 31, 1996 over the greater of (a) the balance of such reserves as of July 31, 1988 or (b) an amount that would have been the balance of such reserves as of July 31, 1996 had the Bank always computed the additions to its reserves using the Experience Method. The Bank's post-July 31, 1988 nonqualifying and qualifying bad debt reserves at July 31, 1996 was approximately $574,000 which will require the Bank to report an additional tax liability of approximately $236,000. As of July 31, 1996, this liability has already been provided and will not require an adverse impact to the Bank's financial condition or results of operations.

     Distributions. Under the 1996 Act, if the Bank makes "non-dividend distributions" to the Company, such distributions will be considered to have been made from the Bank's unrecaptured tax bad debt reserves (including the balance of its reserves as of July 31, 1988) and then from the Bank's supplemental reserve for losses on loans, to the extent thereof, and an amount based on the amount distributed (but not in excess of the amount of such reserves) will be included in the Bank's income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of the Bank's current or accumulated earnings and profits will not be so included in the Bank's income.

     The amount of additional taxable income created from a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Bank makes a non-dividend distribution to the Company, approximately one and one-half times the amount of such distribution (but not in excess of the amount of such reserves) would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. See "Regulation" and "Dividend Policy" for limits on the payment of dividends by the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves.

     Corporate Alternative Minimum Tax. The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which the Bank currently has none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, the Bank's AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2 million is imposed on corporations, including the Bank, whether or not an AMT is paid. Under pending legislative proposals, the environmental tax would be extended to taxable years beginning before January 1, 2007. The Bank does not expect to be subject to the AMT, but may be subject to the environmental tax liability.

     Elimination of Dividends; Dividends Received Deduction. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from domestic corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if the Company and the Bank own more than 20% of the stock of a corporation paying a dividend. Under pending legislative proposals, the 70% dividends received deduction would be reduced to 50% with respect to dividends paid after enactment of such legislation.

State and Local Taxation

     The Bank currently files a separate Illinois income tax return. It may file a combined Illinois income tax return with the Company. For Illinois income tax purposes, the Bank is taxed at an effective rate equal to 7.3% of Illinois Taxable Income. For these purposes, "Illinois Taxable Income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations and the exclusion of interest income on United States Treasury obligations). The exclusion of income on United States Treasury obligations has the effect of reducing the Illinois Taxable Income of the Bank. As of July 31, 1996, the Bank has approximately $11 million of Illinois' net loss deduction carryforward that can be utilized to reduce Illinois taxable income.

     As an Illinois holding company, the Company will pay an annual franchise tax to the State of Illinois.

     The Company may file a separate Illinois income tax return or it may file a combined Illinois income tax return with the Bank. The Company will be taxed at an effective rate equal to 7.3% of Illinois taxable income as defined above.

                                   REGULATION

General

     The Bank is subject to extensive regulation, examination, and supervision by the OTS, as its chartering agency, and the FDIC, as its deposit insurer. The Bank's deposit accounts are insured up to applicable limits by the SAIF administered by the FDIC, and the Bank is a member of the FHLB of Chicago. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and it must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The OTS and the FDIC conduct periodic examinations to assess the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings association can engage and is intended primarily for the protection of the insurance fund and depositors. Assuming that the holding company form of organization is utilized, the Company, as a savings association holding company, will also be required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS and of the Securities and Exchange Commission (the "SEC") under the federal securities laws.

     The OTS and the FDIC have significant discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Bank and the operations of both.

     The following discussion is intended to be a summary of the material statutes and regulations applicable to savings associations and their holding companies, and it does not purport to be a comprehensive description of all such statutes and regulations.

Regulation of Federal Savings Associations

     Business Activities. The Bank derives its lending and investment powers from the Home Owners' Loan Act, as amended (the "HOLA"), and the regulations of the OTS thereunder. Under these laws and regulations, the Bank may invest in mortgage loans secured by residential and commercial real estate, commercial and consumer loans, certain types of debt securities, and certain other assets. The Bank may also establish service corporations that may engage in activities not otherwise permissible for the Bank, including certain real estate equity investments and securities and insurance brokerage. These investment powers are subject to various limitations, including (a) a prohibition against the acquisition of any corporate debt security that is not rated in one of the four highest rating categories; (b) a limit of 400% of an association's capital on the aggregate amount of loans secured by non-residential real estate property;
(c) a limit of 10% of an association's assets on the aggregate amount of commercial loans; (d) a limit of 35% of an association's assets on the aggregate amount of consumer loans and acquisitions of certain debt securities; (e) a limit of 5% of assets on non-conforming loans (loans in excess of the specific limitations of the HOLA); and (f) a limit of the greater of 5% of assets or an association's capital on certain construction loans made for the purpose of financing what is or is expected to become residential property.

     Loans to One Borrower. Under the HOLA, savings associations are generally subject to the same limits on loans to one borrower as are imposed on national banks. Generally, under these limits, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of the association's unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily-marketable collateral. Such collateral is defined to include certain debt and equity securities and bullion but generally does not include real estate. At July 31, 1996, the Bank's regulatory limit on loans to one borrower was $2.0 million. At July 31, 1996, the Bank's largest aggregate amount of loans to one borrower was $299,328, and the second largest borrower had an aggregate balance of $297,166. The Bank is in compliance with all applicable limitations on loans to one borrower.

     QTL Test. The HOLA requires a savings association to meet a qualified thrift lender, or "QTL" test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" in certain "qualified thrift investments" in at least nine months of the most recent 12-month period. "Portfolio assets" means, in general, an association's total assets less the sum of (a) specified liquid assets up to 20% of total assets,
(b) certain intangibles, including goodwill and credit card and purchased mortgage servicing rights, and (c) the value of property used to conduct the association's business. "Qualified thrift investments" includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and consumer loans up to 10% of the association's portfolio assets. At July 31, 1996, the Bank maintained 98% of its portfolio assets in qualified thrift investments. The Bank had also met the QTL test in each of the prior 12 months and was, therefore, a qualified thrift lender.

     A savings association that fails the QTL test must either operate under certain restrictions on its activities or convert to a bank charter. The initial restrictions include prohibitions against (a) engaging in any new activity not permissible for a national bank, (b) paying dividends not permissible under national bank regulations, (c) obtaining new advances from any Federal Home Loan Bank and (d) establishing any new branch office in a location not permissible for a national bank in the association's home state. In addition, within one year of the date that a savings association ceases to meet the QTL test, any company controlling the association would have to register under, and become subject to the requirements of, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). If the savings association does not requalify under the QTL test within the three-year period after it failed the QTL test, it would be required to terminate any activity and to dispose of any investment not permissible for a national bank and would have to repay as promptly as possible any outstanding advances from a Federal Home Loan Bank. A savings association that has failed the QTL test may requalify under the QTL test and be free of such limitations, but it may do so only once.

     Capital Requirements. The OTS regulations require savings associations to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the OTS regulations, a leverage ratio requirement of 3% of core capital to such adjusted total assets and a risk-based capital ratio requirement of 8% of total risk-based capital to total risk-weighted assets. In determining compliance with the risk-based capital requirement, a savings association must compute its risk-weighted assets by multiplying its assets and certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for consumer and commercial loans, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset.

     Tangible capital is defined, generally, as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related earnings and minority interests in equity accounts of fully consolidated subsidiaries, less intangibles (other than certain purchased mortgage servicing rights) and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Core capital is defined similarly to tangible capital, but core capital also includes certain qualifying supervisory goodwill and certain purchased credit card relationships. Supplementary capital currently includes cumulative and other perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and the allowance for loan and lease losses. The allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets, and the amount of supplementary capital that may be included as total capital cannot exceed the amount of core capital.

     The OTS has promulgated a regulation that requires a savings association with "above normal" interest rate risk, when determining compliance with its risk-based capital requirements, to hold additional capital to account for its "above normal" interest rate risk. Pending resolution of related regulatory issues, the OTS has deferred enforcement of this regulation. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) resulting from a hypothetical 2% increase or decrease in market rates of interest, divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. At the times when the 3-month Treasury bond equivalent yield falls below 4%, an association may compute its interest rate risk on the basis of a decrease equal to one-half of that Treasury rate rather than on the basis of 2%. A savings association whose measured interest rate risk exposure exceeds 2% would be considered to have "above normal" risk. The interest rate risk component is an amount equal to one-half of the difference between the association's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Any required deduction for interest rate risk becomes effective on the last day of the third quarter following the reporting date of the association's financial data on which the interest rate risk was computed.

     At July 31, 1996, the Bank met each of its capital requirements. See "Regulatory Capital Compliance" for a table that sets forth, in terms of dollars and percentages, the OTS tangible, leverage and risk-based capital requirements and the Bank's historical amounts and percentages at July 31, 1996, and pro forma amounts and percentages based upon the issuance of the shares of Common Stock within the Estimated Price Range and assuming that 50% of the net proceeds are retained by the Company.

     The table below presents the Bank's regulatory capital as compared to the OTS regulatory capital requirements at July 31, 1996.

                           Bank         Capital Requirements       Excess
                     -----------------  --------------------  -----------------
                      Amount   Percent   Amount   Percent     Amount    Percent
                     --------  -------  --------  -------     --------  -------
                                      (Dollars in thousands)
Tangible capital...  $ 14,386    7.35%  $  2,936    1.50%     $ 11,450   5.85%
Core capital.......    14,386    7.35      5,872    3.00         8,514   4.35
Risk-based capital.    14,686   21.59      5,441    8.00         9,245  13.59

     A reconciliation between regulatory capital and GAAP capital at July 31, 1996 is presented below.

                                        Tangible Capital  Core Capital    Risk-based Capital
                                        ----------------  ------------    ------------------
                                                         (In thousands)
GAAP capital...........................     $ 13,579        $ 13,579          $ 13,579
Unrealized loss on mortgage-backed
  securities available-for-sale, net
  of tax...............................        1,069           1,069             1,069
Investment in real estate held for sale
  and development......................         (262)           (262)             (262)
Allowance for loan loss................           --              --               300
                                            --------        --------          --------
Regulatory capital.....................     $ 14,386        $ 14,386          $ 14,686
                                            ========        ========          ========

     Limitation on Capital Distributions. OTS regulations currently impose limitations upon capital distributions by savings associations, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. At least 30-days written notice must be given to the OTS of a proposed capital distribution by a savings association, and capital distributions in excess of specified earnings or by certain institutions are subject to approval by the OTS. An association that has capital in excess of all fully phased-in regulatory capital requirements before and after a proposed capital distribution and that is not otherwise restricted in making capital distributions, may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (a) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (b) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In addition, the OTS can prohibit a proposed capital distribution, otherwise permissible under the regulation, if the OTS has determined that the association is in need of more than normal supervision or if it determines that a proposed distribution by an association would constitute an unsafe or unsound practice. Furthermore, under the OTS prompt corrective action regulations, the Bank would be prohibited from making any capital distribution if, after the distribution, the Bank failed to meet its minimum capital requirements, as described above. See "-- Prompt Corrective Regulatory Action."

     The OTS has proposed regulations that would simplify the existing procedures governing capital distributions by savings associations. Under the proposed regulations, the approval of the OTS would be required only for capital distributions by an association that is deemed to be in troubled condition or that is undercapitalized or would be undercapitalized after the capital distribution. A savings association would be able to make a capital distribution without notice to or approval of the OTS if it is not held by a savings association holding company, is not deemed to be in troubled condition, has received either of the two highest composite supervisory ratings and would continue to be adequately capitalized after such distribution. Notice would have to be given to the OTS by any association that is held by a savings association holding company or that had received a composite supervisory rating below the highest two composite supervisory ratings. An association's capital rating would be determined under the prompt corrective action regulations. See "-- Prompt Corrective Regulatory Action."

     Liquidity. The Bank is required to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions, and is currently 5%. OTS regulations also require each savings association to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average liquidity ratio for the month ended July 31, 1996 was 42.9% which exceeded the applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

     Assessments. Savings associations are required by OTS regulation to pay assessments to the OTS to fund the operations of the OTS. The general assessment, paid on a semi-annual basis, is computed upon the savings association's total assets, including consolidated subsidiaries, as reported in the association's latest quarterly Thrift Financial Report. During July 1996, the Bank paid the semiannual assessment of $29,555.

     Branching. Subject to certain limitations, the HOLA and the OTS regulations permit federally chartered savings associations to establish branches in any state of the United States. The authority to establish such branches is available (a) in states that expressly authorize branches of savings associations located in another state or (b) to an association that qualifies as a "domestic building and loan association" under the Internal Revenue Code of 1986, which imposes qualification requirements similar to those for a "qualified thrift lender" under the HOLA. See "-- QTL Test." The authority for a federal savings association to establish an interstate branch network would facilitate a geographic diversification of the association's activities. This authority under the HOLA and the OTS regulations preempts any state law purporting to regulate branching by federal savings associations.

     Community Reinvestment. Under the Community Reinvestment Act (the "CRA"), as implemented by OTS regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings association, to assess the association's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such association. The CRA also requires all institutions to make public disclosure of their CRA ratings. The Bank received a "Satisfactory" CRA rating in its most recent examination.

     In April 1995, the OTS and the other federal banking agencies adopted amendments revising their CRA regulations. Among other things, the amended CRA regulations substitute for the prior process-based assessment factors a new evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the proposed system would focus on three tests: (a) a lending test, to evaluate the institution's record of making loans in its assessment areas; (b) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and (c) a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices. The amended CRA regulations also clarify how an institution's CRA performance would be considered in the application process.

     Transactions with Related Parties. The Bank's authority to engage in transactions with its "affiliates" is limited by the OTS regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). In general, an affiliate of the Bank is any company that controls the Bank or any other company that is controlled by a company that controls the Bank, excluding the Bank's subsidiaries other than those that are insured depository institutions. The OTS regulations prohibit a savings association (a) from lending to any of its affiliates that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the BHC Act and (b) from purchasing the securities of any affiliate other than a subsidiary. Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings association and also limits the aggregate amount of transactions with all affiliates to 20% of the savings association's capital and surplus. Extensions of credit to affiliates are required to be secured by collateral in an amount and of a type described in Section 23A, and the purchase of low quality assets from affiliates is generally prohibited.
Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the association as those prevailing at the time for comparable transactions with nonaffiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies.

     The Bank's authority to extend credit to its directors, executive officers, and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the FRB thereunder. Among other things, these provisions require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features and (b) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the association's capital. In addition, extensions of credit in excess of certain limits must be approved by the association's board of directors.

     Enforcement. Under the Federal Deposit Insurance Act (the "FDI Act"), the OTS has primary enforcement responsibility over savings associations and has the authority to bring enforcement action against


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all "institution-affiliated parties," including any controlling stockholder or any stockholder, attorney, appraiser or accountant who knowingly or recklessly participates in any violation of applicable law or regulation or breach of fiduciary duty or certain other wrongful actions that causes or is likely to cause more than a minimal loss or other significant adverse effect on an insured savings association. Civil penalties cover a wide range of violations and actions and range from $5,000 for each day during which violations of law, regulations, orders, and certain written agreements and conditions continue, up to $1 million per day for such violations if the person obtained a substantial pecuniary gain as a result of such violation or knowingly or recklessly caused a substantial loss to the institution. Criminal penalties for certain financial institution crimes include fines of up to $1 million and imprisonment for up to 30 years. In addition, regulators have substantial discretion to take enforcement action against an institution that fails to comply with its regulatory requirements, particularly with respect to its capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to receivership, conservatorship, or the termination of deposit insurance. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director of the OTS, the FDIC has authority to take such action under certain circumstances.

     Standards for Safety and Soundness. The FDI Act, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Community Development Act"), requires the OTS, together with the other federal bank regulatory agencies, to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation, and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The OTS and the federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. The OTS and the other agencies determined that stock valuation standards were not appropriate. In addition, the OTS adopted regulations that authorize, but do not require, the OTS to order an institution that has been given notice by the OTS that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the OTS must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" provisions of FDICIA. If an institution fails to comply with such an order, the OTS may seek to enforce such order in judicial proceedings and to impose civil money penalties. The OTS and the federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards.

     Real Estate Lending Standards. The OTS and the other federal banking agencies adopted regulations to prescribe standards for extensions of credit that (a) are secured by real estate or (b) are made for the purpose of financing the construction of improvements on real estate. The OTS regulations require each savings association to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices and appropriate to the size of the association and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying OTS guidelines, which include loan-to-value ratios for the different types of real estate loans. Associations are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as such exceptions are reviewed and justified appropriately. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standards are justified.


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

     Prompt Corrective Regulatory Action. Under the OTS prompt corrective action regulations, the OTS is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings associations. For this purpose, a savings association would be placed in one of five categories based on the association's capital. Generally, a savings association is treated as "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10.0%, its ratio of core capital to risk-weighted assets is at least 6.0%, its ratio of core capital to total assets is at least 5.0%, and it is not subject to any order or directive by the OTS to meet a specific capital level. A savings association will be treated as "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8.0%, its ratio of core capital to risk-weighted assets is at least 4.0%, and its ratio of core capital to total assets is at least 4.0% (3.0% if the association receives the highest rating on the CAMEL financial institutions rating system). A savings association that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% (3.0% leverage ratio if the association receives the highest rating on the CAMEL financial institutions rating system) is considered to be "undercapitalized." A savings association that has a total risk-based capital of less than 6.0% or a Tier 1 risk-based capital ratio or a leverage ratio of less than 3.0% is considered to be "significantly undercapitalized." A savings association that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." The elements of an association's capital for purposes of the prompt corrective action regulations are defined generally as they are under the regulations for minimum capital requirements. See "-- Capital Requirements."

     The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as an association's capital deteriorates within the three undercapitalized categories. All associations are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the association would be undercapitalized. An undercapitalized association is required to file a capital restoration plan within 45 days of the date the association receives notice that it is within any of the three undercapitalized categories. The OTS is required to monitor closely the condition of an undercapitalized association and to restrict the asset growth, acquisitions, branching, and new lines of business of such an association. Significantly undercapitalized associations are subject to restrictions on compensation of senior executive officers; such an association may not, without OTS consent, pay any bonus or provide compensation to any senior executive officer at a rate exceeding the officer's average rate of compensation (excluding bonuses, stock options and profit-sharing) during the 12 months preceding the month when the association became undercapitalized. A significantly undercapitalized association may also be subject, among other things, to forced changes in the composition of its board of directors or senior management, additional restrictions on transactions with affiliates, restrictions on acceptance of deposits from correspondent associations, further restrictions on asset growth, restrictions on rates paid on deposits, forced termination or reduction of activities deemed risky, and any further operational restrictions deemed necessary by the OTS.

     If one or more grounds exist for appointing a conservator or receiver for an association, the OTS may require the association to issue additional debt or stock, sell assets, be acquired by a depository association holding company or combine with another depository association. The OTS and the FDIC have a broad range of grounds under which they may appoint a receiver or conservator for an insured depositary association. Under FDICIA, the OTS is required to appoint a receiver (or with the concurrence of the FDIC, a conservator) for a critically undercapitalized association within 90 days after the association becomes critically undercapitalized or, with the concurrence of the FDIC, to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the association continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the OTS makes certain findings with which the FDIC concurs and the Director of the OTS and the Chairman of the FDIC certify that the association is viable. In addition, an association that is critically undercapitalized is subject to more severe restrictions on its activities, and is prohibited, without prior approval of the FDIC from, among other things, entering into certain material transactions or paying interest


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

on new or renewed liabilities at a rate that would significantly increase the association's weighted average cost of funds.

     When appropriate, the OTS can require corrective action by a savings association holding company under the "prompt corrective action" provisions of FDICIA.

     Insurance of Deposit Accounts. The Bank is a member of the SAIF, and the Bank pays its deposit insurance assessments to the SAIF. The FDIC also maintains another insurance fund, the BIF, which primarily insures the deposits of banks and state chartered savings banks.

     Pursuant to FDICIA, the FDIC established a risk-based assessment system for determining the deposit insurance assessments to be paid by insured depositary institutions. Under the assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information as of the reporting period ending seven months before the assessment period. The three capital categories consist of (a) well capitalized, (b) adequately capitalized or (c) undercapitalized. The FDIC also assigns an institution to one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the regulation, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. The assessment rates for both the BIF and the SAIF range from 0.23% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.31% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern).

     The FDI Act requires that the BIF and the SAIF funds each be recapitalized until reserves are at least 1.25% of the deposits insured by that fund. After a fund reached the 1.25% reserve ratio, the assessment rates for that fund could be reduced. The FDIC has reported that the BIF reached the required reserve ratio during May 1995. As a result of the recapitalization of the BIF, the FDIC reduced BIF assessment rates. The FDIC reduced the BIF assessment rate for "well capitalized" institutions without any significant supervisory concerns to the statutory minimum of $2,000 annually beginning with the first half of 1996, and the rates for other BIF-insured institutions will range from zero to 0.27% of deposits.

     The FDIC has reported that, under current law and reasonably optimistic financial projections, the SAIF is not expected to be recapitalized until 2001. SAIF reserves have not grown as quickly as the BIF reserves due to a number of factors, including the fact that a significant portion of SAIF premiums have been and are currently being used to make payments on bonds (the "FICO bonds") issued in the late 1980s by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation. Accordingly, the FDIC has determined that SAIF-insured institutions should continue to pay assessments at the current SAIF assessment rates, which range from 0.23% of deposits to 0.31% of deposits. The Bank's assessment rate for 1996 is 0.23% of deposits.

     The resulting disparity in deposit insurance assessments rates between the SAIF members and the BIF members is likely to provide institutions paying only the BIF assessments with certain competitive advantages in the pricing of loans and deposits, and in lowered operating costs, pending any legislative action to remedy the disparity. Congress has considered proposed legislation to address these issues. See "Risk Factors -- Recapitalization of the SAIF; SAIF Premiums and Possible Special Assessment."

     Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or


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

the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Federal Home Loan Bank System. The Bank is a member of the FHLB of Chicago, which is one of the regional Federal Home Loan Banks composing the Federal Home Loan Bank System. Each Federal Home Loan Bank provides a central credit facility primarily for its member institutions. The Bank, as a member of the FHLB of Chicago, is required to acquire and hold shares of capital stock in the FHLB of Chicago in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year or 1/20 of its advances (borrowings) from the FHLB of Chicago. The Bank was in compliance with this requirement with an investment in the capital stock of the FHLB of Chicago at July 31, 1996, of $2.0 million. Any advances from a Federal Home Loan Bank must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance.

     The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of earnings that the Federal Home Loan Banks can pay as dividends to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. The Bank earned dividends on the FHLB of Chicago capital stock in amounts equal to $148,000, $143,000 and $129,000 during the years ended July 31, 1996, 1995 and 1994, respectively. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, the Bank's net interest income would likely also be reduced. Further, there can be no assurance that the impact of FDICIA and the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") on the Federal Home Loan Banks will not also cause a decrease in the value of the FHLB of Chicago stock held by the Bank.

     Federal Reserve System. The Bank is subject to provisions of the FRA and the FRB's regulations pursuant to which depositary institutions may be required to maintain non-interest-earning reserves against their deposit accounts and certain other liabilities. Currently, reserves must be maintained against transaction accounts (primarily NOW and regular checking accounts). The FRB regulations generally require that reserves be maintained in the amount of 3% of the aggregate of transaction accounts up to $52.0 million. The amount of aggregate transaction accounts in excess of $52.0 million are currently subject to a reserve ratio of 10%, which ratio the FRB may adjust between 8% and 12%. The FRB regulations currently exempt $4.3 million of otherwise reservable balances from the reserve requirements, which exemption is adjusted by the FRB at the end of each year. The Bank is in compliance with the foregoing reserve requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank, or a pass-through account as defined by the FRB, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS. Federal Home Loan Bank System members are also authorized to borrow from the Federal Reserve "discount window," but FRB regulations require such institutions to exhaust all Federal Home Loan Bank sources before borrowing from a Federal Reserve Bank.

Regulation of Savings Association Holding Companies

     The Company, if utilized, will be a non-diversified unitary savings association holding company within the meaning of the HOLA, as amended. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings association subsidiaries, if any. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness, or stability of a subsidiary savings association.


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     The HOLA prohibits a savings association holding company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings association or holding company thereof, without prior written approval of the OTS; acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary savings association, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating an application by a holding company to acquire a savings association, the OTS must consider the financial and managerial resources and future prospects of the company and savings association involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     As a unitary savings association holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to satisfy the QTL test. See "-- Regulation of Federal Savings Associations -- QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association or savings bank that meets the QTL test and is deemed to be a savings association by the OTS and that will be held as a separate subsidiary, the Company would become a multiple savings association holding company and would be subject to limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings association holding company and its non-insured association subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the BHC Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings association holding company controlling savings associations in more than one state, subject to two exceptions: an acquisition of a savings association in another state (a) in a supervisory transaction or (b) pursuant to authority under the laws of the state of the association to be acquired that specifically permit such acquisitions. The conditions imposed upon interstate acquisitions by those states that have enacted authorizing legislation vary. Some states impose conditions of reciprocity, which have the effect of requiring that the laws of both the state in which the acquiring holding company is located (as determined by the location of its subsidiary savings association) and the state in which the association to be acquired is located, have each enacted legislation allowing its savings associations to be acquired by out-of-state holding companies on the condition that the laws of the other state authorize such transactions on terms no more restrictive than those imposed on the acquiror by the state of the target association. Some of these states also impose regional limitations, which restrict such acquisitions to states within a defined geographic region. Other states allow full nationwide banking without any condition of reciprocity. Some states do not authorize interstate acquisitions of savings associations.

     Transactions between the Bank and the Company and its other subsidiaries would be subject to various conditions and limitations. See "-- Regulation of Federal Savings Associations -- Transactions with Related Parties." The Bank would have to give 30-days written notice to the OTS prior to any declaration of the payment of any dividends or other capital distributions to the Company. See "-- Regulation of Federal Savings Associations -- Limitation on Capital Distributions."

Federal Securities Laws

     The Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

     The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who


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are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of the outstanding shares of the Company or (b) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

     In the event that the holding company form of organization is not utilized, the shares of the Bank's common stock to be issued and sold in the Conversion would be exempt from registration under Section 3(a)(5) of the Securities Act. Prior to the sale of all shares of its common stock in such a case, the Bank would register its capital stock under Section 12(g) of the Exchange Act. Upon such registration, the proxy rules, tender offer rules, insider trading restrictions, annual and periodic reporting and other requirements of the Exchange Act would also be applicable to the Bank but under the jurisdiction of the OTS. The Bank would be required by the OTS to maintain said registration for a period of at least three years following Conversion. The Bank will, however, register with and report to the OTS and not to the SEC.


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                            MANAGEMENT OF THE COMPANY

     The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the shareholders of the Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of George M. Briody, F. Gregory Opelka and Joseph J. Nimrod, has a term of office expiring at the first annual meeting of shareholders; a second class, consisting of Eugene W. Pilawski and Walter E. Powers, M.D. has a term of office expiring at the second annual meeting of shareholders; and a third class, consisting of Maurice F. Leahy and William B. O'Connell, has a term of office expiring at the third annual meeting of shareholders. Biographical information with respect to each individual is set forth under "Management of the Bank--Biographical Information."

     The following individuals are executive officers of the Company and hold the offices set forth below opposite their names.

     Name                            Position Held with the Company
     ----                            ------------------------------
     George M. Briody.............   President
     F. Gregory Opelka............   Executive Vice President
     Timothy L. McCue.............   Vice President and Chief Financial Officer
     Robert Jones.................   Vice President
     Michael Cahill...............   Vice President
     Jerome A. Maher..............   Vice President

     The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

     Since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. It is currently expected that, unless and until the Company becomes actively involved in business activities separate from those conducted by the Bank, no separate compensation will be paid to the directors and employees of the Company. However, directors of the Company or the Bank who are not employees of the Company or the Bank or any of their subsidiaries ("Outside Directors") may be entitled to participate in stock incentive plans established by the Company. See "Management of the Bank." The Company will also guarantee certain obligations of the Bank to the Bank's executive officers, employees and directors, as described below. Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "Management of the Bank -- Biographical Information."


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

                             MANAGEMENT OF THE BANK

Directors

     The following table sets forth certain information regarding the Board of Directors of the Bank.

                                   Positions Held With     Director     Term
Name                      Age(1)         the Bank          Since       Expires
- ----                      ------   ----------------------  --------    -------
George M. Briody.......     69     President, Director       1951       1997
F. Gregory Opelka......     68     Executive Vice            1972       1997
                                     President, Director
Maurice F. Leahy.......     66     Director                  1978       1999
Eugene W. Pilawski.....     73     Director                  1990       1998
Joseph J. Nimrod.......     67     Director                  1978       1997
Walter E. Powers, M.D..     68     Director                  1977       1998
William B. O'Connell...     73     Director                  1989       1999

- ----------
(1)  At July 31, 1996.

Executive Officers

     The executive officers of the Bank are Mr. Briody and Mr. Opelka, who are directors of the Bank, and Mr. McCue, Mr. Cahill, Mr. Jones and Mr. Maher, who are not directors of the Bank. See "Management of the Company." Each of the executive officers of the Bank will retain his office in the converted Bank until the annual meeting of the Board of Directors of the Bank held immediately after the first annual meeting of shareholders of the Company subsequent to Conversion and until their successors are elected and qualified or until they are removed or replaced. Officers are re-elected by the Board of Directors annually.

Biographical Information

     Positions held by a director or executive officers have been held for at least the past five years unless stated otherwise.

     Directors

     George M. Briody serves as the President and a director of the Bank. Mr. Briody has been involved in the financial institutions industry for more than 40 years and has served as President of the Bank since 1966 and as a director since 1951. He also has served as a director of the Chicago Area Council, the Illinois Savings and Loan League, the FHLB of Chicago, the U.S. League of Savings Institutions, Inc. and Electronic Funds Transfer Corporations I and II. Mr. Briody is currently a member of the Central Savings and Loan Group. He is also a member of the Illinois and Chicago Bar Associations. He is a past president of the Central Savings and Loan Group and the Illinois Savings and Loan League. Mr. Briody and Mr. Opelka are brothers-in-law.

     F. Gregory Opelka serves as the Executive Vice President and a director of the Bank. Mr. Opelka joined the Bank in 1954 and has served as a director since 1972. He is a member of the Appraisal Institute and holds Member, Senior Real Estate Analyst, and Senior Residential Appraiser designations. He is currently a director of the Market Data Center and an appraisal consultant authoring "Appraisal Report," a


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

quarterly article for the America's Community Banker's member magazine. Mr. Opelka and Mr. Briody are brothers-in-law.

     Maurice F. Leahy has been a director of the Bank since 1978. Now retired, he was an account executive for P.M.P. Sales, Inc., a meat and poultry broker. Previously he owned and operated a meat and poultry retail business for more than 25 years.

     Eugene W. Pilawski joined the Bank in 1949. Now retired, he had served as Senior Vice President of the Bank from 1987 to 1992. Prior to this promotion, he served as Vice President and Senior Loan Officer. He was elected to the Board of Directors in September, 1990. Mr. Pilawski is a member of the Chicago Bar Association. Mr. Pilawski and Dr. Powers are brothers.

     Joseph J. Nimrod has been a director of the Bank since 1978. Mr. Nimrod is the owner of Joseph Nimrod Decorating Inc., a painting and paperhanging business. He also serves as an officer and a director of the Painters and Decorators Contractors Association and is Chairman of the Washburn Apprentice School of Painting.

     Walter E. Powers, M.D. has served as a director of the Bank since 1977. Dr. Powers, now retired, was a radiologist-flight surgeon for United Airlines, Inc. from 1973 to 1985. He is a member of the American Medical Association, Illinois State Medical Society, Chicago Medical Society, American College of Radiology, Radiology Society of North America and Illinois Radiology Society. Dr. Powers and Mr. Pilawski are brothers.

     William B. O'Connell has served as a director of the Bank since November, 1989. Immediately prior thereto, Mr. O'Connell served as a Chairman of U.S. League Management Services, Inc. (the "League"), a coordinating organization for the special service projects of the U.S. League of Savings Institutions, Inc. He served as President of the League from 1980 to 1988.

     Executive Officers who are not Directors

     Timothy L. McCue, age 51, has served as the Bank's Vice President, Chief Financial Officer since December 1984. He is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. McCue is the Regional District Director for Financial Managers Society.

     Robert Jones, age 53, has served as the Bank's Vice President, Chief Savings Officer since April 1987.

     Michael Cahill, age 42, has served as Vice President, Controller of the Bank since 1986.

     Jerome A. Maher, age 61, became the Bank's Vice President and Chief Lending Officer in September 1996. He served as a Vice President and director of Covenant Mortgage Corporation from March 1994 to September 1996 and as Senior Vice President of Hanover Capital Mortgage Corporation from July 1993 to February 1994. Prior to that, Mr. Maher was an Executive Vice President and director of Labe Federal Savings and Loan Association.

Committees and Meetings of the Board of Directors of the Company and the Bank

     The Board of Directors of the Bank meets on a monthly basis and may have additional special meetings from time to time. During the fiscal year ended July 31, 1996, the Board of Directors met 12 times. No current director attended fewer than 75% of the total number of Board meetings and committee meetings of which such director was a member.

     The Company and the Bank have established the following committees of each of their respective Boards of Directors:

     The Management Salary Compensation Committee of both the Company and the Bank consists of Messrs. Powers, Leahy and Nimrod. Each such committee reviews and makes recommendations to the Board regarding the compensation for the Executive Officers.

     The Audit Committee of both the Company and the Bank consists of Messrs. Nimrod, Powers and O'Connell. The Audit Committee of the Bank meets periodically with its independent Certified Public Accountants to arrange the Bank's annual financial statement audit and to review and evaluate recommendations made during the annual audit. The Audit Committee also reviews the regulatory reports of examination. It is expected that the Audit Committee of the Company will perform a similar function.

Directors' Compensation

     Fee Arrangements. Currently, each director of the Bank receives a monthly fee of $900. The aggregate amount of fees paid to such directors by the Bank for the year ended July 31, 1996 was approximately $75,600. No additional fees are paid for attendance at board committee meetings. Directors of the Company will not be separately compensated for their services as such. It is anticipated that directors will also be covered by the Stock Option Plans and Stock Programs expected to be implemented by the Company. See "-- Benefits -- Stock Option Plans" and "-- Stock Programs."

Executive Compensation

     Compensation Decisions. Decisions regarding the Company's executive compensation will be made by the Company's Board of Directors, exclusive of those directors employed by the Company, acting as a compensation committee, upon the recommendations made by the Management Salary Compensation Committee. Under this structure, no interlocks exist between members of the compensation committee and employees of the Company.

     Cash Compensation. The following table sets forth the cash compensation paid by the Bank for services rendered in all capacities during the fiscal year ended July 31, 1996, to the Chief Executive Officer and all executive officers of the Bank who received compensation in excess of $100,000 (the "Named Executive Officers").

                           Summary Compensation Table

                                                                                          Long Term Compensation
                                                                              ----------------------------------------------
                                                Annual Compensation(1)              Awards           Payouts
                                          ----------------------------------  -------------------    -------
                                                                    Other     Restricted
                                                                   Annual        Stock                LTIP        All Other
          Name and Principal                                    Compensation    Awards    Options    Payouts    Compensation
               Positions            Year  Salary($)   Bonus($)     ($)(2)       ($)(3)    (#)(3)     ($)(3)          ($)
- ----------------------------------  ----  ---------   --------  ------------  ----------  -------    -------    ------------
George M. Briody, President.......  1996   $157,180   $14,550        --            --       --         --            --
F. Gregory Opelka, Executive Vice
   President......................  1996   $103,145   $ 9,240        --            --       --         --            --


- ----------
(1) Under Annual Compensation, the column titled "Salary" includes balary, director's fees and payroll deductions for health insurance under the Bank's health insurance plan.
(2) For 1996, there were no: (a) perquisites with an aggregate value for any named individual in excess of the lesser of $50,000 or 10% of the total of the individual's salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; or (d) preferential discounts on stock. For 1996, the Bank had no restricted stock or stock related plans in existence.
(3) During the fiscal year ended July 31, 1996, the Bank did not maintain any restricted stock, stock options or other long-term incentive plans.

Employment Agreements

     Effective upon the Conversion, the Company and (subject to non-objection by the OTS) the Bank intend to enter into Employment Agreements with each of Messrs. Briody, Opelka, McCue, Jones, Cahill and Maher (the "Senior Executives"). These Employment Agreements establish the respective duties and compensation of the Senior Executives and are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of the Senior Executives.

     The Employment Agreements provide for three-year terms. The Bank's Employment Agreements provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may, with the Senior Executive's concurrence, extend its Employment Agreements for an additional year, so that the remaining terms shall be three years, after conducting a performance evaluation of the Senior Executive. The Company's Employment Agreements provide for automatic daily extensions such that the remaining terms of the Employment Agreements shall be three years unless written notice of non-renewal is given by the Board of Directors or the Senior Executive. The Employment Agreements provide that the Senior Executive's base salary will be reviewed annually. It is anticipated that this review will be performed by the Management Salary Compensation Committee and approved by non-employee members of the Board, and the Senior Executive's base salary may be increased on the basis of such officer's job performance and the overall performance of the Bank. The base salaries for Messrs. Briody, Opelka, McCue, Jones, Cahill and Maher as of August 1, 1996 were $150,480, $95,945, $84,410, $53,305, $54,527 and $60,000 respectively. The Employment Agreements also provide for, among other things, entitlement to participation in stock, retirement and welfare benefit plans and eligibility for fringe benefits applicable to executive personnel such as a company car and fees for club and organization memberships deemed appropriate by the Bank or Company and the Senior Executive. The Employment Agreements provide for termination by the Bank or the Company at any time for cause as defined in the Employment Agreements.

     In the event the Bank or the Company chooses to terminate the Senior Executive's employment for reasons other than for cause, or in the event of the Senior Executive's resignation from the Bank and the Company for the reasons specified in the Employment Agreements, the Senior Executive would be entitled to a lump sum cash payment in an amount equal to the present value of the remaining cash compensation due to the Senior Executive and the additional contributions or benefits that would have been earned under any employee benefit plans of the Bank or the Company during the remaining terms of the Employment Agreements and payments that would have been made under any incentive compensation plan during the remaining terms of the Employment Agreements. If permitted by applicable law, provision will also be made for the cash out of stock options, appreciation rights or restricted stock as if the Senior Executive was fully vested. The Bank and the Company would also continue the Senior Executive's life, health and any disability insurance or other benefit plan coverage for specified periods. Reasons specified as grounds for resignation for purposes of the Employment Agreements are: failure to elect or re-elect the Senior Executive to such officer's offices; failure to vest in the Senior Executive the functions, duties or authority associated with such offices; any material breach of contract by the Bank or the Company which is not cured within 30 days after written notice thereof; and, following a Change of Control (as defined in the Employment Agreements), include demotion, loss of title, office or significant authority or responsibility, any reduction in any element of compensation or benefits, any adverse change of location of the principal place of employment or working conditions or resignation for any other reason. In general, for purposes of the Employment Agreements and the plans maintained by the Company or the Bank, a "change of control" will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security of the Company or the Bank, upon shareholder approval of a merger or consolidation or a change of the majority of the Board of Directors of the Company or the Bank or upon liquidation or sale of substantially all the assets of the Company or the Bank. Based on current compensation and benefit costs, cash payments to be made in the event of a change of control of the Bank or the Company pursuant to the terms of the Employment Agreements would be approximately $4,220,000, of which approximately $1,245,000 would be payable to Mr. Briody, $1,180,000 would be payable to Mr. Opelka, $630,000 would be payable to Mr. McCue, $425,000 would be payable to Mr. Jones, $500,000 would be payable to Mr. Cahill and $240,000 would be payable to Mr. Maher. However, the actual amount to be paid under the Employment Agreements in the event of a change of control of the Bank or the Company cannot be estimated at this time, because the actual amount is based on the compensation and benefit costs applicable to these individuals and other factors existing at the time of the change of control which cannot be determined at this time.

     Payments to the Senior Executives under the Bank's Employment Agreements will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company's Employment Agreements would be made by the Company. To the extent that payments under the Company's Employment Agreements and the Bank's Employment Agreements are duplicative, payments due under the Company's Employment Agreements would be offset by amounts actually paid by the Bank. Senior Executives would be entitled to reimbursement of certain costs incurred in interpreting or enforcing the Employment Agreements.

     Cash and benefits paid to a Senior Executive under the Employment Agreements together with payments under other benefit plans following a "change of control" of the Bank or the Company may constitute an "excess parachute" payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. The Company's Employment Agreements include a provision indemnifying each Senior Executive on an after-tax basis for any "golden parachute" excise taxes.

Employee Retention Agreements

     Effective upon the Conversion, the Bank (subject to the non-objection of the OTS) and the Company intend to enter into Retention Agreements with the following four employees: Barbara J. Urban, Judy Miller, Bonnie Symon and Jan Birkeland ("Contract Employee" or "Contract Employees"). The purpose of the Retention Agreements is to secure the Contract Employees' continued availability and attention to the Bank's affairs, relieved of distractions arising from the possibility of a corporate change of control. The Retention Agreements do not impose an immediate obligation on the Bank to continue the Contract Employees' employment but provide for a period of assured employment ("Assurance Period") following a change of control of the Bank or Company. The Retention Agreements provide for an initial Assurance Period of two years commencing on the date of a change of control. In general, the applicable Assurance Periods will be automatically extended on a daily basis under the Retention Agreements until written notice of non-extension is given by the Bank or the Contract Employee, in which case an Assurance Period would end on the second anniversary of the date such notice is given.

     If, upon a change of control, or within 12 months of, and in connection with, a change of control, a Contract Employee is discharged without "cause" (as defined in the Retention Agreements) or the Contract Employee voluntarily resigns within one year following a material adverse change in such employee's position, duties, salary or due to a material breach of the Retention Agreement by the Bank or Company, the Contract Employee (or, in the event of such employee's death, such employee's estate) would be entitled to a lump sum cash payment equal to the present value of the remaining base salary and bonus payments due during the Assurance Period plus any additional contributions and benefits that the Contract Employee would have earned under the Bank's or Company's employee benefit plans during the Assurance Period. Each Contract Employee's life, health and disability coverage would also be continued during the Assurance Period. The total amount of termination benefits payable to each Contract Employee under the Retention Agreements is limited to two times the Contract Employee's average total compensation for the prior five calendar years. Payments to the Contract Employees under their respective Retention Agreements will be guaranteed by the Company to the extent that the required payments are not made by the Bank. Based on current compensation and benefit costs applicable to the Contract Employees expected to be covered by the Retention Agreements, cash payments to be made in the event of a change of control of the Bank or the Company would be approximately $530,000. However, the actual amount to be paid under the Retention Agreements in the event of a change of control of the Bank or the Company cannot be estimated at this time because it will be based on the compensation and benefit costs applicable to the Contract Employees and other factors existing at the time of the change of control which cannot be determined at this time.

Employee Severance Compensation Plan

     The Bank has adopted, subject to the non-objection of the OTS, an Employee Severance Pay Plan (the "Severance Plan") which will provide eligible employees of the Bank with severance benefits in the event of a change of control as defined in the Severance Plan. Conversion to stock form is not considered a change of control under the Severance Plan. Management and other personnel with Employment Agreements or Retention Agreements will not be eligible to participate in the Severance Plan. The purpose of the Severance Plan is to recognize the valuable services and contributions of these employees and the uncertainties relating to continuing employment, reduced employee benefits, management changes and relocations in the event of a change of control. The Bank believes that the Severance Plan will assist it in attracting and retaining highly qualified individuals and reduce the distractions and other adverse effects on employees' performance in the event of a change of control. Eligible employees of the Bank with one year of service will automatically participate in the Severance Plan and will have a contractual right to severance benefits if they are terminated from or terminate their employment within one year (for reasons specified under the Severance Plan) following a change of control of the Bank or the Company. A participating employee who is an officer of the Bank would be eligible to receive a severance payment upon termination equal to three weeks' pay for each year of service, up to a maximum of 52 weeks' pay. A participating employee who is not an officer would be eligible to receive a severance payment upon an employment termination equal to one weeks' pay for each of the first five years of service, two additional weeks' pay for each of the next four years of service and three additional weeks' pay for each year of service in excess of nine years, with a minimum severance benefit of four weeks' pay and a maximum severance benefit of 52 weeks' pay. Payments under the Severance Plan may increase the costs to be incurred in acquiring the Bank or the Company. Based on current salaries, cash payments to be paid in the event of a change of control (and assuming termination of all participating employees) pursuant to the terms of the Employee Severance Pay Plan would be approximately $396,500. However, the actual amount to be paid in the event of a change of control of the Bank or the Company cannot be estimated at this time, because it will be based on the compensation and benefits, as applicable, for each covered individual and other factors existing at the time of the change of control which cannot be determined at this time. The Severance Plan may be amended or terminated by the Board of Directors provided participants are given six months advance written notice of any adverse change to current or prospective rights. Payments required to be made by the Bank to participants due under the Severance Plan may be guaranteed by the Company.

Benefits

     Senior Management Officers Bonus Program. In fiscal year 1995, the Board of Directors of the Bank adopted a nonqualifying bonus program comprised of an annual and long-term bonus payable to senior management officers (the "SMO"). Amounts awarded under the SMO are based on the Bank's return on average assets for the applicable fiscal year(s). The SMO had a total payout for fiscal year 1995 of approximately $68,000. The long-term program was terminated in 1996, and no annual award was made for fiscal year 1996.

     Pension Plan. The Bank maintains the Fairfield Savings Bank Retirement Plan, a non-contributory, tax-qualified defined benefit pension plan (the "Pension Plan") for eligible employees. All employees with more than 1,000 hours of service per year, except leased employees, who have attained age 21 and completed one year of service are eligible to participate in the Pension Plan. The Pension Plan provides a benefit for each participant, including executive officers named in the Summary Compensation Table above. The benefit is equal to an amount (A) minus (B) where (A) is an amount equal to (i) 2% of the participant's final average compensation multiplied by the participant's projected benefit service, reduced by (ii) the participant's social security offset allowance, and such result multiplied by
(iii) a fraction, the numerator of which equals the participant's benefit service and the denominator of which is the participant's projected benefit service, and (B) is the amount to which the participant is entitled under the Fairfield Savings and Loan Association Pension Plan (the predecessor of the Pension Plan). A participant's social security offset allowance shall equal 0.6% multiplied by the participant's years of projected benefit service not in excess of 35 years, multiplied by the lesser of the participant's (i) final average offset compensation or (ii) covered compensation, divided by twelve.

     Final average compensation is the monthly average of a Participant's compensation over sixty (60) consecutive months of employment out of the Participant's last 120 month period of employment during which the Participant's compensation is the highest. A participant is fully vested in his or her pension after five years of service. The Pension Plan is funded by the Bank on an actuarial basis, and all assets are held in trust by the Pension Plan trustee. The following table illustrates the annual benefit payable upon normal retirement at age 65 in the normal form of benefit under the Pension Plan (a straight life annuity) at various levels of annual compensation (12 times Final Average Compensation) and years of service under the Pension Plan. The amounts in the table are subject to social security benefit offset allowance and further reduction by the amount to which a participant is entitled under the Fairfield Savings and Loan Association Pension Plan.

                                Years of Service at Retirement
Annual Average  -------------------------------------------------------------
 Compensation       15         20          25            30             35
- --------------  --------   --------   ---------   -----------    -----------

$   125,000     $ 37,500   $ 50,000   $  62,500   $    75,000    $    87,500
  150,000(1)      45,000     60,000      75,000        90,000        105,000
  175,000(1)      52,500     70,000      87,500       105,000      122,500(2)
  200,000(1)      60,000     80,000     100,000     120,000(2)     140,000(2)

- ----------
(1) For the Pension Plan year ending July 31, 1996, the annual compensation for calculating benefits may not exceed $150,000 (as adjusted for subsequent years pursuant to Code provisions).

(2) For the Pension Plan year ending July 31, 1996, the maximum annual benefit under the Pension Plan may not exceed $120,000. The maximum annual benefit will be adjusted in subsequent years pursuant to Code provisions.

     The following table sets forth the years of credited service and the final average compensation (as defined above) determined as of July 31, 1996, the end of the 1996 plan year, for each of the individuals named in the Summary Compensation Table. The Average Annual Earnings includes the base salary component of the figures shown in the salary column of the Summary Compensation Table.

                  Years of Credited Service
                  -------------------------      Final Average
                   Years            Months       Compensation
                   -----            ------       ------------
Mr. Briody......    46                1            $ 128,620
Mr. Opelka......    41                8               84,990

     Profit Sharing and Savings Plan. The Bank maintains a Profit Sharing and Savings Plan. The profit sharing portion of the Plan requires the Bank to contribute annually an amount equal to 2% of the base annual salary of participants, and provides for additional discretionary contributions as the Bank may determine. The savings portion of the Plan permits salaried employees with at least one year of service to make pretax salary deferrals and after tax contributions under section 401(k) of the Code. Salary deferrals are made by election and are limited to 15% of compensation up to $150,000 (for 1996), or to a limit imposed under the Code ($9,500 for 1996). The Bank makes matching contributions equal to 25% of the amount of salary contributions, up to 6% of salary. Employees are fully vested in their salary deferrals and after tax contributions, and become incrementally vested in the Bank's contribution after one year and fully vested in the Bank's contributions after seven years.

     The Bank has amended the Profit Sharing and Savings Plan in connection with the Conversion to provide for the investment of Plan assets in Common Stock of the Company. In addition, participating employees may elect to invest all or any part of their account balances in the Company's Common Stock. Common Stock held by the Profit Sharing and Savings Plan may be newly issued or treasury shares acquired from the Company or outstanding shares purchased in the open market or in privately negotiated transactions. All Common Stock held by the Profit Sharing and Savings Plan will be held by an independent trustee and allocated to the accounts of individual participants. Participants will control the exercise of voting and tender rights relating to the Common Stock held in their accounts.

     Employee Stock Ownership Plan and Trust. The Company has established, and the Bank has adopted, for the benefit of eligible employees, an ESOP and related trust to become effective upon completion of the Conversion. Substantially all employees of the Bank or the Company who have attained age 21 and have completed one year of service may be eligible to become participants in the ESOP. The ESOP intends to purchase eight percent (8%) (7% in the absence of OTS approval) of the Common Stock issued in the Conversion. As part of the Conversion and in order to fund the ESOP's purchase of the Common Stock to be issued in the Conversion, the Bank or the Company expects to contribute to the ESOP sufficient funds to pay the par value of the Common Stock to be purchased, and the ESOP intends to borrow funds from the Company equal to the balance of the aggregate purchase price of the Common Stock. Although contributions to the ESOP will be discretionary, the Company and the Bank intend to make annual contributions to the ESOP in an aggregate amount at least equal to the principal and interest requirement on the debt. It is expected that this loan will be for a term of up to 10 years, will bear interest at the rate of 8% per annum and will call for level annual payments of principal and interest designed to amortize the loan over its term. It is anticipated that the loan will also permit optional pre-payment. The Company and the Bank may make additional annual contributions to the ESOP to the maximum extent deductible for federal income tax purposes.

     Shares purchased by the ESOP will initially be pledged as collateral for the loan and will be held in a suspense account until released for allocation among participants in the ESOP as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participants' total taxable compensation for the year of allocation. Benefits generally become vested at the rate of 20% per year beginning on a participant's third year of service with 100% vesting after seven years of service (including past service). Participants also become immediately vested upon termination of employment due to death, retirement at age 65 or older, permanent disability or upon the occurrence of a change of control. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Vested benefits may be paid in a single sum or installment payments and are payable upon death, retirement at age 65 or older, disability or separation from service.

     In connection with the establishment of the ESOP, a Plan Administrator was appointed to administer the ESOP (the "Plan Administrator"). An unrelated corporate trustee for the ESOP will be appointed prior to the Conversion and will continue thereafter. The Plan Administrator may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares will be voted in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     The ESOP may purchase additional shares of Common Stock in the future, in the open market or otherwise, and may do so either on a leveraged basis with borrowed funds or with cash dividends, periodic employer contributions or other cash flow. Whether such purchases will be made and the terms and conditions of any such purchases will be determined by the ESOP's fiduciaries taking into account such factors as they consider relevant at the time, including their judgment as to the attractiveness of the Common Stock as an investment, the price at which Common Stock may be purchased and, in the case of leveraged purchases, the terms and conditions on which borrowed funds are available and the willingness of the Company or the Bank to offer purchase money financing or guarantee purchase money financing offered by third parties.

     Stock Option Plans. Following the Conversion, the Board of Directors of the Company intends to adopt the Stock Option and Incentive Plan for Employees (the "Employees' Option Plan") and the Stock Option Plan for Outside Directors (the "Directors' Option Plan") (collectively, the "Stock Option Plans"). If implemented prior to the first anniversary of the Conversion, OTS regulations require that the adoption of the Stock Option Plans be subject to shareholder approval obtained at a meeting of shareholders to be held no earlier than six months after the completion of the Conversion (which meeting is currently anticipated to be held during _______, 1997). An amount of shares of Common Stock equal to 10% of the shares of Common Stock to be issued in the Conversion is expected to be reserved for issuance under the Stock Option Plans. No determinations have been made by the Board of Directors as to the specific terms of the Stock Option Plans or the amount of awards thereunder. However, OTS regulations provide that no individual officer or employee may receive more than 25% of the options granted and that Outside Directors may not receive more than 5% individually or more than 30% in the aggregate of the options granted, under option plans implemented within one year after the Conversion.

     The purpose of the anticipated adoption of the Employees' Option Plan will be to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and its subsidiaries and reward officers and key employees for outstanding performance. Although the terms of the Employees' Option Plan have not yet been determined, it is expected that the Employees' Option Plan will provide for the grant of: (i) options to purchase the Company's Common Stock intended to qualify as incentive stock options under
Section 422 of the Code ("Incentive Stock Options"); (ii) options that do not so qualify ("Non-Statutory Stock Options"); and (iii) Limited Rights (discussed below) which will be exercisable only upon a change of control of the Bank or the Company. Unless sooner terminated, any Employees' Option Plan adopted will be in effect for a period of 10 years.

     Any Employees' Option Plan will be administered by a Committee of the Board of Directors (the "Stock Option Committee"), and such committee will determine which officers and employees will be granted options and Limited Rights, whether such options will be Incentive Stock Options or Non-Statutory Stock Options, the number of shares subject to each option, the exercise price of each Non-Statutory Stock Option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. It is expected that any Employees' Option Plan will permit options to be granted for terms of up to 10 years (5 years in the case of Incentive Stock Options granted to employees who are 10% shareholders) and at exercise prices no less than the fair market value at date of grant (110% of fair market value in the case of Incentive Stock Options granted to employees who are 10% shareholders).

     The Stock Option Plans are expected to provide for the exercisability and vesting of options granted thereunder in the manner specified by the Stock Option Committee. OTS regulations generally require that options granted under plans implemented within one year after the Conversion begin vesting no earlier than one year from the date of shareholder approval of the plan and thereafter vest at a rate of no more than 20% per year. It is also expected that, in the event of death or disability, grants would be 100% vested upon termination of employment of an officer or employee, or upon termination of service as a director.

     It is anticipated that the Stock Option Plans, to the extent permitted by OTS regulations, will also provide for Limited Rights which, upon a change of control, will allow the holder to exercise such Limited Rights and thereby be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of Common Stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. It is also anticipated that these Limited Rights could be cancelled by an acquiror in the contract for an acquisition if such acquiror commits to substitute other consideration (including substitute options on the acquiror's stock) having equivalent value to the options being cancelled.

     An employee will not be deemed to have received taxable income upon grant or exercise of any Incentive Stock Option; provided, that shares received through the exercise of such option are not disposed of for at least one year after the date the stock is received in connection with the option exercise and two years after the date of grant of the option. No compensation deduction may be taken by the Company as a result of the grant or exercise of Incentive Stock Options, provided such shares are not disposed of before the expiration of the period described above (a "disqualifying disposition"). In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an employee will be deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock purchased on the date of exercise. The amount of any ordinary income deemed to be received by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of an Incentive Stock Option may be a deductible expense for tax purposes for the Company. In the case of Limited Rights, upon exercise, the option holder would have to include the amount paid to him or her upon exercise in his or her gross income for federal income tax purposes in the year in which the payment is made and the Company may be entitled to a deduction for federal income tax purposes of the amount paid.

     Under the Directors' Option Plan, it is anticipated that the exercise price per share of each option granted thereunder will be equal to the fair market value of the shares of Common Stock on the date the option is granted.

     Stock Programs. Following the Conversion, the Company also intends to establish Stock Programs as a method of providing officers, employees and Outside Directors of the Bank and Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Bank and the Company. It is anticipated that one Stock Program would cover eligible officers and employees of the Bank and the Company, and the other would cover eligible Outside Directors of the Bank and the Company. If implemented prior to the first anniversary of the Conversion, OTS regulations require that the adoption of the Stock Programs and awards thereunder be subject to shareholder approval obtained at a meeting of shareholders held no earlier than six months after the completion of the Conversion.

     If the Stock Programs are implemented, the Company expects to contribute funds to the Stock Programs to enable the Stock Programs trusts to acquire, in the aggregate, an amount up to 4% (3% unless OTS approval is obtained) of the shares of Common Stock issued in the Conversion. Shares used to fund the Stock Programs may be acquired through open market purchases, if permitted, or from authorized but unissued shares. No determinations have been made as to the specific terms of the Stock Programs or the amount of awards thereunder. Although no specific award determinations have been made, the Company anticipates that, if the Stock Programs are implemented, the Company will provide awards to eligible officers, employees and directors to the extent permitted by applicable regulations. Current OTS regulations provide that no individual employee may receive more than 25% of the shares of any plan and that non-employee directors may not receive more than 5% of the shares individually or 30% in the aggregate for all directors,in the case of plans implemented within one year following the Conversion.

     Any Stock Programs adopted shall be administered by a Committee of the Board of Directors (the "Stock Programs Committee"). Any Stock Programs for the benefit of Outside Directors are expected to be self-executing with respect to grants or allocations made thereunder. Under the Stock Programs, awards are expected to be granted in the form of shares of Common Stock held by the Stock Programs. The Board intends to appoint an independent fiduciary to serve as trustee of the trusts to be established pursuant to any Stock Programs. The Stock Programs are expected to provide for the vesting of awards granted thereunder in the manner specified by the Stock Programs Committee and consistent with OTS conversion regulations, which currently require that awards under plans implemented within one year following the Conversion begin vesting no earlier than one year from the date of shareholder approval and thereafter vest at a rate of no more than 20% per year. It is also expected that, in the event of death or disability, grants would be 100% vested upon termination of employment of an officer or employee, or upon termination of service as a director.

     When shares become vested in accordance with the Stock Programs, the participants will recognize income equal to the fair market value of the Common Stock at that time. The amount of income recognized by the participants may be a deductible expense for tax purposes for the Company. When shares become vested and are actually distributed in accordance with the Stock Programs, the participants will also receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of grants may direct the voting of the shares awarded to them. Shares not subject to grants will be voted by the trustee of the Stock Programs in proportion to the directions provided with respect to shares subject to grants. Vested shares will be distributed to recipients as soon as practicable following the day on which they are vested. Any awards to Outside Directors under the Stock Programs implemented prior to the first anniversary of the Conversion and the material terms and conditions thereof, will be specified in a plan document approved by shareholders.

     In the event that additional authorized but unissued shares are acquired by the Stock Programs after the Conversion, the interests of existing shareholders will be diluted. See "Pro Forma Data."

Transactions with Certain Related Persons

     The FIRREA requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank has made loans or extended credit to executive officers and directors and also to certain persons related to executive officers and directors. All such loans were made by the Bank in the ordinary course of business and were not made with more favorable terms nor did they involve more than the normal risk of collectibility or present unfavorable features. The outstanding principal balance of such loans to directors, executive officers and their associates totaled $769,836 or 5.67% of the Bank's retained earnings at July 31, 1996 and 2.54% of the Bank's pro forma stockholders' equity at July 31, 1996, after giving effect to the Conversion, and assuming the sale of Common Stock at the maximum of the Estimated Price Range.

     The Company intends that all transactions in the future between the Company and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the Company than could have been obtained by it in arm's-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

Subscriptions by Executive Officers and Directors

     The following table sets forth the number of shares of Common Stock the Bank's executive officers and directors propose to purchase in the Offerings, assuming shares of Common Stock are issued at the minimum and maximum of the Estimated Price Range and that sufficient shares will be available to satisfy their subscriptions. The table also sets forth the total expected beneficial ownership of Common Stock as to all directors and executive officers as a group.

                                         At the Minimum             At the Maximum
                                        of the Estimated           of the Estimated
                                         Price Range(1)             Price Range(1)
                                    -----------------------  ------------------------
                                               As a Percent              As a Percent
                                     Number     of Shares      Number     of Shares
      Name                Amount    of Shares    Offered     of Shares    Offered
      ----                ------    ---------  ------------  ---------   ------------

George M. Briody .....  $  201,250    14,875       1.0%        20,125       1.0%
F. Gregory Opelka ....     201,250    14,875       1.0         20,125       1.0
Timothy L. McCue .....     200,000    14,875       1.0         20,000       1.0
Robert Jones .........     100,000    10,000       0.7         10,000       0.5
Michael Cahill .......      35,000     3,500       0.2          3,500       0.2
Jerome A. Maher ......      50,000     5,000       0.3          5,000       0.2
Maurice F. Leahy .....      50,000     5,000       0.3          5,000       0.2
Eugene W. Pilawski ...     201,250    14,875       1.0         20,125       1.0
Joseph J. Nimrod .....     201,250    14,875       1.0         20,125       1.0
Walter E. Powers, M.D.     120,000    12,000       0.8         12,000       0.6
William B. O'Connell .     150,000    14,875       1.0         15,000       0.7
                        ----------   -------       ---        -------       ---
All directors and
 executive officers
 as a group ..........  $1,510,000   119,750       8.3%       146,000       7.4%
                        ==========   =======       ===        =======       ===

- ----------
(1) The individual maximum purchase limitation is equal to $150,000. The above table, however, includes proposed subscriptions by Associates (See "The Conversion -- Limitations on Common Stock Purchases"). Does not include subscription orders by the ESOP. The ESOP is expected to purchase 8% (7% if OTS approval is not obtained) of the shares issued in the Conversion. See "-- Benefits -- Employee Stock Ownership Plan and Trust."

                                 THE CONVERSION

     THE BOARD OF DIRECTORS OF THE BANK AND THE OTS HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.

General

     On May 21, 1996, the Bank's Board of Directors unanimously adopted the Plan of Conversion pursuant to which the Bank will be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Plan was amended by the Board of Directors as of September 17, 1996. It is currently intended that all of the outstanding capital stock issued by the Bank pursuant to the Plan will be held by the Company, which is incorporated under Illinois law. The Plan was approved by the OTS, subject to, among other things, approval of the Plan by the Bank's members. A special meeting of members has been called for this purpose to be held on [______ __, 1996].

     The Company has received approval from the OTS to become a savings association holding company and to acquire all of the Common Stock of the Bank to be issued in the Conversion. The Company plans to retain 50% of the net proceeds from the sale of the Common Stock and to use the remaining net proceeds to purchase all of the then to be issued and outstanding capital stock of the Bank. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock of the Company (or of the Bank, if the holding company form of organization is not utilized) to be issued pursuant to the Plan.

     The Plan provides that the Board of Directors of the Bank may, at any time prior to the issuance of the Common Stock and for any reason, decide not to use the holding company form of organization. Such reasons may include possible delays resulting from overlapping regulatory processing or policies which could adversely affect the Bank's or the Company's ability to consummate the Conversion and transact its business as contemplated herein and in accordance with the Bank's operating policies. In the event such a decision is made, the Bank will withdraw the Company's registration statement from the SEC and take steps necessary to complete the Conversion without the Company, including filing any necessary documents with the OTS. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Bank determines not to complete the Conversion, if permitted by the OTS, the Bank will issue and sell the common stock of the Bank and subscribers will be notified of the elimination of a holding company and will be solicited (i.e., be permitted to affirm their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their funds will be promptly refunded with interest at the Bank's passbook rate of interest; or be permitted to modify or rescind their subscriptions), and notified of the time period within which the subscriber must affirmatively notify the Bank of such subscriber's intention to affirm, modify or rescind such subscriber's subscription. The following description of the Plan assumes that a holding company form of organization will be used in the Conversion. In the event that a holding company form of organization is not used, all other pertinent terms of the Plan as described below will apply to the conversion of the Bank from the mutual to stock form of organization and the sale of the Bank's common stock.

     The Plan provides generally that (i) the Bank will convert from a mutual savings bank to a capital stock savings bank and (ii) the Company will offer shares of Common Stock for sale in the Subscription Offering in the following order of priority: the Bank's Eligible Account Holders, the Employee Plans, the Bank's Supplemental Eligible Account Holders, the Bank's Other Members and Bank Employees. The Plan also provides that shares not subscribed for in the Subscription Offering may be offered in a Community Offering to certain members of the general public, with a preference to be given, in the event of an oversubscription in the Community Offering, to natural persons residing in Cook and Lake counties in Illinois, the counties in which the Bank's offices are located. The Company and the Bank have an option to reserve 25% of the stock available in the Community Offering for sale to certain institutional investors. It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company to the general public in a Syndicated Community Offering. The Company and the Bank have reserved the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering or in the Syndicated Community Offering. See "-- Community Offering" and "-- Syndicated Community Offering."

     The aggregate price of the shares of Common Stock to be issued in the Conversion within the Estimated Price Range, currently estimated to be between $14,875,000 and $20,125,000, is based upon an independent appraisal, prepared by Capital Resources, a consulting firm experienced in the valuation and appraisal of savings institutions, of the estimated pro forma market value of the Common Stock of the Company. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Offerings. See "-- Stock Pricing" for additional information as to the determination of the estimated pro forma market value of the Common Stock.

     The following is a brief summary of pertinent aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at the offices of the Bank and at the Central Region (Chicago, Illinois) and Washington, D.C. offices of the OTS. The Plan is also filed as an Exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

Purposes of Conversion

     The Bank, as a federally chartered mutual savings bank, does not have shareholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Bank will be structured in the form used by commercial banks, many other business entities and a growing number of savings institutions. The Conversion will enhance the Bank's ability to access capital markets, expand its current operations, acquire other financial institutions or branch offices, provide affordable home financing opportunities to the communities it serves or diversify into other financial services to the extent allowable by applicable law and regulation.

     The Board of Directors of the Bank received information about various types of benefit plans typically utilized by public companies in general and converting thrift institutions in particular. Management reviewed the anticipated costs of establishing a customary program of benefits and the anticipated benefits to the Company. Management determined that the benefit plans helped significantly in providing the ability of a public company to retain and attract executives of the caliber needed to run a successful public company, to maintain their attention and loyalty in change in control situations and to align their interests with those of the Company's shareholders. Finally, the Board of Directors concluded that the cost of establishing and maintaining these benefit plans would be justified by these benefits to the Company. See "Management of the Bank."

     The holding company form of organization, if used, would provide additional flexibility to diversify the Bank's business activities through newly-formed subsidiaries, or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.

     The potential impact of the Conversion upon the Bank's capital base is significant. The Bank had equity in accordance with GAAP of $13.6 million, or 6.98% of assets at July 31, 1996. Assuming that $19.1 million of net proceeds are realized from the sale of Common Stock (being the maximum of the Estimated Price Range established by the Board of Directors based on the Valuation Range which has been estimated by Capital Resources to be from a minimum of $14,875,000 to a maximum of $20,125,000 (see "Pro Forma Data" for the basis of this assumption) and assuming that $9.6 million of the net proceeds are used by the Company to purchase the capital stock of the Bank, the Bank's ratio of GAAP capital to assets, on a pro forma basis, will increase to 10.26% after the Conversion. In the event that the holding company form of organization is not utilized and all of the net proceeds from the Offerings, at the maximum of the Estimated Price Range, are retained by the Bank, the Bank's ratios of tangible and core capital to adjusted assets, on a pro forma basis, each will increase to 15.87% after Conversion. The investment of the net proceeds from the sale of the Common Stock will provide the Bank with additional income to further enhance its capital position. The additional capital may also assist the Bank in offering new programs and expanded services to its customers.

     After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Articles of Incorporation will permit the Company, subject to market conditions and regulatory approval of an offering, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares upon exercise of stock options or the possible issuance of authorized but unissued shares to the Stock Programs. Following the Conversion, the Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Bank -- Executive Compensation."

Effects of Conversion

     General. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the equity of the institution based upon the balance in such depositor's account, which interest may only be realized in the event of a liquidation of the institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes such depositor's account receives the balance in the account but receives nothing for such depositor's ownership interest in the equity of the institution, which is lost to the extent that the balance in the account is reduced.

     Consequently, mutual savings bank depositors normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

     When a mutual savings bank converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution's equity and the former pro rata ownership of depositors is thereafter represented by their liquidation rights. See "-- Liquidation Rights." Such common stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable, and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the institution.

     Continuity. While the Conversion is being accomplished, and after the consummation of the Conversion, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC.

     The Directors serving the Bank at the time of Conversion will serve as Directors of the Bank after the Conversion. The Directors of the Company will consist of all of the individuals currently serving on the Board of Directors of the Bank. It is anticipated that all officers of the Bank at the time of Conversion will retain their positions after the Conversion.

     Deposit Accounts and Loans. Under the Plan, each depositor in the Bank at the time of Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent affected by withdrawals made to purchase Common Stock in the Conversion. See "-- Procedure for Purchasing Shares in Subscription and Community Offerings." Each such account will be insured by the FDIC to the same extent as before the Conversion (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     Furthermore, no loan outstanding from the Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

     Effect on Voting Rights of Members. At present, all depositors of the Bank are members of, and have voting rights in, the Bank as to all matters requiring membership action. Upon Conversion, depositors will cease to be members and will no longer be entitled to vote at meetings of the Bank. Upon Conversion, all voting rights in the Bank will be vested in the Company as the sole shareholder of the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors of the Bank will not have voting rights after the Conversion except to the extent that they become shareholders of the Company through the purchase of Common Stock.

     Liquidation Rights. In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor would receive such depositor's pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of such depositor's deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, such depositor's claim would be solely in the amount of the balance in such depositor's deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of the Bank above that amount.

     The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of the Bank as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if such account holder were to continue to maintain such account holder's deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after the Conversion, to an interest in the liquidation account prior to any payment to the shareholders of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as NOW/Super NOW accounts, money market deposit accounts and certificates of deposit, with an aggregate balance of $50 or more held in the Bank on December 31, 1994 (with respect to an Eligible Account Holder) and September 30, 1996 (with respect to a Supplemental Eligible Account Holder) (each a "Qualifying Deposit"). Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for such account holder's deposit accounts based on the proportion that the aggregate balance of such person's Qualifying Deposits on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, bore to the total amount of all Qualifying Deposits of all Eligible

Account Holders and Supplemental Eligible Account Holders in the Bank. For deposit accounts in existence at both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on each such record date.

     If, however, on any annual closing date (i.e., the anniversary of the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable) of the Bank, commencing on or after the effective date of the Conversion, the amount in any deposit account is less than the amount in such deposit account on December 31, 1994 (with respect to an Eligible Account Holder), or September 30, 1996 (with respect to a Supplemental Eligible Account Holder) or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole shareholder of the Bank.

     Tax Aspects. Consummation of the Conversion is expressly conditioned upon the receipt by the Bank of either a favorable ruling from the IRS and Illinois taxing authorities or opinions of counsel with respect to federal and Illinois income taxation, to the effect that the Conversion will not be a taxable transaction to the Company, the Bank, Eligible Account Holders or Supplemental Eligible Account Holders, except as noted below.

     No private ruling will be received from the IRS with respect to the proposed Conversion. Instead, the Bank has received an opinion of its counsel, Thacher Proffitt & Wood, that for federal income tax purposes, among other matters: (i) the Bank's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Internal Revenue Code and neither the Bank nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank's capital stock by the Company or by the Company upon the purchase of its Common Stock in the Conversion; (iii) no gain or loss will be recognized by Eligible Account Holders or by Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank; (iv) the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's and each Supplemental Eligible Account Holder's interest in the liquidation account will be zero; (vi) no gain or loss will be recognized by Eligible Account Holders or by Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of the Common Stock, provided, that the amount to be paid for the Common Stock is equal to the fair market value of such stock; and (vii) the tax basis to the shareholders of the Common Stock of the Company purchased in the Conversion pursuant to the subscription rights will be the amount paid therefore and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised. The opinion of Thacher Proffitt & Wood has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     KPMG Peat Marwick LLP has also opined, subject to the limitations and qualifications in its opinion, that the Conversion will not be a taxable transaction to the Company or to the Bank for Illinois income tax purposes or to Eligible Account Holders or to Supplemental Eligible Account Holders for Illinois income tax purposes. The opinion of KPMG Peat Marwick LLP has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Unlike private rulings, opinions of counsel are not binding on the IRS or the Illinois taxing authorities and the IRS or the Illinois taxing authorities could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS or the Illinois taxing authorities would not prevail in a judicial or administrative proceeding.

     Certain portions of both the federal and the state tax opinions are based upon the opinion of Capital Resources that subscription rights issued in connection with the Conversion will have no value. In the opinion of Capital Resources, which opinion is not binding on the IRS or the Illinois taxing authorities, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members or Bank Employees are deemed to have an ascertainable value, such Eligible Account Holders, Supplemental Eligible Account Holders, Other Members or Bank Employees could be taxed upon the receipt or exercise of the subscription rights in an amount equal to such value, and the Bank could recognize gain on such distribution. Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and Bank Employees are encouraged to consult with their own tax advisors as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

Stock Pricing

     The Plan of Conversion requires that the purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. The Bank and the Company have retained Capital Resources to make such valuation. For its services in making such appraisal, Capital Resources will receive a fee of $22,500, plus out-of-pocket expenses. The Bank and the Company have agreed to indemnify Capital Resources and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where Capital Resources's liability results from its negligence or bad faith.

     An appraisal has been made by Capital Resources in reliance upon the information contained in this Prospectus, including the financial statements. Capital Resources also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Bank, and the economic and demographic conditions in the Bank's existing market area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly-traded savings associations and savings institutions located in the Bank's market area and the State of Illinois; the aggregate size of the offering of the Common Stock; the impact of Conversion on the Bank's equity and earnings potential; the proposed dividend policy of the Company and the Bank; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

     On the basis of the foregoing, Capital Resources has advised the Company and the Bank that, in its opinion, dated September 6, 1996, the estimated pro forma market value of the Common Stock ranged from a minimum of $14,875,000 to a maximum of $20,125,000 with a midpoint of $17,500,000. The Board of Directors of the Bank held a meeting to review and discuss the appraisal report prepared by Capital Resources. A representative of Capital Resources participated in the meeting to explain the contents of the appraisal report. In connection with its review of the reasonableness and adequacy of such appraisal consistent with OTS regulations and policies, the Board of Directors reviewed the methodology that Capital Resources employed to determine the pro forma market value of the Common Stock and the appropriateness of the assumptions that Capital Resources used in determining this value. Based upon the Valuation Range and the Purchase Price of $10.00 per share for the Common Stock established by the Board of Directors, the Board of Directors has established the Estimated Price Range of $14,875,000 to $20,125,000, with a midpoint of $17,500,000 million, and the Company expects to issue between 1,487,500 and 2,012,500 shares of Common


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Stock. The Estimated Price Range may be amended with the approval of the OTS (if required), if necessitated by subsequent developments in the financial condition of the Company or the Bank or market conditions generally.

     The valuation prepared by Capital Resources is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. Capital Resources did not independently verify the financial statements and other information provided by the Bank, nor did Capital Resources value independently the assets or liabilities of the Bank. The valuation considers the Bank as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the Conversion will thereafter be able to sell such shares at prices at or above the Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

     Following commencement of the Subscription Offering, the maximum of the Estimated Price Range may be increased up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 2,314,375 shares due to regulatory considerations, changes in the market and general financial and economic conditions, without the resolicitation of subscribers. See "-- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Price Range to fill unfilled orders in the Subscription and Community Offerings.

     No sale of shares of Common Stock may be consummated unless, prior to such consummation, Capital Resources confirms to the Bank and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause Capital Resources to conclude that the value of the Common Stock at the price so determined is incompatible with its estimate of the pro forma market value of the Common Stock at the conclusion of the Subscription Offering and, if applicable, the Community Offering.

     If, based on Capital Resources's estimate, the pro forma market value of the Common Stock, as of the date that Capital Resources so confirms to the Bank and the OTS, is not more than 15% above the maximum and not less than the minimum of the Estimated Price Range then, (1) with the approval of the OTS, the number of shares of Common Stock to be issued in the Conversion may be increased or decreased, pro rata to the increase or decrease in value, without resolicitation of subscriptions, to no more than 2,314,375 shares or no less than 1,487,500 shares, and (2) all shares purchased in the Subscription and Community Offerings will be purchased for the Purchase Price of $10.00 per share. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the Employee Plans which will be able to subscribe for such adjusted amount up to their 10% subscription. See "-- Limitations on Common Stock Purchases."

     If the pro forma market value of the Common Stock is either more than 15% above the maximum of the Estimated Price Range or less than the minimum of the Estimated Price Range, the Bank and the Company, after consulting with the OTS, may terminate the Plan and return all funds promptly with interest at the Bank's passbook rate of interest on payments made by check, draft or money order, extend or hold new Subscription and Community Offerings, establish a new Estimated Price Range, commence a resolicitation of subscribers or take such other actions as permitted by the OTS in order to complete the Conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription Offering or, if applicable, the Community Offering would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond [_________], 1998.


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

     If all shares of Common Stock are not sold through the Subscription Offering or the Community Offering, then the Bank and the Company expect to offer the remaining shares in a Syndicated Community Offering, which would occur as soon as practicable following the close of the Subscription Offering or the Community Offering but may commence during the Subscription Offering or the Community Offering subject to the prior rights of subscribers. All shares of Common Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription and Community Offerings. See "-- Syndicated Community Offering."

     No sale of shares of Common Stock may be consummated unless, prior to such consummation, Capital Resources confirms to the Bank, the Company and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, including those which would be involved in a cancellation of the Syndicated Community Offering, would cause Capital Resources to conclude that the aggregate value of the Common Stock at the Purchase Price is incompatible with its estimate of the pro forma market value of the Common Stock of the Company at the time of the Syndicated Community Offering. Any change which would result in an aggregate purchase price which is below, or more than 15% above, the Estimated Price Range would be subject to OTS approval. If such confirmation is not received, the Bank may extend the Conversion, extend, reopen or commence new Subscription and Community Offerings or a Syndicated Community Offering, establish a new Estimated Price Range and commence a resolicitation of all subscribers with the approval of the OTS or take such other actions as permitted by the OTS in order to complete the Conversion, or terminate the Plan and cancel the Subscription and Community Offerings and/or the Syndicated Community Offering. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, and the Company and the Bank determine to continue the Conversion, subscribers will be resolicited (i.e., be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to decrease or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. A resolicitation, if any, following the conclusion of the Subscription Offering or the Community Offering would not exceed 45 days, or if following the Syndicated Community Offering, 90 days, unless further extended by the OTS for periods up to 90 days not to extend beyond [_________], 1998. If such resolicitation is not effected, the Bank will return with interest all funds promptly at the Bank's passbook rate of interest on payments made by check, savings bank draft or money order.

     Copies of the appraisal report of Capital Resources, including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the offices of the Bank and the other locations specified under "Additional Information."

Number of Shares to be Issued

     Depending upon market or financial conditions following the commencement of the Subscription and Community Offerings, the total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers; provided, that the product of the total number of shares times the price per share is not below the minimum or more than 15% above the maximum of the Estimated Price Range, and the total number of shares to be issued in the Conversion is not less than 1,487,500 or greater than 2,012,500 (or 2,314,375 if the Estimated Price Range is increased by 15%).

     In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, if the Plan is not terminated by the Company and the Bank after consultation with the OTS, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds


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

will be promptly refunded, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial condition, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the Employee Plans, which will be able to subscribe for such adjusted amount up to its 10% subscription. See "-- Limitations on Common Stock Purchases."

     An increase in the number of shares to be issued in the Conversion as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes see "Pro Forma Data."

Subscription Offering and Subscription Rights

     In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) depositors whose deposits in qualifying accounts in the Bank totaled $50 or more as of December 31, 1994 ("Eligible Account Holders"), (2) the Employee Plans, (3) depositors whose deposits in qualifying accounts in the Bank totaled $50 or more as of September 30, 1996, other than (i) those members who would otherwise qualify as Eligible Account Holders or (ii) directors or officers of the Bank or their Associates (as defined under "-- Limitations on Common Stock Purchases") ("Supplemental Eligible Account Holders"), (4) members of the Bank, consisting of depositors of the Bank as of [____ ___, 1996], the Voting Record Date, and borrowers from the Bank as of July 1, 1991 whose loans continue to be outstanding as of the Voting Record Date, other than Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"), and (5) employees and officers of the Bank, other than Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, ("Bank Employees"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "-- Limitations on Common Stock Purchases."

     Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the amount permitted to be purchased in the Community Offering, which amount is currently $150,000 of the Common Stock offered, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall maximum and minimum purchase limitations and exclusive of an increase in the number of shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "-- Limitations on Common Stock Purchases."

     In the event that Eligible Account Holders exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make such Eligible Account Holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear


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

to the total amount of qualifying deposits of all remaining Eligible Account Holders whose subscriptions remain unfilled.

     To ensure proper allocation of stock, each Eligible Account Holder must list on his or her stock order form all accounts in which such Eligible Account Holder has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or executive officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the one-year period preceding the Eligibility Record Date.

     Priority 2: The Employee Plans. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the Employee Plans, including the ESOP, will receive, without payment therefor, second priority, nontransferable subscription rights or, in the event of any increase in the number of shares of Common Stock to be issued in the Conversion after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range, first priority with respect to such increase to the extent necessary to fill the subscription of the Employee Plans, nontransferable subscription rights to purchase up to 10% of the Common Stock issued in the Conversion, subject to the purchase limitations set forth in the Plan of Conversion and as described below under "-- Limitations on Common Stock Purchases." As an Employee Plan, the ESOP intends to purchase 8% of the shares to be issued in the Conversion, or 119,000 shares and 161,000 shares, based on the issuance of 1,487,500 shares and 2,012,500, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. See "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust."

     Priority 3: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the amount permitted to be purchased in the Community Offering, which amount is currently $150,000 of the Common Stock offered, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "-- Limitations on Common Stock Purchases."

     In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make such Supplemental Eligible Account Holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining Supplemental Eligible Account Holders whose subscriptions remain unfilled, exclusive of any increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%.

     To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his or her stock order form all accounts in which such Supplemental Eligible Account Holder has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been


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

disclosed. The subscription rights received by Eligible Account Holders will be applied in partial satisfaction of the subscription rights to be received as a Supplemental Eligible Account Holder.

     Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by the Eligible Account Holders, the Employee Plans and the Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering up to (i) the greater of the amount permitted to be purchased in the Community Offering, which amount is currently $150,000 of the Common Stock offered, or
(ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%.

     In the event that Other Members exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make such Other Members' total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Other Members whose subscriptions remain unfilled on a 100 share per order basis until all such orders have been filled or the remaining shares have been allocated.

     Priority 5: Bank Employees. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by the Eligible Account Holders, the Employee Plans, the Supplemental Eligible Account Holders and Other Members, each Bank Employee will receive, without payment therefor, fifth priority nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering up to (i) the greater of the amount permitted to be purchased in the Community Offering, which amount is currently $150,000 of the Common Stock offered, or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%.

     In the event that Bank Employees exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Bank Employee, to the extent possible, to purchase a number of shares sufficient to make such Bank Employee's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Bank Employees whose subscriptions remain unfilled on a 100 share per order basis until all such orders have been filled or the remaining shares have been allocated.

     Expiration Date for the Subscription Offering. The Subscription Offering will expire on [ , 1996], unless extended for up to 45 days by the Bank or such additional periods with the approval of the OTS. Subscription rights which have not been exercised prior to the Expiration Date will become void.

     The Bank will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Bank pursuant to the Subscription Offering will be returned with interest promptly to the subscribers and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the Subscription Expiration Date is granted, the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions. Such extensions may not go beyond [_________], 1998.


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

Community Offering

     To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the Employee Plans, the Supplemental Eligible Account Holders, Other Members, and Bank Employees, the Bank has determined to offer shares pursuant to the Plan to certain members of the general public. Any excess of shares available will be available for purchase by the general public, with natural persons residing in Cook and Lake counties in Illinois (such natural persons referred to as "Preferred Subscribers") having first priority, subject to the right of the Company and the Bank, to accept or reject any such orders, in whole or in part, in its sole discretion. Such persons, together with associates of and persons acting in concert with such persons, may purchase up to $150,000 of Common Stock subject to the maximum purchase limitation. See "-- Limitations on Common Stock Purchases." This amount may be increased to up to a maximum of 5% or decreased to less than $150,000 of Common Stock at the discretion of the Company and the Bank. The opportunity to subscribe for shares of Common Stock in the Community Offering category is subject to the right of the Bank and the Company, in their discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date of the Subscription Offering. If the Company rejects a subscription in part, the subscriber will not have the right to cancel the remainder of his or her subscription.

     Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Bank, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose order remains unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated. To the extent that there are shares remaining after all subscriptions by Preferred Subscribers have been filled, shares will be allocated, applying the same allocation as described above for Preferred Subscribers, to natural persons maintaining an office or a residence in the State of Illinois. Thereafter, if there are any shares remaining, shares will be allocated to other persons of the general public who purchase in the Community Offering applying the same allocation described above for Preferred Subscribers.

     In offering the unsubscribed-for shares to the public in the Community Offering, a number of shares equal to the lesser of (i) 25% of the Common Stock offered in the Conversion or (ii) the Common Stock not subscribed for in the Subscription Offering, at the option of the Company and the Bank, may be initially reserved for certain institutional investors, although no such institutional investors have been selected.

     Persons in Non-qualified States or Foreign Countries. The Company and the Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Bank and the Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which the Company or the Bank determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to, a request that the Company and the Bank or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request to register or otherwise qualify the subscription rights or Common Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Bank and the Company will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.


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

Marketing and Underwriting Arrangements

     The Bank and the Company have engaged Hovde as a financial and marketing advisor in connection with the offering of the Common Stock and Hovde has agreed to use its best efforts to assist the Company with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Based upon negotiations between the Bank and the Company, Hovde has received a management fee of $37,500 and will receive a fee for services provided in connection with the Offerings equal to 1.75% of the aggregate Purchase Price of Common Stock sold in the Subscription Offering to Eligible Account Holders and other current depositors of the Bank and 3.00% of the aggregate Purchase Price of the Common Stock sold in the Community Offering and in the Syndicated Community Offering. No fees will be paid to Hovde with respect to any shares of Common Stock purchased by any director, executive officer or employee of the Bank or the Company or members of their immediate families or the ESOP. In the event of a Syndicated Community Offering, Hovde will negotiate with the Company for the receipt of an additional fee to be remitted to selected dealers under one or more selected dealer agreements to be entered into by Hovde with certain dealers; provided, however, that the aggregate fees payable to Hovde and any selected dealers in connection with any Syndicated Community Offering will not exceed 7% of the aggregate Purchase Price of the Common Stock sold in the Syndicated Community Offering. Fees to Hovde and to any other broker-dealer may be deemed to be underwriting fees and Hovde and such broker-dealers may be deemed to be underwriters. Hovde will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees, in an amount not to exceed $45,000. Notwithstanding the foregoing, in the event the Offerings are not consummated or Hovde ceases, under certain circumstances after the subscription solicitation activities are commenced, to provide assistance to the Company, Hovde will be entitled to reimbursement for its reasonable out-of-pocket expenses as described above. The Company and the Bank have agreed to indemnify Hovde for costs and expenses in connection with certain claims or liabilities related to or arising out of the services to be provided by Hovde pursuant to its engagement by the Bank and the Company as financial advisor in connection with the Conversion, including certain liabilities under the Securities Act. Total marketing fees to Hovde are estimated to be $201,000 and $285,000 at the minimum and the maximum of the Estimated Price Range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

     The Bank also has engaged Crowe Chizek and Company, LLP ("Crowe Chizek") as its conversion agent. Pursuant to such engagement, Crowe Chizek will perform conversion and records management services for the Bank in the Conversion and will receive a fee for this service of $12,500, plus reimbursement of reasonable out-of-pocket expenses, to be billed to the Bank, and indemnification against certain liabilities.

     Directors and executive officers of the Company and the Bank may participate in the solicitation of offers to purchase Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. Other employees of the Bank may participate in the Offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Bank will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

Procedure for Purchasing Shares in Subscription and Community Offerings

     To ensure that each purchaser receives a Prospectus at least 48 hours prior to the respective expiration dates for the Offerings, in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock


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

order forms will only be distributed with a Prospectus and a certification form requiring each prospective investor to acknowledge, among other things, that the shares of Common Stock are not insured by the Bank, the FDIC or any other governmental agency and that such prospective investor has received a copy of this Prospectus, which, among other things, describes the risks involved in the investment of the Common Stock.

     To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the stock order form), must be received by the Bank at its office by 12:00 Noon, Central Time, on the Expiration Date. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Company and Bank are not obligated to accept orders submitted on photocopied or facsimiled order forms and will not accept order forms unaccompanied by an executed certification form. The Company and the Bank have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Bank unless the Conversion has not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (December 31, 1994) and/or the Supplemental Eligibility Record Date (September 30, 1996) and/or the Voting Record Date (__________, 1996) and borrowers as of the Voting Record Date whose loans have been outstanding since July 1, 1991 must list all accounts on the stock order form giving all names in each account and the account numbers.

     Payment for subscriptions may be made (i) in cash if delivered in person to the office of the Bank, (ii) by check, bank draft or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, savings bank draft or money order at the Bank's passbook rate of interest from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of Common Stock for which they subscribe in the Community Offering at any time prior to 48 hours before the completion of the Conversion.

     If a subscriber authorizes the Bank to withdraw the amount of the purchase price from such subscriber's deposit account, the Bank will do so as of the effective date of the Conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will be converted into a passbook account and will earn interest at the passbook rate. Upon completion of the Conversion, funds withdrawn from depositors' accounts for stock purchases will no longer be insured by the FDIC.

     The ESOP will not be required to pay for the shares subscribed for at the time it subscribes but, rather, may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Offerings; provided, that there is in force from the time of its subscription until such time, a loan commitment acceptable to the Company from an unrelated financial institution or the Company to lend to the


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ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed. The Company intends to provide such a loan to the ESOP.

     Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at the Bank. Persons with IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. In addition, the provisions of ERISA and IRS regulations require that officers, directors and ten percent shareholders who use self-directed IRA funds to purchase shares of Common Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs.

     Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Bank, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Restrictions on Transfer of Subscription Rights and Shares of Common Stock

     Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, the Employee Plans, the Supplemental Eligible Account Holders, Other Members and Bank Employees, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

     The Bank and the Company will pursue any and all legal and equitable remedies (including forfeiture) in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Syndicated Community Offering

     As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription Offering or the Community Offering, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Hovde acting as agent of the Company. There are no known agreements between Hovde and any broker-dealer in connection with a possible Syndicated Community Offering. As an alternative to a Syndicated Community Offering, the Company and the Bank may instead elect to offer for sale such remaining shares to or through underwriters in a public offering, as described under "-- Public Offering Alternative." The Company and the Bank have reserved the right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. If the Company or the Bank rejects an order in part, the subscriber will not have the right to cancel the remainder of his or her subscription. Neither Hovde nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Hovde has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

     The price at which Common Stock is sold in the Syndicated Community Offering will be determined as described above under "-- Stock Pricing." Subject to overall purchase limitations, no person, together with


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any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than $150,000 of the Common Stock offered in the Conversion; provided, however, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to a maximum purchase limitation of $150,000 of the Common Stock offered.

     Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Bank's passbook rate of interest from the date such payment is actually received by the Bank until completion or termination of the Conversion.

     In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his or her shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his or her intent to purchase (the "debit date") and on or before noon of the next business day following the debit date, will send order forms and funds to the Bank for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date, in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his or her order.

     Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

     The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Company with the approval of the OTS. Such extensions may not be beyond [ ], 1998. See "-- Stock Pricing" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Public Offering Alternative

     The Company anticipates that the shares of Common Stock will be sold in the Subscription Offering and, if necessary, in the Community Offering. However, shares of Common Stock not sold in the Subscription Offering or the Community Offering may, as an alternative to a Syndicated Community Offering as described above, be offered for sale by the Company to or through underwriters (the "Public Offering"). Certain provisions restricting the purchase and transfer of Common Stock shall not be applicable to sales to underwriters for purposes of such Public Offering. Any such underwriter shall agree to purchase such shares from the Company with a view to reoffering them to the general public, use their best efforts to sell, for the account of the Company, such shares to the general public or a combination of the preceding two provisions, subject to certain terms and conditions described in the Plan. If the Public Offering is utilized, then the Company will amend the Registration Statement, of which this Prospectus is a part, to reflect the specific


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terms of such Public Offering alternative, including, without limitation, the terms of any underwriting agreements, commission structure and plan of distribution.

Limitations on Common Stock Purchases

     The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

          (1) No subscription for fewer than 25 shares will be accepted;

          (2) Each Eligible Account Holder may subscribe for and purchase Common Stock in the Subscription Offering in an amount up to the greater of (a) the amount permitted to be purchased in the Community Offering, currently $150,000 of the Common Stock offered, (b) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (c) 15 times the product (rounded down to the net whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Conversion by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in each case on the Eligibility Record Date subject to the overall limitation in (9) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

          (3) The Employee Plans are permitted to purchase up to 10% of the shares of Common Stock issued in the Conversion, including shares issued in the event of an increase in the Estimated Price Range of up to 15% and as an Employee Plan, the ESOP intends to purchase 8% of the shares of Common Stock issued in the Conversion;

          (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering in an amount up to the greater of (a) the amount permitted to be purchased in the Community Offering, currently $150,000 of the Common Stock Offered, (b) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (c) 15 times the product (rounded down to the net whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in each case on the Supplemental Eligibility Record Date subject to the overall limitation in (9) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%; provided, that the subscription rights received as an Eligible Account Holder will be applied in partial satisfaction of the subscription rights to be received as a Supplemental Eligible Account Holder;

          (5) Each Other Member may subscribe for and purchase Common Stock in the Subscription Offering in an amount up to the greater of the amount permitted to be purchased in the Community Offering, currently $150,000 of the Common Stock offered, or one-tenth of one percent (0.10%) of the total offering of shares of Common Stock subject to the overall limitation in (9) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

          (6) Each Bank Employee may subscribe for and purchase Common Stock in the Subscription Offering in an amount up to the greater of the amount permitted to be purchased in the Community Offering, currently $150,000 of the Common Stock offered, or one-tenth of one percent (0.10%) of the total offering of shares of Common Stock subject to the overall limitation in (9) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;


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          (7) Persons purchasing shares of Common Stock in the Community
     Offering, together with associates of and groups of persons acting in concert with such persons, may purchase Common Stock in the Community Offering in an amount up to $150,000 of the Common Stock offered in the Conversion subject to the overall limitation in (9) below;

          (8) Persons purchasing shares of Common Stock in the Syndicated Community Offering, or the Public Offering alternative (exclusive of underwriters), together with associates of and persons acting in concert with such persons, may purchase Common Stock in the Syndicated Offering in an amount up to $150,000 of the shares of Common Stock offered in the Conversion subject to the overall limitation in (9) below; provided, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of and persons acting in concert with such persons, will be aggregated with purchases by such persons in the Syndicated Community Offering in applying $150,000 purchase limitation;

          (9) Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, Bank Employees and certain members of the general public may purchase stock in the Community Offering and Syndicated Community Offering or Public Offering Alternative subject to the purchase limitations described in (7) and (8) above; provided, that, except for the Employee Plans, the maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 1.0% of the shares of Common Stock offered in the Conversion; and

          (10) The directors and officers of the Bank and their associates in the aggregate, excluding purchases by the Employee Plans, may purchase up to the maximum number of shares offered for sale in the Conversion as provided by Section 563b.3(c)(8) of the OTS Regulations. Based on the Bank's total assets of $194.6 million at July 31, 1996, such aggregate purchase limitation is approximately 31.8% of the shares of Common Stock offered in the Conversion.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Bank, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% of the shares offered in the Offering at the sole discretion of the Company and the Bank. It is currently anticipated that the overall maximum purchase limitation may be increased if, after a Community Offering, the Company has not received subscriptions for a minimum of 1,487,500 shares of Common Stock. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Company and the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. In addition, the Boards of Directors of the Company and the Bank may, in their sole discretion, increase the maximum purchase limitation referred to above up to 9.99% of the shares offered in the Offering; provided, that, orders for shares exceeding 5% of the shares being offered in the Subscription and Community Offerings shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription and Community Offerings. Requests to purchase additional shares of Common Stock under this provision will be determined by the Boards of Directors and, if approved, allocated on a pro rata basis giving priority in accordance with the priority rights set forth in the Plan and described herein.

     The overall maximum purchase limitation may not be reduced to less than 1.0%, and the individual amount permitted to be subscribed for in the Offerings may not be reduced by the Bank to less than $150,000 of the Common Stock offered. An individual Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or Bank Employee may not purchase individually in the Subscription Offering the overall maximum purchase limit of 1.0% of the shares offered, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories of the Conversion, subject to availability of shares and the maximum overall purchase limit for purchases in the Conversion.


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     In the event of an increase in the total number of shares offered in the
Conversion due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order or priority in accordance with the Plan: (i) to fill the Employee Plans' subscription of up to 10% of the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, exclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members exclusive of the Adjusted Maximum; (v) in the event that there is an oversubscription by Bank Employees, to fill unfulfilled subscriptions of Bank Employees, exclusive of the Adjusted Maximum; and (vi) to fill unfulfilled subscriptions in the Community Offering to the extent possible, exclusive of the Adjusted Maximum, with preference to Preferred Subscribers.

     The term "Associate" of a person is defined to mean: (i) any corporation or organization (other than the Company, the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer, partner or is directly or indirectly, either alone or with one or more members of his or her immediate family, the beneficial owner of 10% or more of any class of equity securities;
(ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that the term "Associate" does not include any employee stock benefit plan maintained by the Company or the Bank in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be acquired or held by officers and directors and their Associates, the term "Associate" does not include any tax-qualified employee stock benefit plan; and
(iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Company or the Bank. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "-- Certain Restrictions on Purchase or Transfer of Shares After Conversion," "Management of the Bank -- Subscriptions by Executive Officers and Directors" and "Restrictions on Acquisition of the Company and the Bank."

Certain Restrictions on Purchase or Transfer of Shares After Conversion

     All shares of Common Stock purchased in connection with the Conversion by a director or an executive officer of the Bank will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Bank will also be subject to the insider trading rules promulgated pursuant to the Exchange Act and any other applicable requirements of the federal securities laws.

     Purchases of outstanding shares of Common Stock of the Company by directors, executive officers (or any person who was an executive officer or director of the Bank after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of the Company's outstanding Common Stock or to the purchase of stock pursuant to the Stock Option Plans to be established after the Conversion.


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

     Pursuant to OTS regulations, the Company will be prohibited from repurchasing any shares of the Common Stock for three years except (i) for an offer to all shareholders on a pro rata basis or (ii) for the repurchase of qualifying shares of a director, unless the Company receives the prior approval of the OTS. Notwithstanding the foregoing, beginning one year following completion of the Conversion the Company may repurchase its Common Stock so long as (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Company to become undercapitalized; and (iii) the Company provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. However, the OTS Regional Directors have the authority to approve stock repurchases during the first three years after the Conversion that are in excess of these limits.


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                   RESTRICTIONS ON ACQUISITION OF THE COMPANY
                                  AND THE BANK

General

     The Bank's Plan of Conversion provides for the Conversion of the Bank from the mutual to the stock form of organization and, in connection therewith, a new Federal Stock Charter and Bylaws to be adopted by members of the Bank. The Plan also provides for the concurrent formation of a holding company, which form of organization may or may not be utilized at the option of the Board of Directors of the Bank. See "The Conversion -- General." In the event that the holding company form of organization is utilized, as described below, certain provisions in the Company's Articles of Incorporation and Bylaws and in its management remuneration plans and agreements entered into in connection with the Conversion, together with provisions of Illinois corporate law, may have anti-takeover effects. In the event that the holding company form of organization is not utilized, the Bank's Federal Stock Charter and Bylaws and management remuneration plans and agreements entered into in connection with the Conversion may have anti-takeover effects as described below. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

Restrictions in the Company's Articles of Incorporation and Bylaws

     The following discussion is a general summary of certain provisions of the Company's Articles of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, that might have a potential "anti-takeover" effect. The Articles of Incorporation and Bylaws of the Company are filed as exhibits to the Registration Statement, of which this Prospectus is a part, and the descriptions herein of such documents are qualified in their entirety by reference to such documents. A number of provisions of the Company's Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of shareholders. These provisions might have the effect of discouraging future takeover attempts which are not approved by the Board of Directors but which individual Company shareholders may deem to be in their best interests or in which shareholders may receive substantial premiums for their shares over then current market prices. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Articles of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Articles of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

     Limitation on Voting Rights. The Articles of Incorporation of the Company provides that shares of Common Stock that are beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") shall be automatically converted into shares of Excess Common Stock. Shares of Excess Common Stock are identical to shares of Common Stock except that they are permitted only one one-hundredth (1/100) of a vote per share. Beneficial ownership of shares includes shares beneficially owned by such person or any of his or her affiliates, shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or shares that are subject to a revocable proxy and that are not otherwise beneficially owned or deemed by the Company to be beneficially owned by such person and his or her affiliates. The Articles of Incorporation further provides that this provision may only be amended upon the approval of the Board of Directors or the vote of two-thirds of the votes eligible to be cast by holders of all outstanding shares of voting stock (after giving effect to the limitation on voting rights).


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     Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Articles of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors but shall not be less than five nor more than 15. The Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled until the next meeting of shareholders by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Articles of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of such director's term only for cause, upon the vote of a majority of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

     Cumulative Voting, Special Meetings and Action by Written Consent. The Articles of Incorporation does not provide for cumulative voting for directors. Moreover, special meetings of shareholders of the Company may be called only by at least three-fourths of the Board of Directors, the Chairman of the Board or by the President of the Company. The Articles of Incorporation also provides that any action required or permitted to be taken by the shareholders of the Company may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.

     Authorized Shares. The Articles of Incorporation authorizes the issuance of seventeen million two hundred thousand (17,200,000) shares of capital stock, consisting of eight million (8,000,000) shares of Common Stock, two million (2,000,000) shares of preferred stock (the "Preferred Stock") and seven million two hundred thousand (7,200,000) shares of Excess Common Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the Stock Programs and upon exercise of stock options to be issued pursuant to the terms of the Stock Option Plans, all of which, if implemented prior to the first anniversary of the Conversion, will be presented to shareholders for approval at a meeting of shareholders to be held no earlier than six months after completion of the Conversion.

     Shareholder Vote Required to Approve Business Combinations with Principal Shareholders. The Articles of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock, together with the affirmative vote of at least 50% of the Company's outstanding shares of voting stock not beneficially owned by an Interested Shareholder (as defined below) to approve certain "Business Combinations," as defined therein, and related transactions. Under Illinois law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only two-thirds of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Articles of Incorporation, at least 80% approval of shareholders is required in connection with any


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transaction involving an Interested Shareholder except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a shareholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Shareholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary or any employee benefit plan maintained by the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Articles of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Shareholder or Affiliate (as defined in the Articles of Incorporation) of an Interested Shareholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Shareholder or Affiliate of 5% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Shareholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company other than on a pro rata basis to all shareholders; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Shareholder or Affiliate thereof; (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Shareholder or Affiliate thereof; and (vi) the acquisition by the Company or its subsidiary of any securities of an Interested Shareholder or its Affiliates or Associates.

     The directors and executive officers of the Bank are purchasing in the aggregate approximately 7.4% of the shares of the Common Stock at the maximum of the Estimated Price Range. In addition, the ESOP intends to purchase 8% of the Common Stock sold in the Conversion. Additionally, if the proposed Stock Programs and Stock Options Plans are implemented, the Company expects to acquire 4% of the Common Stock issued in the Conversion on behalf of the Stock Programs and expects to issue an amount equal to 10% of the Common Stock issued in the Conversion under the Stock Option Plans to directors and executive officers. As a result, assuming the Stock Programs and Stock Option Plans are implemented, the directors, executive officers and employees have the potential to control the voting of approximately 29.3% of the Company's Common Stock, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described hereinabove.

     Evaluation of Offers. As permitted by Section 8.85 of the IBCA, the Articles of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer to the Company from another party to (i) make a tender or exchange offer for any outstanding equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interest of the Company and the shareholders of the Company, give due consideration to the extent permitted by law to all relevant factors, including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of the Company and its subsidiaries and on the employees, customers, suppliers and creditors of the Company and its subsidiaries, and the effects on the communities in which the Company's and its subsidiaries' facilities are located. By having these standards in the Articles of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interests of the Company, even if the price or other consideration offered is significantly greater than the then market price of any equity security of the Company.


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     Amendment of Articles of Incorporation and Bylaws. The Articles of
Incorporation provides that certain provisions of the Articles of Incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (1) not less than a majority of the authorized number of directors and, if one or more Interested Shareholders exist, by not less than a majority of the Disinterested Directors (as defined in the Articles of Incorporation) or
(2) the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of the capital stock of the Company entitled to vote thereon and, if the alteration, amendment, repeal, or rescission is proposed by or on behalf of an Interested Shareholder or a director who is an Affiliate or Associate of an Interested Shareholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares entitled to vote thereon not beneficially owned by an Interested Shareholder or an Affiliate or Associate thereof. Amendment of the provision relating to business combinations must also be approved by either (i) a majority of the Disinterested Directors, or (ii) the affirmative vote of not less than two-thirds of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock, voting together as a single class, if the change is proposed by or on behalf of an Interested Shareholder or a director who is an affiliate of an Interested Shareholder, by the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock entitled to vote thereon not beneficially owned by an Interested Shareholder or Affiliate or Associate thereof, voting together as a single class. Furthermore, the Company's Articles of Incorporation provides that provisions of the Bylaws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision. Absent these provisions, the Illinois Business Corporation Act (the "IBCA") provides that a corporation's articles of incorporation may be amended by the holders of two-thirds of the corporation's outstanding capital stock. The Articles of Incorporation also provides that the Board of Directors is authorized to make, alter, amend, rescind or repeal any of the Company's Bylaws in accordance with the terms thereof, regardless of whether the Bylaw was initially adopted by the shareholders. However, this authorization neither divests the shareholders of their right, nor limits their power to adopt, amend, rescind or repeal any Bylaw under the IBCA. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through Bylaw amendments is an important element of the takeover strategy of the acquiror.

     Certain Bylaw Provisions. The Bylaws of the Company also require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting to give approximately 60 days advance notice to the Secretary of the Company. The notice provision requires a shareholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing shareholder.

Anti-Takeover Effects of the Company's Articles of Incorporation and Bylaws and Management Remuneration Plans Adopted in Conversion

     The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements with officers, the Stock Programs and the Stock Option Plans to be established may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Company in the event of a takeover. See "Management of the Bank -- Employment Agreements," and "-- Benefits -- Stock Option Plans."

     The Company's Board of Directors believes that the provisions of the Articles of Incorporation, Bylaws and management remuneration plans to be established are in the best interests of the Company and its shareholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best


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

interests of the Company and its shareholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interests of all shareholders.

Illinois Corporate Law

     The State of Illinois has a statute designed to provide Illinois corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 11.75 of the IBCA ("Section 11.75"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

     In general, Section 11.75 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Illinois corporation (an "IBCA Interested Shareholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an IBCA Interested Shareholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute exempts the following transactions from the requirements of
Section 11.75: (i) any business combination if, prior to the date a person became an IBCA Interested Shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an IBCA Interested Shareholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an IBCA Interested Shareholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; and (iii) any business combination with an IBCA Interested Shareholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the IBCA Interested Shareholder. A corporation may exempt itself from the requirement of the statute by adopting an amendment to its Articles of Incorporation or Bylaws electing not to be governed by Section 11.75 of the IBCA. At the present time, the Board of Directors does not intend to propose any such amendment.

Restrictions in the Bank's New Charter and Bylaws

     Although the Board of Directors of the Bank is not aware of any effort that might be made to obtain control of the Bank after the Conversion, the Board of Directors believes that it is appropriate to adopt certain provisions permitted by federal regulations to protect the interests of the converted Bank and its shareholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Company, as the Bank's sole stockholder. See "Risk Factors -- Certain Anti-Takeover Provisions."

     The Bank's Federal Stock Charter will contain a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or indirectly, will be prohibited for a period of five years following the date of completion of the Conversion. Any stock in excess of 10% acquired in violation of the Federal Stock Charter provision will not be counted as outstanding for voting purposes. This limitation shall not apply to any transaction in which the Bank forms a holding company without a change in the respective beneficial ownership interests of its shareholders other than pursuant to the exercise of any dissenter or appraisal rights, the purchase of shares by underwriters in connection with a public offering or the purchase of shares by a tax qualified employee stock benefit plan which is exempt from certain approval requirements set forth in the OTS regulations. In the event that holders of revocable proxies


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for more than 10% of the shares of the Common Stock of the Company seek, among other things, to elect one-third or more of the Company's Board of Directors, to cause the Company's shareholders to approve the acquisition or corporate reorganization of the Company or to exert a continuing influence on a material aspect of the business operations of the Company, which actions could indirectly result in a change in control of the Bank, the Board of Directors of the Bank will be able to assert this provision of the Bank's Federal Stock Charter against such holders. Although the Board of Directors of the Bank is not currently able to determine when and if it would assert this provision of the Bank's Federal Stock Charter, the Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Bank, the Company and its shareholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Bank indirectly through a change in control of the Company. Finally, for five years, shareholders will not be permitted to call a special meeting of shareholders relating to a change of control of the Bank or a charter amendment. Furthermore, the staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of management of the Bank in the years immediately following the Conversion.

     Although the Bank has no arrangements, understandings or plans at the present time, the Board of Directors believes that the availability of unissued shares of Preferred Stock will provide the Bank with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of the Bank of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of one or more series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interests of the Bank and its then existing shareholders.

Regulatory Restrictions

     The Plan of Conversion prohibits any person, prior to the completion of the Conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan or the Common Stock to be issued upon their exercise. The Plan also prohibits any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Common Stock.

     For three years following the Conversion, OTS regulations prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution, except for: (i) offers that, if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock; (ii) offers for up to 25% in the aggregate by the ESOP or other tax qualified plans of the Bank or the Company; or (iii) offers which are not opposed by the Board of Directors of the Bank and which receive the prior approval of the OTS. Such prohibition is also applicable to the acquisition of the stock of the Company. Such acquisition may be disapproved by OTS if it is found, among other things, that the proposed acquisition (a) would frustrate the purposes of the provisions of the regulations regarding conversions, (b) would be manipulative or deceptive, (c) would subvert the fairness of the conversion, (d) would be likely to result in injury to the savings institution, (e) would not be consistent with economical home financing, (f) would otherwise violate law or regulation, or (g) would not contribute to the prudent deployment of the savings institution's conversion proceeds. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. The definition of beneficial ownership for


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this regulation extends to persons holding revocable or irrevocable proxies for the Company's stock under circumstances that give rise to a conclusive or rebuttable determination of control under the OTS regulations.

     In addition, any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the OTS under the Change in Bank Control Act. The OTS requires all persons seeking control of a savings institution, directly or indirectly through control of its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in OTS regulations, of a federally-insured savings institution without giving at least 60 days written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved by the OTS if it is determined, among other things, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Bank which have not received prior regulatory approval.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

General

     The Company is authorized to issue eight million (8,000,000) shares of Common Stock having a par value of $.01 per share, two million (2,000,000) shares of Preferred Stock having a par value of $.01 per share and seven million two hundred thousand (7,200,000) shares of Excess Common Stock having a par value of $.01 per share. The Company currently expects to issue 2,012,500 shares of Common Stock (or 2,314,375 in the event of an increase of 15% in the Estimated Price Range) and does not expect to issue any shares of Preferred Stock. Except as discussed above in "Restrictions on Acquisition of the Company and the Bank," each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the common stock, in accordance with the Plan, all such stock will be duly authorized, fully paid and nonassessable. The Common Stock of the Company will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

     Dividends. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     Voting Rights. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Illinois law or the Company's Articles of Incorporation or as


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

are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Bank," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% or two-thirds shareholder vote. See "Restrictions on Acquisition of the Company and the Bank."

     As a federal mutual savings bank, corporate powers and control of the Bank are vested in its Board of Directors, who elect the officers of the Bank and who fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which owner will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion
- -- Effects of Conversion -- Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of the liquidation or dissolution of the Company.

     Preemptive Rights. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

Preferred Stock

     None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unsolicited takeover or attempted change in control.

Excess Common Stock

     The shares of Excess Common Stock are identical in all respects to the shares of Common Stock, except that they are permitted only one one-hundredth (1/100) of a vote per share.

                    DESCRIPTION OF CAPITAL STOCK OF THE BANK

General

     The Federal Stock Charter of the Bank, to be effective upon the Conversion, authorizes the issuance of capital stock consisting of 20,000,000 (twenty million) shares of common stock, par value $1.00 per share, and 5,000,000 (five million) shares of preferred stock, par value $1.00 per share, which Preferred Stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of common stock of the Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of


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

Directors will be authorized to approve the issuance of Common Stock up to the amount authorized by the Federal Stock Charter without the approval of the Bank's shareholders, except to the extent that such approval is required by governing law. All of the issued and outstanding common stock of the Bank (which is currently expected to be 1,000 shares) will be held by the Company as the Bank's sole shareholder. The capital stock of the Bank will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

     Dividends. The holders of the Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation -- Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

     Voting Rights. Immediately after the Conversion, the holders of the Bank's common stock will possess exclusive voting rights in the Bank. Each holder of shares of common stock will be entitled to one vote for each share held. Cumulation of votes will not be permitted. See "Restrictions on Acquisition of the Company and the Bank -- Anti-Takeover Effects of the Company's Articles of Incorporation and Bylaws and Management Remuneration Plans Adopted in Conversion."

     Liquidation. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of its common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

     Preemptive Rights and Redemption. Holders of the common stock of the Bank will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. The common stock will not be subject to redemption. Upon receipt by the Bank of the full specified purchase price therefor, the common stock will be fully paid and nonassessable.

Preferred Stock

     None of the shares of the Bank's authorized preferred stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is [_____].

                                     EXPERTS

     The financial statements of the Bank as of July 31, 1996 and 1995 and for each of the years in the three-year period ended July 31, 1996, have been included herein in reliance upon the report of KPMG Peat


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

Marwick LLP, independent certified public accountants, whose report is included herein and upon such firm as experts in accounting and auditing.

     Capital Resources, LC. has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

     The legality of the Common Stock and the federal income tax of the Conversion will be passed upon for the Bank and the Company by Thacher Proffitt & Wood, New York, New York, special counsel to the Bank and the Company. Thacher Proffitt & Wood will rely as to certain matters of Illinois law on the opinion of Gomberg, Sharfman, Gold and Ostler, P.C., Chicago, Illinois. The Illinois State tax consequences of the Conversion will be passed upon for the Bank by KPMG Peat Marwick LLP, independent public accountants. Certain legal matters will be passed upon for Hovde by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC the Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information, including the Conversion Valuation Appraisal Report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. Such information is also available on the SEC's Electronic Data Gathering Analysis and Retrieval ("EDGAR") System.

     The Bank has filed an application for conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Regional Director of the OTS located at 200 West Madison Street, Suite 1300, Chicago, Illinois 60606.

     In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan of Conversion, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion. In the event that the Bank amends the Plan to eliminate the concurrent formation of the Company as part of the Conversion, the Bank will register its stock with the OTS under Section 12(g) of the Exchange Act and, upon such registration, the Bank and the holders of its stock will become subject to the same obligations and restrictions.

     Copies of the Articles of Incorporation and the Bylaws of the Company and the Federal Stock Charter and Bylaws of the Bank are available without charge from the Bank upon written or oral request.


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                          INDEX TO FINANCIAL STATEMENTS

                         FAIRFIELD SAVINGS BANK, F.S.B.

                                                                            PAGE
                                                                            ----
Independent Auditors' Report ............................................... F-2

Financial Statements:
  Balance Sheets as of July 31, 1996 and 1995 .............................. F-3
  Statements of Earnings for the years ended July 31, 1996, 1995 and 1994 .. 37 Statements of Retained Earnings for the years ended July 31, 1996, 1995 and 1994 ............................................................... F-4
  Statements of Cash Flows for the years ended July 31, 1996, 1995 and 1994. F-5

Notes to Financial Statements .............................................. F-6

     All schedules are omitted, because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

     The financial statements of Big Foot Financial Corp. have been omitted, because Big Foot Financial Corp. has not yet issued any stock, has no assets and no liabilities and has not conducted any business other than of an organizational nature.

[Letterhead of KPMG Peat Marwick LLP]

                          Independent Auditors' Report

The Board of Directors
Fairfield Savings Bank, F.S.B.
Long Grove, Illinois:

We have audited the accompanying statements of financial condition of Fairfield Savings Bank, F.S.B. (Savings Bank) as of July 31, 1996 and 1995, and the related statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended July 31, 1996. These financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in notes 1 and 8 to the financial statements, the Savings Bank adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1994.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fairfield Savings Bank, F.S.B. as of July 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended July 31, 1996, in conformity with generally accepted accounting principles.

                                         KPMG Peat Marwick LLP


August 16, 1996
Chicago, Illinois

FAIRFIELD SAVINGS BANK, F.S.B

Statement of Financial Condition

July 31, 1996 and 1995

================================================================================
                                Assets                    1996          1995
- --------------------------------------------------------------------------------
Cash and due from banks                              $   2,568,612     2,088,202
Interest-earning deposits                                2,040,308     6,956,242
Mortgage-backed securities held-to-maturity (note 2     44,133,079   111,282,775
Mortgage-backed securities available-for-sale,
  at fair value (note 2)                                58,277,886          --
Loans receivable, net (note 3)                          79,143,572    70,984,459
Accrued interest receivable (note 4)                       963,823       943,126
Investment in real estate held for sale and
  development                                              262,259       262,259
Real estate owned                                             --         167,802
Stock in Federal Home Loan Bank of Chicago, at cost      2,045,000     2,264,300
Office properties and equipment, net (note 5)            4,801,007     4,993,182
Prepaid expenses and other assets                          388,891       308,757
- --------------------------------------------------------------------------------
Total assets                                         $ 194,624,437   200,251,104
================================================================================
                       Liabilities and Retained Earnings
- --------------------------------------------------------------------------------
Savings deposits (note 6)                              137,176,770   148,349,978
Borrowed money (note 7)                                 39,900,000    32,300,000
Advance payments by borrowers for taxes and
  insurance                                              1,800,216     2,317,015
Accrued interest payable and other liabilities           2,167,964     2,861,318
- --------------------------------------------------------------------------------
Total liabilities                                      181,044,950   185,828,311

Retained earnings - substantially restricted            14,648,789    14,422,793
Unrealized loss on mortgage-backed securities
    available-for-sale, net of tax                      (1,069,302)       --
- --------------------------------------------------------------------------------
Total retained earnings                                 13,579,487    14,422,793
- --------------------------------------------------------------------------------
Total liabilities and retained earnings              $ 194,624,437   200,251,104
================================================================================

See accompanying notes to financial statements.

FAIRFIELD SAVINGS BANK, F.S.B.

Statements of Retained Earnings

Years ended July 31, 1996, 1995, and 1994

===============================================================================================
                                                            Unrealized gain (loss)
                                                                on securities
                                               Retained       available-for-sale,
                                               earnings           net of tax           Total
- -----------------------------------------------------------------------------------------------
Balance at July 31, 1993                       $11,330,870         519,957           11,850,827

Net income                                       2,109,768            --              2,109,768

Change in unrealized loss on securities
  available-for-sale, net of tax of $233,600          --          (519,957)            (519,957)
- -----------------------------------------------------------------------------------------------
Balance at July 31, 1994                        13,440,638            --             13,440,638

Net income                                         982,155            --                982,155
- -----------------------------------------------------------------------------------------------
Balance at July 31, 1995                        14,422,793            --             14,422,793

Net income                                         225,996            --                225,996

Change in unrealized loss on securities
  available-for-sale, net of tax of
  $550,819                                            --        (1,069,302)          (1,069,302)
- -----------------------------------------------------------------------------------------------
Balance at July 31, 1996                       $14,648,789      (1,069,302)          13,579,487
===============================================================================================

See accompanying notes to financial statements.

FAIRFIELD SAVINGS BANK, F.S.B.

Statements of Cash Flows Years ended July 31, 1996, 1995 and 1994

=======================================================================================================================
                                                                           1996             1995              1994
- -----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
    Net income                                                         $    225,996          982,155        2,109,768
    Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation                                                       404,019          407,599          388,916
         (Benefit) provision for deferred income taxes                      (65,595)          90,263         (126,784)
         Gain on sale of real estate held for sale and development             --           (556,880)        (574,183)
         Gain on sale of investment securities available-for-sale              --               --           (615,588)
         Gain on sale of real estate owned                                  (35,448)            --             (8,491)
         Net amortization of deferred loan fees                              (1,705)        (116,429)        (359,407)
         Net amortization of discounts and premiums                         228,490          195,038          331,338
         Provision (credit) for loan losses                                 137,558             --            (18,000)
         (Increase) decrease in prepaid expenses and other assets           (80,134)         411,417           22,746
         (Increase) decrease in accrued interest receivable                 (20,697)          90,339          278,904
         Decrease in accrued interest payable and other liabilities        (627,759)        (595,430)      (1,106,838)
- -----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                   164,725          908,072          322,381
- -----------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Net (increase) decrease in loans receivable, net                     (8,296,671)      (2,866,170)      12,241,669
    Purchases of mortgage-backed securities held-to-maturity                   --        (10,305,299)     (83,244,345)
    Purchases of mortgage-backed securities available-for-sale          (10,081,249)            --               --
    Principal repayments on mortgage-backed securities
       held-to-maturity                                                  10,482,665       10,817,987       18,827,663
    Principal repayments on mortgage-backed securities
       available-for-sale                                                 7,174,307             --               --
    Proceeds from sales of investment securities available-for-sale            --               --         14,371,004
    Proceeds from sale of real estate owned                                 203,250             --            151,000
    Purchase of stock in Federal Home Loan Bank of Chicago                 (100,000)         (34,300)        (300,100)
    Proceeds from sale of stock in Federal Home Loan Bank of Chicago        319,300             --               --
    Proceeds from sales of investment in real estate held for sale
       and development                                                         --          1,213,570        1,254,225
    Purchase of office properties and equipment                            (211,844)        (467,537)        (344,434)
- -----------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                      (510,242)      (1,641,749)     (37,043,318)
- -----------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Net increase (decrease) in savings deposits                         (11,173,208)       6,520,009       10,326,113
    Net increase (decrease) in borrowed money                             7,600,000       (2,000,000)      (2,300,000)
    Increase (decrease) in advance payments by borrowers for
       taxes and insurance                                                 (516,799)           1,752         (412,936)
- -----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                      (4,090,007)       4,521,761        7,613,177
- -----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                     (4,435,524)       3,788,084      (29,107,760)

Cash and cash equivalents at beginning of year                            9,044,444        5,256,360       34,364,120
- -----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                               $  4,608,920        9,044,444        5,256,360
=======================================================================================================================
Supplemental disclosures of cash flow information:
    Cash paid during the year for:
       Interest                                                        $  8,391,152        7,352,599        6,852,178
       Income taxes                                                         133,000          485,000          911,877
    Noncash investing activities -
       Transfer of loans to real estate owned                                  --            167,802          142,509
       Transfer of securities to available-for-sale                      56,446,621             --               --
=======================================================================================================================

See accompanying notes to financial statements.

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

July 31, 1996, 1995, and 1994

================================================================================

(1)  Summary of Significant Accounting Policies

     Fairfield Savings Bank, F.S.B. (Savings Bank) prepares its financial statements on the basis of generally accepted accounting principles. The following is a description of the more significant of those policies which the Savings Bank follows in preparing and presenting its financial statements.

          Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

          Dissolution of Subsidiary


     Effective July 31, 1996, Fairfield Service Corporation was dissolved and its operations were transferred to the Savings Bank.

          Mortgage-backed Securities

     Mortgage-backed securities which the Savings Bank has the positive intent and ability to hold to maturity are carried at amortized cost. All other mortgage-backed securities are designated as available-for-sale, and are carried at fair value. The difference between amortized cost and fair value is reflected as a separate component of retained earnings, net of related tax effects. Unearned premiums and discounts are amortized over the estimated life of the security using the interest method. Gains and losses on the sale of mortgage-backed securities are determined using the specific identification method.

          Investment Securities Available-for-sale

     Investment securities available-for-sale are securities which management may sell in the future. Investment securities available-for-sale are recorded at fair value. The difference between amortized cost and fair value is reflected as a separate component of retained earnings, net of related tax effects. Gains and losses on the sale of securities available-for-sale are determined using the specific identification method.

          Loans Receivable

     Loans receivable are stated at unpaid principal balances less loans in process, deferred loan fees and allowance for loan losses. The Savings Bank defers all loan origination fees and certain direct costs associated with loan originations. Net deferred fees are amortized as yield adjustments over the contractual life of the related loans using the interest method.

     It is the policy of the Savings Bank to provide valuation allowances for estimated losses on loans when any significant and permanent decline in value is identified. Periodic reviews are made to identify potential problems. In addition to specific allowances, the Savings Bank maintains a general allowance for losses on loans. Additions to the allowance for losses on loans are charged to

                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================

     operations. Also, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowance for losses on loans. Such agencies may require the Savings Bank to recognize additions to the allowance based on their judgments using information available to them at the time of their examination. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb foreseeable losses.

     The accrual of interest income is suspended and previously accrued interest income is reversed when a loan is contractually delinquent for 90 days or more and where collection of interest is doubtful. Accrual is resumed when the loan becomes less than 90 days contractually delinquent and collection of interest is probable.

     The Savings Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting By Creditors for Impairment of a Loan," (Statement 114) and No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition Disclosures," (Statement 118), effective August 1, 1995. Statement 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statement 118 eliminates the provisions in Statement 114 that describe how a creditor should report interest income on an impaired loan and allows a creditor to use existing methods to recognize and measure interest income on an impaired loan. Homogeneous loans that are collectively evaluated for impairment, including real estate loans and consumer loans, are excluded from the provisions of Statement 114.

          Depreciation and Amortization

     Depreciation of office properties and equipment and amortization of leasehold improvements are recorded using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives range between 3 and 40 years.

          Deferred Income Taxes

     The Savings Bank adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109), effective August 1, 1993 on a prospective basis. The effect of adopting Statement 109 increased earnings by $439,470 and is presented as the cumulative effect of change in accounting for income taxes in the 1994 statement of earnings. The adoption of Statement 109 required a change from the deferred method under Accounting Principles Board Opinion 11 (APB 11) to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.


                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================

          Cash and Cash Equivalents

     For purposes of reporting cash flows, the Savings Bank considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents also include cash on hand and due from banks.

(2)  Mortgage-backed Securities

     The amortized cost and estimated fair value of mortgage-backed securities held-to-maturity and available-for-sale at July 31 are summarized as follows:

==============================================================================================
                                                                 1996
                                          --------------------------------------------------
                                                          Gross        Gross       Estimated
                                           Amortized     unrealized  unrealized      fair
             Description                     cost          gains       losses        value
- ----------------------------------------------------------------------------------------------
Held-to-maturity:
  Federal National Mortgage Association   $39,135,520        --       1,940,789    37,194,731
  Federal Home Loan Mortgage
   Corporation                              4,997,559          48        37,641     4,959,966
- ----------------------------------------------------------------------------------------------
Total held-to-maturity                    $44,133,079          48     1,978,430    42,154,697
==============================================================================================
Available-for-sale:
  Federal National Mortgage Association   $37,454,501       7,504       865,986    36,596,019
  Federal Home Loan Mortgage
   Corporation                             22,443,506       2,788       764,427    21,681,867
- ----------------------------------------------------------------------------------------------
Total available-for-sale                  $59,898,007      10,292     1,630,413    58,277,886
==============================================================================================
                                                                 1995
                                          --------------------------------------------------
                                                          Gross        Gross       Estimated
                                           Amortized     unrealized  unrealized      fair
             Description                     cost          gains       losses        value
- ----------------------------------------------------------------------------------------------
Held-to-maturity:
Federal National Mortgage Association     $ 78,831,004    309,275     2,023,108     77,117,171
Federal Home Loan Mortgage
   Corporation                              32,451,771     39,955       491,959     31,999,767
- ----------------------------------------------------------------------------------------------
                                          $111,282,775    349,230     2,515,067    109,116,938
==============================================================================================

     There were no sales of mortgage-backed securities during 1996, 1995, and 1994.


                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================

     In 1995, the Financial Accounting Standards Board (FASB) issued a special report allowing the transfer of securities from held-to-maturity to the available-for-sale classification during the period from November 15, 1995 to December 31, 1995, with no recognition of any related unrealized gain or loss in current earnings. On December 31, 1995 mortgage-backed securities held to maturity with an amortized cost of approximately $56,447,000 were transferred to the available-for-sale classification. The gross unrealized gain related to the transferred securities was approximately $609,000.

     Mortgage-backed securities with an amortized cost of approximately $423,000 and $640,000, have been pledged to secure certain savings deposits of local municipal agencies as of July 31, 1996 and 1995, respectively.

(3)  Loans Receivable

     Loans receivable at July 31 are summarized as follows:

================================================================================
                                                       1996            1995
- --------------------------------------------------------------------------------
Real estate loans:
   Mortgage loans:
      One to four family residential               $ 76,324,314      68,080,553
      Multi-family                                      978,572       1,034,773
      Commercial                                        410,951         440,825
      Land, construction, and development loans         403,743         166,000
      Home equity                                     1,271,114       1,560,285
- --------------------------------------------------------------------------------
                                                     79,388,694      71,282,436

Commercial credit lines                                 150,356         131,261
Consumer loans                                          342,563         357,944
- --------------------------------------------------------------------------------
Gross loans receivable                               79,881,613      71,771,641

Less:
   Loans in process                                        --          (110,936)
   Deferred loan fees                                  (438,041)       (510,246)
   Allowance for loan losses                           (300,000)       (166,000)
- --------------------------------------------------------------------------------
                                                   $ 79,143,572      70,984,459
================================================================================


                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================
     Activity in the allowance for loan losses is summarized as follows for the years ended July 31:

================================================================================
                                              1996          1995          1994
- --------------------------------------------------------------------------------
Balance at beginning of year               $ 166,000       166,000       184,000
Provision (credit) for loan losses           137,558                   - (18,000
Charge-offs                                   (3,588)         --            --
- --------------------------------------------------------------------------------
Balance at end of year                     $ 300,000       166,000       166,000
================================================================================

Loans receivable delinquent three months or more at July 31 are as follows:

================================================================================

                                          Number                   Percentage
                                            of                      of gross
                                          loans     Amount      loans receivable
- --------------------------------------------------------------------------------
1996                                        2     $  118,303          .15%
1995                                        1        193,209          .27
1994                                        4        510,872          .74
================================================================================

     The Savings Bank discontinues recognizing interest on loans 90 days and greater delinquent where collection of interest is doubtful. The reduction in interest income associated with loans 90 days and greater delinquent where collection of interest is doubtful was approximately $1,000 and $47,000 for the years ended July 31, 1995 and 1994, respectively. There was no reduction in interest income associated with loans 90 days and greater delinquent where collection of interest is doubtful for the year ended July 31, 1996. Both loans 90 days and greater delinquent at July 31, 1996 continue to accrue interest.

     The Savings Bank adopted Statement 114 and Statement 118 on August 1, 1995. These statements establish procedures for determining the appropriate allowance required for loans deemed impaired. The calculation of allowance levels is based upon the discounted present value of expected future cash flows received from the debtor or the fair value of the collateral if the loan is collateral dependent. No loans were identified as impaired by the Savings Bank at July 31, 1996. Additionally, no loans were considered impaired during the year ended July 31, 1996.

     The Savings Bank serviced loans for others with principal balances approximating $2,021,000, $2,556,000, and $3,452,000 at July 31, 1996,
     1995, and 1994, respectively. As part of the loan sale agreements to the Federal National Mortgage Association, the Savings Bank is required to repurchase loans which become contractually delinquent. The Savings Bank was not required to repurchase loans during 1996, 1995, and 1994.

     Real estate mortgage loans, aggregating approximately $4,538,000, $6,043,000, and $3,837,000 at July 31, 1996, 1995, and 1994, respectively, have interest rates which adjust based on the movement of various economic indices.


                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================
(4)  Accrued Interest Receivable

     Accrued interest receivable at July 31 is summarized as follows:

================================================================================
                                                           1996         1995
- --------------------------------------------------------------------------------
Loans receivable                                       $   555,626     341,612
Mortgage-backed securities                                 396,569     589,824
Federal Home Loan Bank of Chicago stock                     11,628      11,690
- --------------------------------------------------------------------------------
                                                       $   963,823     943,126
================================================================================

(5)  Office Properties and Equipment

     A comparative summary of office properties and equipment at July 31 at cost, less accumulated depreciation and amortization, is as follows:

================================================================================
                                                           1996         1995
- --------------------------------------------------------------------------------
Land                                                   $   888,394     810,806
Buildings                                                5,975,757   5,884,990
Furniture, fixtures, and equipment                       4,369,816   4,338,289
- --------------------------------------------------------------------------------
                                                        11,233,967  11,034,085
Less accumulated depreciation and amortization           6,432,960   6,040,903
- --------------------------------------------------------------------------------
                                                       $ 4,801,007   4,993,182
================================================================================

     Depreciation and amortization expense was $404,019, $407,599, and $388,916 for the years ended July 31, 1996, 1995, and 1994, respectively.


                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements
================================================================================

(6)  Savings Deposits

     Savings deposits at July 31 are summarized as follows:

==================================================================================================
                                                              1996                   1995
                               Stated or weighted       ------------------     ------------------
                              average interest rate     Amount     Percent     Amount     Percent
===================================================================================================
                                     1996     1995
                                     ----     ----
Noninterest-bearing NOW accounts      - %      - %   $ 4,165,325     3.0%   $  3,799,372    2.6%
NOW accounts                         2.02     2.02     7,310,099     5.3       7,294,210    4.9
Money market demand accounts         3.12     3.16    13,034,800     9.5      14,717,201    9.9
Passbook accounts                    2.50     2.50    41,323,998    30.2      44,241,199   29.8

                                                      65,834,222    48.0      70,051,982   47.2
- ---------------------------------------------------------------------------------------------------
Certificate accounts                 5.48     5.52    71,342,548    52.0      78,297,996   52.8
- ---------------------------------------------------------------------------------------------------
                                     4.01%    4.07%  $137,176,770  100.0%   $148,349,978  100.0%
===================================================================================================

                                                            1996                    1995
                                                      ------------------      ------------------
                                                      Amount     Percent      Amount     Percent
- ---------------------------------------------------------------------------------------------------
Contractual maturity of certificate
  accounts:
    Under 12 months                               $  53,295,390    74.7%    $ 47,545,652   60.7%
    12 to 36 months                                  17,110,166    24.0       28,897,616   36.9
    Over 36 months                                      936,992     1.3        1,854,728    2.4
- ---------------------------------------------------------------------------------------------------
                                                  $  71,342,548   100.0%    $ 78,297,996  100.0%
===================================================================================================

     The aggregate amount of certificate accounts with a balance of $100,000 or greater was approximately $6,143,000 and $6,401,000 at July 31, 1996 and 1995, respectively.

     Interest expense on savings deposits is summarized as follows for the years ended July 31:

===================================================================================================

                                                           1996          1995          1994
- ---------------------------------------------------------------------------------------------------
NOW accounts                                           $   146,390       155,549       183,614
Money market demand accounts                               437,098       467,172       519,951
Passbook accounts                                        1,054,003     1,129,942     1,279,945
Certificate accounts                                     4,286,583     3,311,325     2,510,170
- ---------------------------------------------------------------------------------------------------
                                                       $ 5,924,074     5,063,988     4,493,680
===================================================================================================

                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================

(7)  Borrowed Money

     Borrowed money at July 31 consisted of the following:

============================================================================================
                                                       Interest
                                                        rate at
                                           Due date     July 31        1996         1995
- --------------------------------------------------------------------------------------------
      Advances from the Federal Home
        Loan Bank of Chicago:
                                                 -       6.70%     $ 12,600,000         --
                                            7/31/96      6.60              --      3,000,000
                                            1/16/96      6.50              --      2,000,000
                                            2/20/96      6.85              --      3,000,000
                                            7/26/96      4.96              --      1,000,000
                                            8/20/96      7.05          1,300,000   1,300,000
                                           10/25/96      6.79          4,300,000   4,300,000
                                           11/20/96      5.65          4,000,000        --
                                            2/20/97      7.15          7,000,000   7,000,000
                                            7/26/97      5.38          1,000,000   1,000,000
                                            2/20/98      7.30          7,700,000   7,700,000
                                            7/26/98      5.63          1,000,000   1,000,000
                                            7/19/99      6.64          1,000,000   1,000,000
- --------------------------------------------------------------------------------------------
                                                                   $  39,900,000  32,300,000
============================================================================================

      Weighted average interest rate                                     6.75%       6.83%
============================================================================================

     The $12,600,000 represents borrowings on an open line of credit which has a floating rate of interest, and for which there is no stated due date. The unused portion on the open line of credit was approximately $6,015,000 at July 31, 1996.

     The Savings Bank has a collateral pledge agreement whereby the Savings Bank has agreed to keep on hand at all times, free of all other pledges, liens, and encumbrances, home mortgages with unpaid principal balances aggregating no less than 167% of the outstanding advances from the Federal Home Loan Bank of Chicago. At July 31, 1996 and 1995, all stock in the Federal Home Loan Bank of Chicago was also pledged as collateral for advances from that bank.

     The Savings Bank at times sells securities under agreements to repurchase which are treated as financings, and the obligation to repurchase securities sold is reflected as a liability in the statements of financial condition. The dollar amount of securities underlying the agreements remains in the asset account and are held in safekeeping. During 1994 there was an agreement for securities sold under agreements to repurchase in the amount of approximately $20,600,000 at a rate of 5.50%. There were no securities sold under agreements to repurchase outstanding at July 31, 1996 and 1995.


                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================

(8)  Income Taxes

     Income tax expense (benefit) is summarized as follows for the years ended July 31:

================================================================================
                                           1996        1995        1994
- --------------------------------------------------------------------------------
Current:
   Federal                             $  182,595    393,137     1,020,884
   State                                     --      (45,000)        --
- --------------------------------------------------------------------------------
                                          182,595    348,137     1,020,884
- --------------------------------------------------------------------------------
Deferred:
   Federal                                (65,595)    90,263      (126,784)
   State                                     --         --            --
- --------------------------------------------------------------------------------
                                          (65,595)    90,263      (126,784)
- --------------------------------------------------------------------------------
Total income tax expense               $  117,000    438,400       894,100
================================================================================

     Income tax expense amounted to $117,000, $438,400 and $894,100 in 1996, 1995, and 1994, an effective tax rate of 34.1%, 30.9%, and 34.9%, respectively. The reasons for the difference between the effective income tax rate and the corporate Federal income tax rate of 34% are as follows:

================================================================================
                                           1996        1995        1994
- --------------------------------------------------------------------------------
     Federal income tax rate of 34%        34.0%       34.0        34.0
     Other                                   .1        (3.1)         .9

     Effective income tax rate             34.1%       30.9        34.9
================================================================================

     Effective August 1, 1993 the Savings Bank adopted the provisions of Statement 109 prospectively. The cumulative effect of the change in method of accounting for income taxes increased earnings by $439,470 for the year ended July 31, 1994, and is reported separately in the 1994 statement of earnings.

                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at July 31, 1996 and 1995 are presented below:

================================================================================

                                                            1996        1995
- --------------------------------------------------------------------------------
Deferred tax assets:
   Depreciation                                          $   20,172      45,888
   General loan loss allowance                              138,159      68,359
   Accrued bonus                                               --        15,662
   Deferred loss on intercompany sales of real estate       143,822     153,151
   Capitalized interest                                      19,174      19,174
   Illinois net operating loss carryforwards                810,960     888,313
   Unrealized loss on securities available-for-sale         550,819        --
   Other                                                       --         4,991
- --------------------------------------------------------------------------------
                                                          1,683,106   1,195,538
   Less valuation allowance                                 747,228     810,757
- --------------------------------------------------------------------------------
Total deferred tax assets, net of valuation allowance       935,878     384,781
- --------------------------------------------------------------------------------
Deferred tax liabilities:
   Excess of tax bad debt reserve over base year amount     236,361     189,578
   Federal Home Loan Bank stock dividends not currently
     taxable                                                115,227     134,143
   Deferred loan fees                                       329,102     422,020
   Other                                                      6,035       6,301
- --------------------------------------------------------------------------------
Total gross deferred tax liabilities                        686,725     752,042
- --------------------------------------------------------------------------------
Net deferred tax asset (liability)                       $  249,153    (367,261)
================================================================================

     The Savings Bank has Illinois net operating loss carryforwards in the amount of $11,295,000, which will expire in varying amounts beginning July 31, 1997 through July 31, 2011.

     The valuation allowance for deferred tax assets was $747,228 and $810,757 as of July 31, 1996 and 1995, respectively, resulting in a decrease of $63,529 for the year ended July 31, 1996. The valuation allowance relates to state net operating loss carryforwards and certain deductible temporary differences which may not generate future state tax benefits.

     Retained earnings at July 31, 1996 and 1995 include $6,149,000 for which no provision for Federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then-current federal and state corporate income tax rates.


                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================

(9)  Employee Benefit Plans

     The Savings Bank has a qualified noncontributory pension plan covering substantially all of its full-time employees over 21 years of age, including part-time employees working over 1,000 hours per year. The Savings Bank's policy is to fund pension costs accrued.

     The following table sets forth the plan's funded status at July 31, 1996 and 1995:

================================================================================
                                                           1996         1995
- --------------------------------------------------------------------------------
Actuarial present value of accumulated benefit
   obligations, including vested benefits of $482,990
   in 1996 and $391,206 in 1995                          $ 533,599      432,893
================================================================================
Plan assets at fair value (consisting primarily of
  common stock)                                            611,916      478,061
Less projected benefit obligation for services
   rendered to date                                        644,879      530,610
- --------------------------------------------------------------------------------
Projected benefit obligation in excess of plan assets      (32,963)     (52,549)

Unrecognized net transition asset at August 1, 1991
   being recognized over 11.65 years                      (109,340)    (126,425)
Unrecognized net loss                                       80,972       70,750
- --------------------------------------------------------------------------------
Accrued pension cost                                     $ (61,331)    (108,224)
================================================================================

     Net pension expense for the year ended July 31, 1996, 1995, and 1994 includes the following:

================================================================================

                                                   1996        1995      1994
- --------------------------------------------------------------------------------
Service cost-benefits earned during the period   $ 48,802      43,201    38,289
Interest cost on projected benefit obligation      41,757      34,046    27,576
Actuarial return on plan assets                   (54,552)    (67,827)  (10,100)
Net amortization and deferral                       1,294      29,759   (25,248)
- --------------------------------------------------------------------------------
Net periodic pension expense                     $ 37,301      39,179    30,517
================================================================================

     The rate of increase in future compensation levels used is determined by the age of the participants. The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.50% at July 31, 1996, 1995, and 1994. The expected long-term rate of return was 8.00% at July 31, 1996, 1995, and 1994.


                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================

     The Savings Bank also has a contributory profit-sharing plan covering substantially all full-time employees. The Savings Bank makes annual contributions to the plan equal to a percentage of each participant's compensation for the plan year. The contribution was 15% in 1996, 1995, and 1994. Profit-sharing expense was approximately $110,000, $114,000 and $124,000 for the years ended July 31, 1996, 1995, and 1994, respectively.

(10) Management Bonus Program

     The Board of Directors of the Savings Bank adopted an annual and a long-term management bonus program for Senior Management Officers (SMO) during 1995 on a retrospective basis. The individual amounts to be awarded under both the annual and long-term bonus programs were based on the Savings Bank's return on average assets for that year. The retrospective award of approximately $253,000 was accrued for at July 31, 1994 and was distributed during 1995. The accrual for the annual and long-term bonus as of July 31, 1995 was approximately $106,000. During 1996, the long-term SMO was terminated. No accrual was made for the annual bonus at July 31, 1996 as the minimum benchmarks established were not achieved.

(11) Regulatory Capital Compliance

     The Savings Bank is subject to regulatory capital requirements administered by Federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure adequacy require the Savings Bank to maintain minimum amounts and ratios as set forth below. Management believes, as of July 31, 1996, that the Savings Bank meets all capital adequacy requirements to which it is subject.

     As of July 31, 1996, the most recent notification from the Office of Thrift Supervision categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.


                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================

     The Savings Bank's actual capital amounts and ratios are as follows as of July 31, 1996:

================================================================================
                                      Actual             For Capital Adequacy
                                ------------------       --------------------
                                Amount       Ratio        Amount        Ratio
- --------------------------------------------------------------------------------
Tangible capital             $ 14,386,000     7.35%    $ 2,936,000      1.50%
Core capital                   14,386,000     7.35       5,872,000      3.00
Risk-based capital             14,686,000    21.59       5,441,000      8.00
================================================================================

(12) Credit Concentration and Financial Instruments with Off-Balance Sheet Risk

     The Savings Bank is a party to financial instruments with off-balance sheet risk in the normal course of its business. These instruments are commitments to originate loans and involve credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

     The majority of the Savings Bank's loans are secured by residential real estate in the Chicago metropolitan area. Management believes the Savings Bank has a diversified loan portfolio and the concentration of lending activities in these local communities does not result in an acute dependency upon economic conditions of the lending region.

     Commitments to originate mortgage loans of approximately $851,000 at July 31, 1996 represent amounts which the Savings Bank plans to fund within the normal commitment period. Commitments to fund available home equity lines of credit of approximately $614,000 at July 31, 1996 represent amounts which the Savings Bank has committed to fund if requested by the borrower within the normal commitment period. Because the creditworthiness of each customer is reviewed prior to extension of credit, the Savings Bank adequately controls its credit risk on these commitments as it does for loans recorded on the statements of financial condition.

(13) Commitments and Contingencies

     The Savings Bank is involved in various legal proceedings incidental to the normal course of business. Although the outcome of such litigation cannot be predicted with any certainty, management is of the opinion, based on the advice of legal counsel, that final disposition of any litigation should not have a material effect on the financial statements of the Savings Bank.

     In connection with the development of the Trails of Olympia Fields (a planned unit development of homesites and commercial land developed by Fairfield and its subsidiary in prior years), the Bank initiated action against a municipality and certain parties involved in the development and for the years ended July 31, 1996 and 1995, the Bank settled two of these claims and received $184,415 and $51,671, respectively.


                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================

(14) Fair Values of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (Statement 107), requires the disclosure of estimated fair values of all asset, liability, and off-balance sheet financial instruments. Statement 107 defines fair value as the amount at which the instrument could be exchanged in a current transaction between willing parties. Fair value estimates, methods, and assumptions are set forth below for the Savings Bank's financial instruments at July 31.

==========================================================================================
                                              1996                         1995
                                    -----------------------      -----------------------
                                    Carrying      Estimated      Carrying      Estimated
                                     amount      fair value       amount      fair value
- ------------------------------------------------------------------------------------------
Financial assets:
   Cash and due from banks       $  2,568,612      2,568,612      2,088,202      2,088,202
   Interest-earning deposits        2,040,308      2,040,308      6,956,242      6,956,242
   Mortgage-backed securities     102,410,965    100,432,583    111,872,599    109,706,762
   Loans receivable, net           79,143,572     78,182,029     70,984,459     71,499,742
   Accrued interest receivable        963,823        963,823        943,126        943,126
   Federal Home Loan Bank
     of Chicago stock               2,045,000      2,045,000      2,264,300      2,264,300
- ------------------------------------------------------------------------------------------
Total financial assets           $189,172,280    186,232,355    195,450,540    193,458,374
==========================================================================================

                                              1996                         1995
                                    -----------------------      -----------------------
                                    Carrying      Estimated      Carrying      Estimated
                                     amount      fair value       amount      fair value
- ------------------------------------------------------------------------------------------
Financial liabilities:
   Nonmaturing savings deposits  $ 65,834,222     65,834,222     70,051,982     70,051,982
   Savings deposits with
     stated maturities             71,342,548     71,306,373     78,297,996     78,409,575
   Borrowed money                  39,900,000     40,065,320     32,300,000     32,300,000
   Accrued interest payable           351,693        351,693        193,161        193,161

- ------------------------------------------------------------------------------------------
Total financial liabilities      $177,428,463    177,557,608    180,843,139    180,954,718
==========================================================================================

          Cash and Due from Banks and Interest-Earning Deposits

     The carrying value of cash and due from banks and interest-earning deposits approximates fair value due to the short period of time between origination of the instruments and their expected realization.

          Mortgage-Backed Securities

     The fair value of mortgage-backed securities is estimated based on quoted market prices.


                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================

          Loans Receivable

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type and then further segmented into fixed and variable rate interest terms and by performing and nonperforming categories. The fair value of performing fixed rate loans is calculated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on new loan rates adjusted to reflect differences in servicing and credit costs. For variable rate loans, fair value is estimated to be book value as these loans reprice frequently or have a relatively short term to maturity and there has been little or no change in credit quality since origination. Fair value for nonperforming loans is calculated by discounting estimated future cash flows using a C-rated bond yield with principal and interest assumed paid in 18 months.

          Accrued Interest Receivable

     The carrying amount of accrued interest receivable approximates its fair value due to the relatively short period of time between accrual and expected realization.

          Federal Home Loan Bank of Chicago Stock

     The fair value of this stock is based on its redemption value.

          Savings Deposits

     Under Statement 107, the fair value of savings deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW accounts, money market accounts, and passbook accounts, is equal to the amount payable on demand as of July 31, 1996 and 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

          Borrowed Money

     The fair value of advances from the Federal Home Loan Bank of Chicago is equal to the amount payable on demand as of July 31, 1996 and 1995, due to the variable interest rate on the debt.

          Accrued Interest Payable

     The carrying amount of accrued interest payable approximates its fair value due to the relatively short period of time between accrual and expected realization.

          Limitations

     The fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Savings Bank's financial instruments, fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================

     In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the mortgage origination operation, deferred taxes, and property, plant, and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

(15) Conversion to Stock Form of Ownership

     On May 21, 1996, the Board of Directors adopted a Plan of Conversion (Plan) whereby the Savings Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Plan is subject to approval of regulatory authorities and members at a special meeting. The stock of the Savings Bank will be issued to a holding company formed in connection with the conversion. Pursuant to the Plan, shares of capital stock of the holding company are expected to be offered initially for subscription by eligible members of the Savings Bank and certain other persons as of specified dates subject to various subscription priorities as provided in the Plan. The capital stock will be offered at a price to be determined by the Board of Directors based upon an appraisal to be made by an independent appraisal firm. The exact number of shares to be offered will be determined by the Board of Directors in conjunction with the determination of the price at which the shares will be sold. At least the minimum number of shares offered in the conversion must be sold. Any stock not purchased in the subscription offering will be sold in a community offering.

     The Plan provides that when the conversion is completed, a "Liquidation Account" will be established in an amount equal to the retained earnings of the Savings Bank as of the date of the most recent financial statements contained in the final conversion prospectus. The Liquidation Account is established to provide a limited priority claim on the assets of the Savings Bank to qualifying depositors (Eligible Account Holders) who continue to maintain deposits in the Savings Bank after conversion. In the unlikely event of a complete liquidation of the Savings Bank, and only in such an event, each Eligible Account Holder would receive from the Liquidation Account a liquidation distribution based on his proportionate share of the then total remaining qualifying deposits.

     Current regulations allow the Savings Bank to pay dividends on its stock after the conversion if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned Liquidation Account. Also, capital distribution regulations limit the Savings Bank's ability to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account based on their capital level and supervisory condition. Federal regulations also preclude any repurchase of the stock of the Savings Bank or its holding company for three years after conversion except for repurchases of qualifying shares of a director and repurchases pursuant to an offer made on a pro rata basis to all stockholders and with prior approval of the Office of


                                                                     (Continued)

FAIRFIELD SAVINGS BANK, F.S.B.

Notes to Financial Statements

================================================================================

     Thrift Supervision; or pursuant to an open-market stock repurchase program that complies with certain regulatory criteria. The Savings Bank has retained the services of both an underwriting firm and legal counsel for the specific purpose of implementing the Savings Bank's plan of conversion. At July 31, 1996, the Savings Bank had incurred approximately $113,000 in costs relating to these services. These costs have been deferred and, upon conversion, such costs and any additional costs will be charged against the proceeds from the sale of stock. If the conversion is not completed, these deferred costs will be charged to operations.

================================================================================

No dealer, salesperson or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by Big Foot Financial Corp., Fairfield Savings Bank, F.S.B. or Hovde Securities, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Big Foot Financial Corp. or Fairfield Savings Bank, F.S.B. since any of the dates as of which information is furnished herein or since the date hereof.

                                   ----------

                                TABLE OF CONTENTS

                                   ----------
                                                                    Page
                                                                    ----
Summary ......................................................        5
Selected Financial and Other Data of the Bank ................       15
Risk Factors .................................................       17
Big Foot Financial Corp. .....................................       25
Fairfield Savings Bank, F.S.B ................................       25
Use of Proceeds ..............................................       27
Dividend Policy ..............................................       29
Market for the Common Stock ..................................       30
Regulatory Capital Compliance ................................       31
Capitalization ...............................................       32
Pro Forma Data ...............................................       33
Fairfield Savings Bank, F.S.B. Statements of Earnings ........       37
Management's Discussion and Analysis
  of Financial Condition and Results of Operations ...........       38
Business of the Company ......................................       53
Business of the Bank .........................................       54
Federal and State Taxation ...................................       72
Regulation ...................................................       74
Management of the Company ....................................       85
Management of the Bank .......................................       86
The Conversion ...............................................       98
Restrictions on Acquisition of the Company
  and the Bank ...............................................      118
Description of Capital Stock of the Company ..................      124
Description of Capital Stock of the Bank .....................      125
Transfer Agent and Registrar .................................      126
Experts ......................................................      126
Legal and Tax Opinions .......................................      127
Additional Information .......................................      127
Index to Financial Statements ................................      F-1

Until the later of ____________, 1996, or 25 days after the commencement of the Community Offering, if any, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================

                                2,012,500 Shares

                                     [LOGO]
                            Big Foot Financial Corp.

                          (Proposed Holding Company for
                         Fairfield Savings Bank, F.S.B.)

                                  Common Stock

                                   ----------
                                   PROSPECTUS

                                   ----------

                             Hovde Securities, Inc.

                              ____________, 1996.

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

OTS application fee.......................................    $   8,400
SEC registration fee(1)...................................        7,981
NASD filing fee(1)........................................        2,814
Nasdaq National Market Listing Fee(1).....................       16,572
Printing, postage and mailing.............................      200,000
Legal fees and expenses...................................      165,000
Financial advisor management fee and expenses.............       82,500
Accounting fees and expenses..............................      105,000
Appraiser's fees and expenses (including business plan)...       37,500
Transfer agent and registrar fees and expenses............        7,500
Conversion agent fees and expenses........................       12,500
Certificate printing......................................        7,500
Telephone, temporary help and other equipment.............       25,000
Blue Sky fees and expenses (including fees of counsel)....       15,000
Miscellaneous.............................................       56,733
                                                              ---------
TOTAL.....................................................    $ 750,000
                                                              =========

- ----------
(1) Actual expenses based upon the registration of 2,314,375 shares at $10.00 per share. All other expenses are estimated.

Item 14. Indemnification of Directors and Officers.

     Section 8.75(a) of the Illinois Business Corporation Act ("IBCA") empowers an Illinois corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or is serving at the request of the corporation as a director, officer, employee or agent of another partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Similar indemnity is authorized under Section 8.75(b) of the IBCA for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation.

     Whether or not the proceeding is by or in the right of the corporation, to the extent that a director, officer, employee or agent of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Any indemnification described above (unless ordered by a court) may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 8.75(g) of the IBCA authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her, and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 8.75.

     The IBCA also provides that expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of the proceeding if the director, officer, employee or agent provides the corporation with an undertaking to repay the advance if it is ultimately determined that he or she is not entitled to indemnification. Additionally, the indemnification statute provides that advances of expenses and indemnification under Section 8.75 are not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

     Article IX of the Articles of Incorporation of Big Foot Financial Corp. (the "Company") provides that a director shall not be personally liable to the Company or its stockholders for damages for breach of his or her fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the IBCA. The affirmative vote of the holders of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of capital stock are required to amend, alter, rescind or repeal any provision of Article IX.

     Article X of the Company's Articles of Incorporation requires the Company, among other things, to indemnify to the fullest extent permitted by the IBCA, any person who is or was or has agreed to become a director or officer of the Company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of the Company, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Company. The Articles of Incorporation apply the same standards of good faith and reasonableness to persons seeking indemnification as IBCA Section 8.75. With respect to suits brought by or in the right of the Company, the Articles of Incorporation apply the same rule as IBCA
Section 8.75 that the party seeking indemnification not have been adjudged to be liable to the Company. Additionally, under the Articles of Incorporation, the Company is not obligated to indemnify any director or officer in connection with an action, suit or proceeding initiated by such person against the Company unless such suit or proceeding was authorized or consented to by the Board of Directors.

     Article X empowers the Company to purchase and maintain insurance to protect itself and its directors and officers, and those who were or have agreed to become directors or officers, against any liability, regardless of whether or not the Company would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Articles of Incorporation. The Company is also authorized by its Articles of Incorporation to enter into individual indemnification contracts with directors and officers.

     Like IBCA Section 8.75, Article X of the Articles of Incorporation requires that any indemnification (unless ordered by a court) be approved by stockholders, disinterested directors or independent legal counsel in a written opinion. Also, the Articles of Incorporation grant persons seeking indemnity from the Company a right, as in IBCA ss. 8.75, to receive advance payments for their expenses in exchange for a repayment undertaking.

     Article X sets forth a procedure for persons seeking indemnification whereby the director, officer, employee or agent makes a written request for indemnification, and a determination is made within sixty (60) days (except determination by shareholders, in which case the determination is made at the next annual meeting of shareholders). If no disposition is reached within the allotted time period, the person seeking indemnification can pursue his or her rights in a court of competent jurisdiction in the State of Illinois. To the extent that such person is successful in establishing his or her right to indemnification, the costs incurred in establishing those rights are also indemnified by the Company.

     With regard to settlement offers, Article X provides that the Company shall not be obligated to reimburse any costs, charges or expenses of any settlement to which it has not agreed. Also, where the person to be indemnified unreasonably fails to enter into a settlement offer, the indemnification obligation of the Company is limited by the total amount of the settlement offer and the expenses incurred by the indemnitee prior to the time such settlement could reasonably have been effected.

     Article X also provides that if the IBCA is amended to expand further the indemnification permitted to directors and officers of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the IBCA.

     Fairfield Savings Bank, F.S.B. currently maintains, and the Company expects to purchase, directors' and officers' liability insurance consistent with the provisions of the Articles of Incorporation as soon as practicable.

     The Company expects to enter into employment agreements with certain executive officers, which agreements are expected to require that the Company will obtain a directors' and officers' liability policy for the benefits of such officers or that the Company will indemnify such officers to the fullest extent provided by law.

     The Articles of Incorporation of the Company are filed as Exhibit 3.1.

Item 15. Recent Sales of Unregistered Securities.

         Not Applicable.

Item 16. Exhibits and Financial Statement Schedules.

     The exhibits filed as a part of this Registration Statement are as follows:

     (a). List of Exhibits. (Filed herewith unless otherwise noted.)

Exhibit No.                       Description
- -----------                       -----------
   1.1 Engagement Letter, dated February 15, 1996, between Fairfield Savings Bank, F.S.B and Hovde Securities, Inc.

   1.2 Form of Agency Agreement between Fairfield Savings Bank, F.S.B., Big Foot Financial Corp. and Hovde Securities, Inc.

   2.1       Amended and Restated Plan of Conversion of Fairfield Savings Bank,
             F.S.B.

   3.1       Articles of Incorporation of Big Foot Financial Corp.

   3.2       Bylaws of Big Foot Financial Corp.

   3.3 Federal Stock Charter and Bylaws of Fairfield Savings Bank, F.S.B. (See Exhibits I and II to Exhibit 2.1)

   4.1       Articles of Incorporation of Big Foot Financial Corp. (See Exhibit
             3.1)

   4.2       Bylaws of Big Foot Financial Corp. (See Exhibit 3.2)

   4.3       Form of Stock Certificate of Big Foot Financial Corp.

   5.1       Form of Opinion of Thacher Proffitt & Wood regarding legality

   5.2 Opinion of Gomberg, Sharfman, Gold & Ostler, P.C. regarding Illinois law (see attachment to Exhibit 5.1)*

   8.1 Form of Opinion of Thacher Proffitt & Wood regarding federal taxation

   8.2 Form of Opinion of KPMG Peat Marwick LLP regarding State of Illinois taxation

   8.3       Opinion of Capital Resources Group, Inc. regarding Subscription
             Rights

  10.1 Big Foot Financial Corp. Employee Stock Ownership Plan and ESOP Trust Agreement

  10.2       Form of ESOP Loan Documents

  10.3 Form of Executive Employment Agreement between Big Foot Financial Corp. and certain executive officers

  10.4 Form of Employment Agreement between Fairfield Savings Bank, F.S.B. and certain executive officers

Exhibit No.                       Description
- -----------                       -----------
  10.5 Form of Employee Retention Agreement between Big Foot Financial Corp., Fairfield Savings Bank, F.S.B. and certain officers

  10.6       Severance Pay Plan of Fairfield Savings Bank, F.S.B.

  10.7       Amended Fairfield Savings Bank, F.S.B. Profit Sharing and Savings
             Plan*

  10.8 Engagement Letter, dated March 27, 1996, between Fairfield Savings Bank, F.S.B. and Capital Resources Group, Inc. for conversion appraisal services and for services related to the preparation of the business plan

  10.9 Engagement Letter, dated June 17, 1996, between Fairfield Savings Bank, F.S.B. and Crowe Chizek and Company LLP for conversion agent services

  10.10 Lease Agreement between Fairfield Savings Bank, F.S.B. for Norridge branch office, dated April 29, 1976*

  21.1       Subsidiaries of the Registrant

  23.1       Consent of KPMG Peat Marwick LLP

  23.2       Consent of Thacher Proffitt & Wood

  23.3       Consent of Gomberg, Sharfman, Gold & Ostler, P.C.*

  23.4       Consent of Capital Resources Group, Inc.

  24.1 Powers of Attorney (Included in Signature Page of the Registration Statement)

  27.1 Financial Data Schedule (Submitted only with filing in electronic format)

  99.1       Appraisal Report of Capital Resources Group, Inc, dated September
             6, 1996*

  99.2 Form of Marketing Materials to be used in connection with the Offerings

- ----------
*    To be filed by amendment

     (b). Financial Statement Schedules.

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The undersigned Registrant hereby undertakes to provide to the agent at the closing specified in the Agency Agreement, certificates in such denominations and registered in such names as required by the agent to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Lake, State of Illinois on September 13, 1996.

                                       Big Foot Financial Corp.


                                       By: /s/ George M. Briody
                                           -----------------------------
                                           George M. Briody
                                           President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of George M. Briody and Timothy L. McCue as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-1 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Name                  Title                             Date
            ----                  -----                             ----


/s/ George M. Briody          Director and President          September 13, 1996
- ------------------------      (Principal executive officer)
George M. Briody

/s/ Timothy L. McCue          Vice President and Chief        September 13, 1996
- ------------------------      Financial Officer
Timothy L. McCue              (Principal financial officer)

/s/ F. Gregory Opelka         Director and Executive          September 13, 1996
- ------------------------      Vice President
F. Gregory Opelka

/s/ Maurice F. Leahy          Director                        September 13, 1996
- ------------------------
Maurice F. Leahy

/s/ Eugene W. Pilawski        Director                        September 13, 1996
- ------------------------
Eugene W. Pilawski

/s/ Joseph J. Nimrod          Director                        September 13, 1996
- ------------------------
Joseph J. Nimrod

/s/ Walter E. Powers          Director                        September 13, 1996
- ------------------------
Walter E. Powers, M.D.

/s/ William B. O'Connell      Director                        September 13, 1996
- ------------------------
William B. O'Connell

                               TABLE OF EXHIBITS

   1.1 Engagement Letter, dated February 15, 1996, between Fairfield Savings Bank, F.S.B and Hovde Securities, Inc.

   1.2 Form of Agency Agreement between Fairfield Savings Bank, F.S.B., Big Foot Financial Corp. and Hovde Securities, Inc.

   2.1       Amended and Restated Plan of Conversion of Fairfield Savings Bank,
             F.S.B.

   3.1       Articles of Incorporation of Big Foot Financial Corp.

   3.2       Bylaws of Big Foot Financial Corp.

   3.3 Federal Stock Charter and Bylaws of Fairfield Savings Bank, F.S.B. (See Exhibits I and II to Exhibit 2.1)

   4.1       Articles of Incorporation of Big Foot Financial Corp. (See Exhibit
             3.1)

   4.2       Bylaws of Big Foot Financial Corp. (See Exhibit 3.2)

   4.3       Form of Stock Certificate of Big Foot Financial Corp.

   5.1       Form of Opinion of Thacher Proffitt & Wood regarding legality

   5.2 Opinion of Gomberg, Sharfman, Gold & Ostler, P.C. regarding Illinois law (see attachment to Exhibit 5.1)*

   8.1 Form of Opinion of Thacher Proffitt & Wood regarding federal taxation

   8.2 Form of Opinion of KPMG Peat Marwick LLP regarding State of Illinois taxation

   8.3       Opinion of Capital Resources Group, Inc. regarding Subscription
             Rights

  10.1 Big Foot Financial Corp. Employee Stock Ownership Plan and ESOP Trust Agreement

  10.2       Form of ESOP Loan Documents

  10.3 Form of Executive Employment Agreement between Big Foot Financial Corp. and certain executive officers

  10.4 Form of Employment Agreement between Fairfield Savings Bank, F.S.B. and certain executive officers

  10.5 Form of Employee Retention Agreement between Big Foot Financial Corp., Fairfield Savings Bank, F.S.B. and certain officers

  10.6       Severance Pay Plan of Fairfield Savings Bank, F.S.B.

  10.7       Amended Fairfield Savings Bank, F.S.B. Profit Sharing and Savings
             Plan*

  10.8 Engagement Letter, dated March 27, 1996, between Fairfield Savings Bank, F.S.B. and Capital Resources Group, Inc. for conversion appraisal services and for services related to the preparation of the business plan

  10.9 Engagement Letter, dated June 17, 1996, between Fairfield Savings Bank, F.S.B. and Crowe Chizek and Company LLP for conversion agent services

  10.10 Lease Agreement between Fairfield Savings Bank, F.S.B. for Norridge branch office, dated April 29, 1976*

  21.1       Subsidiaries of the Registrant

  23.1       Consent of KPMG Peat Marwick LLP

  23.2       Consent of Thacher Proffitt & Wood

  23.3       Consent of Gomberg, Sharfman, Gold & Ostler, P.C.*

  23.4       Consent of Capital Resources Group, Inc.

  24.1 Powers of Attorney (Included in Signature Page of the Registration Statement)

  27.1 Financial Data Schedule (Submitted only with filing in electronic format)

  99.1       Appraisal Report of Capital Resources Group, Inc, dated September
             6, 1996*

  99.2 Form of Marketing Materials to be used in connection with the Offerings

- ----------
*    To be filed by amendment